As filed with the Securities and Exchange Commission on October 23, 2006

Registration Statement No. 333-134555

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

AMENDMENT NO. 2 TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
_________________

iVoice, Inc.
(Exact name of registrant as specified in its charter)
New Jersey (State or Other Jurisdiction of Incorporation or Organization)	7373 (Primary Standard Industrial Classification Code Number)	51-0471976 (I.R.S. Employer Identification Number)

750 Highway 34
Matawan, NJ 07747
(732) 441-7700
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices and principal place of business)
_______________

Jerome R. Mahoney
Chief Executive Officer and President
750 Highway 34
Matawan, NJ 07747
(732) 441-7700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
_________________
Copies to:

Scott S. Rosenblum, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Telephone: (212) 715-9100 Telecopy: (212) 715-8000	Lawrence A. Muenz, Esq. Meritz & Muenz, LLP 2021 O Street, NW Washington, DC 20036 Telephone: (202) 728-2909 Telecopy: (202) 728-2910

Approximate date of commencement of proposed sale to public: At such time or times as may be determined by the selling stockholders after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ❒

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. ❒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Class A Common Stock, no par value per share	1,122,178,413 (1)	$.01	$10,129,606 (2)	$1,192.25 (3)

(1)
Includes 1,092,178,413 shares of our Class A Common Stock issuable upon conversion of convertible debentures held by Cornell Capital Partners, LP and 30,000,000 shares of our Class A Common Stock issuable upon exercise of certain outstanding warrants held by Cornell.

(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, based on the respective discounts, if any, from the market value of our Class A Common Stock at which these future-priced securities will be convertible, and assuming the conversion of interest that may accrue on such securities through May 11, 2008.

(3)	Previously paid.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY IVOICE, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2006

PRELIMINARY PROSPECTUS

iVoice, Inc.

1,122,178,413 SHARES

of

CLASS A COMMON STOCK

This prospectus relates to the resale by a selling shareholder of iVoice, Inc. identified in this prospectus of shares of our Class A Common Stock.

We are not selling any shares of our Class A Common Stock in this offering, and we will not receive any of the proceeds from the sale of these shares by the selling shareholders. All costs associated with this registration will be borne by us.

The selling shareholders identified in this prospectus, including Cornell Capital Partners, L.P., or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may sell some, all or none of the shares offered by this prospectus. Our Class A Common Stock is currently quoted on the OTC Bulletin Board, or OTCBB, under the symbol “IVOI.” The last reported sales price for our common stock on the OTCBB on October 19, 2006, was $0.062 per share.

Investing in our common stock involves substantial risks. You should carefully consider the risk factors beginning on page 5 of this prospectus before purchasing shares of our common stock.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling shareholders will be placed in escrow, trust or any similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2006.

TABLE OF CONTENTS
                                                                                                       Page

PROSPECTUS SUMMARY	1
SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION	5
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	12
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	13
DILUTION	13
CORNELL CONVERTIBLE DEBENTURES	14
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	17
LEGAL PROCEEDINGS	18
DESCRIPTION OF SECURITIES	20
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	24
ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION	24
EXPERTS	24
DESCRIPTION OF BUSINESS	24
WHERE YOU CAN FIND MORE INFORMATION	33
MANAGEMENT’S DISCUSSION AND ANALYSIS	34
DESCRIPTION OF PROPERTY	44
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	45
EXECUTIVE COMPENSATION	46
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors,” and our Consolidated Financial Statements and the related Notes to those statements included in this prospectus. This prospectus contains certain forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

Our Business

We have determined that the best way to create shareholder value, separate and apart from our operating performance, is by spinning off and distributing shares of our wholly owned subsidiaries in the form of a special dividend to our shareholders. The only two industries in which we currently have operations are patent licensing and non-prescription healthcare products (through the operation of our subsidiary, Thomas Pharmaceuticals, Inc.).

The common stock distributions are part of a broader strategy relating to our transition into a company focused on the development and licensing of proprietary technologies. To date we have filed fifteen patent applications with the United States Patent and Trademark Office for speech enabled applications that we have developed internally. Of the patent applications we have filed, three (3) patents have been awarded. In March 2004 we announced that we had entered into a technology licensing agreement with GlynnTech Inc. to serve as our licensing agent for speaking product packaging technology. Following the formation of SpeechSwitch, Inc. in November 2004, we transferred our legal rights to four of the Speech-Enabled Automatic Telephone Dialer patents to SpeechSwitch, Inc. On July 28, 2006, we concluded the sale of four patents to Lamson Holdings LLC for net proceeds of $136,000.

We will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value. As an example, in January 2006, we acquired the New York City based Thomas Pharmaceuticals Ltd. (“Thomas”), which develops and markets over-the-counter non-prescription healthcare products. Thomas’ first product focuses on the high-end, branded consumables market, with a calcium-enriched, sugar free, anti-gas antacid tablet.

In June 2006, we announced additional plans to enter the alternative energy sector. We are currently in negotiations to acquire the rights to build and operate biodiesel production facilities in Richmond, Virginia and in central Long Island, New York. We have issued non-binding letters of intent and we have commenced studies to determine the scope and feasibility of both projects. Upon completion of the studies, engineering, design and permit issues will be assessed in order to facilitate completion. We are also evaluating different production techniques that use soybean oils, vegetable oils, animal fats and yellow grease. Biodiesel is the fastest growing alternative fuel in America. We will hold a majority interest in the new ventures permitting us to consolidate the performance of these operations for financial reporting purposes. In July 2006, we also announced that we had entered into an Option Agreement to acquire four acres of land in Hanover County, Virginia, located approximately 20 miles from Richmond, Virginia, together with all improvements, easements, water rights, mineral rights and other structures, for a total cost of $800,000. The Option Agreement expired on October 17, 2006, but negotiations between the parties are ongoing. We plan to use the location as the site of a proposed new biodiesel facility.

Going Concern

We have received a going concern opinion from our independent registered public accounting firm for the years ended December 31, 2005 and 2004. We have incurred substantial accumulated deficits and have completed the process of spinning out three of our operating subsidiaries. These issues raise substantial doubt about our ability to continue as a going concern. During the year ended December 31, 2005, we had been able to raise sufficient working capital through our equity line of credit financing agreement with Cornell Capital Partners, L.P.

The Offering and Cornell Financing Agreements

This offering relates to the resale of our Class A Common Stock by Cornell Capital Partners, L.P., who intends to sell up to 1,092,178,413 shares of Class A Common Stock upon conversion of certain debentures and up to 30,000,000 shares of Class A Common Stock to be issued upon exercise of warrants.

On May 25, 2006, we entered into a Securities Purchase Agreement with Cornell whereby we issued to Cornell an aggregate $8,547,886 of secured convertible debentures (the “Cornell Debentures”) convertible into shares of our Class A Common Stock. Pursuant to the Securities Purchase Agreement, we entered into an Amended and Restated Security Agreement whereby we pledged substantially all of our assets to secure the obligations under the Cornell Debentures. We also entered into an Investors Registration Rights Agreement whereby we agreed to file a registration statement to register up to 1,092,178,413 shares of our Class A Common Stock that may be issued upon the conversion of the Cornell Debentures and 30,000,000 shares of our Class A Common Stock that may be issued upon the exercise of warrants issued to Cornell on May 25, 2006. The 1,092,178,413 shares being registered represent the maximum number of shares that would be issuable upon conversion of the Cornell Debentures including accrued interest at the average share price of $.01 per share through the expiration date of the debentures. The costs associated with this registration statement will be borne by us. We issued to Cornell three separate warrants each to purchase 10,000,000 shares of our Class A Common Stock at exercise prices of $0.30, $0.40 and $0.50.

The aggregate principal amount of $8,547,886 of Cornell Debentures issued pursuant to the Securities Purchase Agreement consists of (1) a secured convertible debenture previously funded in the form of a promissory note in the principal amount of $2,650,000 issued to Cornell on May 25, 2004, of which $333,760 of principal and $170,016 of accrued and unpaid interest was outstanding as of May 11, 2006, (2) a secured convertible debenture previously funded in the form of a promissory note in the principal amount of $5,000,000 issued to Cornell on May 24, 2005, of which all of the principal plus $544,110 of accrued and unpaid interest was outstanding as of May 11, 2006, (3) a secured convertible debenture in the principal amount of $1,250,000 issued to Cornell on May 25, 2006 and (4) a secured convertible debenture in the principal amount of $1,250,000 issued to Cornell two (2) business days prior to the date the Registration Statement is declared effective by the Securities and Exchange Commission (the “SEC”).

The Cornell Debentures mature on May 11, 2008 and May 25, 2008 and bear interest at the rate of 7.5% per annum. Cornell may, at its discretion, convert at any time and from time to time after the issuance date of the Cornell Debentures, the outstanding principal and accrued interest, in whole or in part, into a number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the outstanding amount of the Cornell Debentures to be converted by (y) 90% of the lowest closing bid price of our shares of Class A Common Stock during the 30 trading days immediately preceding the conversion date. We can redeem a portion or all amounts outstanding under the Cornell Debentures at any time upon three business days advanced written notice. We shall pay 20% redemption premium on the principal amount being redeemed. Cornell also has a right of first refusal on any subsequent financings in which we issue our shares of our capital stock so long as the Cornell Debentures are outstanding. We paid to Yorkville Advisors, LLC, the general partner of Cornell, a fee equal to 7.5% of the aggregate purchase price under the Securities Purchase Agreement and also paid a one-time structuring fee of $15,000.

In determining that up to 1,092,178,413 shares of our Class A Common Stock are issuable upon conversion of the Cornell Debentures, we have also assumed that all of the interest that may accrue on the Cornell Debentures through May 11, 2008 accrues and is converted into shares of our Class A Common Stock. The basis for registering 1,092,178,413 shares of our Class A Common Stock was an agreement reached between us and Cornell in an arms’ length negotiation as to a reasonable number of shares to be registered that would take into account a significant decline in the market price of our Class A Common Stock. We agreed with Cornell to assume a conversion price of $.01 in determining that up to 1,092,178,413 shares of our Class A Common Stock should be registered for issuance upon conversion of the Cornell Debentures although the market price of our Class A Common Stock is currently greater. The Investor Registration Rights Agreement entered into between us and Cornell also contractually obligated us to register 1,092,178,413 shares of our Class A Common Stock. If, for example, the closing bid price at the relevant time of conversion is $0.07 per share, than no more than 150,113,101 shares of our Class A Common Stock will be issuable upon conversion of all of these debentures in the aggregate. Cornell intends to sell any shares issued to it upon conversion of the Cornell Debentures at the then prevailing market price.

Pursuant to the terms of the Convertible Debentures, we are obligated to issue shares of Class A Common Stock to Cornell upon conversion of the outstanding principal balance of the Cornell Debentures. Cornell may not beneficially own more than 4.9% of our outstanding Class A Common Stock at any time. Because Cornell can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell may receive upon conversion of the Cornell Debentures.

In addition, on any conversion date, Cornell may require us to make a cash payment in lieu of delivering shares of our Class A Common Stock if the conversion shares to be issued to Cornell, when aggregated with all other shares of our Class A Common Stock beneficially owned by Cornell at such time, would result in Cornell beneficially owning greater than 4.9% of our outstanding shares of Class A Common Stock. For example, assuming Cornell did not beneficially own any shares of our Class A Common Stock at the time of conversion, if Cornell were to request a conversion of $200,000 at a conversion price of $.07, then we would have to issue 3,174,603 shares ($200,000 / ($.07 multiplied by 90%) to Cornell. Since this number of shares exceeds 4.9% of our issued and outstanding shares of Class A Common Stock (2,828,489 shares), then Cornell could request that we make a cash payment of $24,228 (346,114 multiplied by $.07).

We cannot predict the actual number of shares of Class A Common Stock that will be issued pursuant to the Cornell Debentures, in part, because the conversion price of the Cornell Debentures will fluctuate based on prevailing market prices. Nonetheless, we can estimate the number of shares of our Class A Common Stock that will be issued using certain assumptions. For example, if we issued up to the maximum of 1,122,178,413 shares of Class A Common Stock to Cornell (i.e. the maximum number of shares being registered for conversion of the Cornell Debentures and Cornell warrants), these shares would represent greater than 95% of our outstanding Class A Common Stock upon issuance.

We are registering a total of 1,122,178,413 shares of Class A Common Stock for issuance upon conversion of the Cornell Debentures and exercise of the Cornell Warrants. The issuance of shares under the Cornell Debentures may result in a change of control as up to 1,092,178,413 shares of Class A Common Stock may be issued upon conversion of the Cornell Debentures. If all or a significant block of these shares are held by one or more shareholders acting together, then such shareholder or shareholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell sold the shares purchased under the Cornell Debentures to the same purchaser.

Pursuant to the terms of the Investor Registration Rights Agreement, we are to file a registration statement with the SEC within 5 days of the closing and to use our best efforts to have the registration statement declared effective by the SEC no later than 180 days after the initial registration statement is filed. In the event we do not comply with these time periods pursuant to the registration rights agreement, we will pay liquidated damages, either in cash or shares of our common stock, at 2% of the liquidated value of the Cornell Debentures outstanding for each thirty (30) day period after the filing deadline or the effective deadline as the case may be. Any liquidated damages payable hereunder shall not limit, prohibit or preclude the investor from seeking any other remedy available to it under contract, at law or in equity. As of the date of this filing, we have not incurred any liquidated damages and there is no maximum stipulated in the agreement.

Among other things, this prospectus relates to the shares of Class A Common Stock to be issued upon conversion of the Cornell Debentures.

Class A Common Stock Offered	1,122,178,413 shares by selling shareholders
Offering Price	Market price $0.062
Class A Common Stock Outstanding Before the Offering	57,724,264 shares of Class A Common Stock
Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock issuable upon conversion of the debentures, in each case, offered by the selling shareholders.
Risk Factors
The securities offered hereby involve a high degree of risk and immediate substantial dilution. You should read carefully the factors discussed under Risk Factors beginning on page 5 and the other information included in this prospectus before investing in our securities. Several of the most significant risk factors include:

•	Future sales by our shareholders may adversely affect our stock price and our ability to raise funds in new stock offerings;

•	Future sales by our shareholders may adversely affect our stock price and our ability to raise funds in new stock offerings;

•	Existing shareholders will experience significant dilution from the sale of shares issuable upon conversion of the Cornell Debentures;

•	Cornell will receive our shares of Class A Common Stock upon the conversion of the Cornell Debentures at a conversion price less than the then-prevailing market price for our Class A Common Stock;

•	Cornell intends to sell its shares of Class A Common Stock in the public market, which sales may cause our stock price to decline; and

•
The issuance of Shares of our Class A Common Stock upon conversion of the Cornell Debentures could encourage short sales by third parties, which could contribute to the further decline of our stock price.

SUMMARY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	For the years ended		For the six months ended
	December 31, 2005	December 31, 2004	June 30, 2006	June 30, 2005
		(Reclassified)		(Reclassified)

Statement of Operations Data:
Sales	$9,102	$3,695	$51,917	$8,749
Cost of sales	627	--	27,331	627
Gross profit	8,475	3,695	24,586	8,122
Selling, general and administration Expenses	640,259	458,632	1,311,523	146,658
Loss from continuing operations	(503,130)	(393,706)	(3,033,956)	(98,310)
Loss from discontinued operations	(762,770)	(2,566,182)	--	(610,135)
Net loss	$(1,265,900)	$(2,959,888)	$(3,033,956)	$(708,445)

	December 31, 2005	December 31, 2004	June 30, 2006
		(Reclassified)
Balance Sheet Data:
Current assets	$11,931,100	$8,809,508	$12,086,008
Intangible assets, net	222,460	202,105	323,084
Liabilities	6,189,804	3,691,859	9,632,545
Total Stockholders’ equity	$6,103,764	$5,380,169	$3,079,484

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information in this prospectus. The following risks relate principally to our business and the offering described in the prospectus. If any of the following risks and uncertainties develop into actual events, the business, financial condition or results of our operations could be materially adversely affected. If that happens, the trading price of our shares of Class A Common Stock could decline significantly. The risk factors below contain forward-looking statements regarding the offering and our business. Actual results could differ materially from those set forth in the forward-looking statements. See Cautionary Statement Regarding Forward-Looking Statements below.

Risks Related to Our Operations

We will face many of the difficulties that companies in the early stage may face.

Since the spin-off of our operating subsidiaries in 2004 and 2005, we have a limited operating history. As such, it may be difficult for you to assess our ability to identify merger or acquisition candidates and our growth and earnings potential. Therefore, we may face many of the difficulties that companies in the early stages of their development in new and evolving markets often face as they are described below. We may continue to face these difficulties in the future, some of which may be beyond our control. If we are unable to successfully address these problems, our future growth and earnings will be negatively affected.

Our historical information has limited relevance to our future results of operations.

The historical financial information we have included in this report does not reflect what our results of operations, financial position and cash flows will be in the future. This is because we operated in the past with different goals and objectives from our new objectives.

We cannot accurately forecast our future revenues and operating results, which may fluctuate.

Our short operating history and the rapidly changing nature of the markets in which we compete make it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the success of identifying and completing mergers and acquisitions, particularly in light of our limited history;

•	the introduction of competitive products by different or new competitors;

•	reduced demand for any given product;

•	difficulty in keeping current with changing technologies;

•	unexpected delays in introducing new products, new product features and services;

•	increased or uneven expenses, whether related to sales and marketing, product development or administration;

•	deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects;

•	seasonality in the end-of-period buying patterns of foreign and domestic software markets;

•	the market's transition between operating systems; and

•	costs related to possible acquisitions of technology or businesses.

Due to these factors, forecasts may not be achieved, either because expected revenues do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would likely decline.

We may fail to develop new products, or may incur unexpected expenses or delays.
Due to the risks inherent in developing new products and technologies—limited financing, competition, obsolescence, loss of key personnel, and other factors—we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

If we cannot raise additional capital to finance future operations, we may need to curtail our operations in the future.

We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sales of securities from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. While we have recently raised sufficient working capital to fund our operations for at least the next 24 months, we will need to raise additional capital to fund our future operations.

We may in the future sell additional unregistered convertible securities, possibly without limitations on the number of shares of common stock the securities are convertible into, which could dilute the value of the holdings of current shareholders and have other detrimental effects on your holdings.

We have relied on the private placement of secured promissory notes to obtain working capital and may continue to do so in the future. As of this date, however, we have outstanding convertible obligations. In order to obtain working capital in the future, we intend to issue additional equity securities and convertible obligations.

In the event that the price of our Class A Common Stock decreases, and our convertible obligations (or any other convertible obligations we may issue) are converted into shares of our Class A Common Stock,

•	the percentage of shares outstanding that will be held by these holders upon conversion will increase accordingly,

•	such increased share issuance, in addition to a stock overhang of an indeterminable amount, may depress the price of our Class A Common Stock, and

•	the sale of a substantial amount of convertible debentures to relatively few holders could effectuate a possible change in control of our company.

Our existing convertible obligations are convertible based upon a formula that varies with the market price of our common stock. As a result, if the market price of our Class A Common Stock increases after the issuance of our convertible obligations, it is possible, that, upon conversion of our convertible obligations, we will issue shares of Class A Common Stock at a price that is far less than the then-current market price of our Class A Common Stock.

Protecting our intellectual property in our technology through patents may be costly and ineffective and if we are not able to protect our intellectual property, we may not be able to compete effectively and we may not be profitable.

Our future success depends in part on our ability to protect the intellectual property for our technology by obtaining patents. We will only be able to protect our products and methods from unauthorized use by third parties to the extent that our products and methods are covered by valid and enforceable patents or are effectively maintained as trade secrets. To date, we have filed fifteen patent applications for internally developed applications with the U.S Patent and Trademark Office. Of the patent applications we have filed, we have been awarded three patents. In August 2005, we transferred four of our Speech-Enabled Automatic Telephone Dialer patents to SpeechSwitch, Inc. and in March 2006 we sold four of our voice activated product and item locator patents to Lamson Holdings LLC. We have seven remaining patent applications related to wirelessly loaded speaking medicine containers and consumer products, voice activated copiers and universal remote controls, pedestrian airbag, product identifier receiving wireless directions and our “Traffic Signal System with Countdown Signaling with Advertising and/or News Message”.  No assurances can be given that these remaining patent applications will be approved.

The protection provided by our patent applications if issued, may not be broad enough to prevent competitors from introducing similar products into the market. Our patent applications, if challenged or if we attempt to enforce them, may not be upheld by the courts of any jurisdiction. Numerous publications may have been disclosed by, and numerous patents may have been issued to, our competitors and others relating to methods of dialysis of which we are not aware and additional patents relating to methods of dialysis may be issued to our competitors and others in the future. If any of those publications or patents conflict with our patent rights, or cover our products, then any or all of our patent applications could be rejected and any or all of our granted patents could be invalidated, either of which could materially adversely affect our competitive position.

Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and may require the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development product sales or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and the claims of these patents are ultimately determined to be valid, we may be required to obtain licenses under patents of others in order to develop, manufacture use, import and/or sell our products. We may not be able to obtain licenses under any of these patents on terms acceptable to us, if at all. If we do not obtain these licenses, we could encounter delays in, or be prevented entirely from using, importing, developing, manufacturing, offering or selling any products or practicing any methods, or delivering any services requiring such licenses.

If we are not able to protect our trade secrets through enforcement of our confidentiality and non-competition agreements, then we may not be able to compete effectively and we may not be profitable.

We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If the employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

We may unintentionally infringe on the proprietary rights of others.

Many lawsuits currently are being brought in the software industry alleging violation of intellectual property rights. In addition, a large number of patents have been awarded in the voice-recognition and call processing area. Although we do not believe that we are infringing on any patent rights, patent holders may claim that we are doing so. Any such claim would likely be time-consuming and expensive to defend, particularly if we are unsuccessful, and could prevent us from selling our products or services. In addition, we may also be forced to enter into costly and burdensome royalty and licensing agreements.

Our future business acquisitions may be unpredictable and may cause our business to suffer.

We will seek to expand our operations through the acquisition of additional businesses. We may not be able to identify, successfully integrate or profitably manage any such businesses or operations. The proposed expansion may involve a number of special risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on the our condition and results of operations. In addition, if competition for acquisition candidates or assumed operations were to increase, the cost of acquiring businesses or assuming customers' operations could increase materially. Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects. Furthermore, through the acquisition of additional businesses, we may effect a business acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth. While we may, under certain circumstances, seek to effect business acquisitions with more than one target business, as a result of our limited resources, we, in all likelihood, will have the ability to effect only a single business acquisition at one time. Currently, we has no plans, proposals or arrangements, either orally or in writing, regarding any proposed acquisitions.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire businesses.

If working capital or future acquisitions are financed through the issuance of equity securities, our shareholders would experience significant dilution. In addition, the conversion of outstanding debt obligations into equity securities would have a dilutive effect on our shareholders. Further, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our Class A Common Stock.

We believe that our going-forward expenses over the next 12 months will be approximately $1,000,000. We have no current plan to hire additional employees, perform additional research and development or purchase additional equipment or services. We believe that the deficiency between our expenses and net revenues will be more than covered by the cash available. If there are additional deficiencies that are in excess of the proceeds of the Securities Purchase Agreement, management believes that we can limit our operations, defer payments to management and maintain our business at nominal levels until we can identify alternative sources of capital.

Our sole officer controls a significant percentage of our capital stock and has sufficient voting power to control the vote on substantially all corporate matters.

As of September 30, 2006, Jerome R. Mahoney, our president, chief executive officer, chief financial officer and director, beneficially owned approximately 72% of our outstanding shares of our Class A common stock (assuming the conversion of outstanding shares of Class B common stock and debt into shares of Class A common stock). Mr. Mahoney is able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Class A common stock. In addition, Mr. Mahoney is in a position to impede transactions that may be desirable for other shareholders. He could, for example, make it more difficult for anyone to take control of us.

Our industry is characterized by rapid technological change and failure to adapt our product development to these changes may cause our products to become obsolete.

We participate in a highly dynamic industry characterized by rapid change and uncertainty relating to new and emerging technologies and markets. Future technology or market changes may cause some of our products to become obsolete more quickly than expected.

If we lose the services of any of our key personnel, including our president and chief executive officer, our business may suffer.

We are dependent on our key officer, Jerome R. Mahoney, our president and chief executive officer. The loss of our key officer could materially harm our business because of the cost and time necessary to retain and train a replacement. Such a loss would also divert management attention away from operational issues. In an attempt to minimize the effects of such loss, we presently maintain a $5,000,000 key-man term life insurance policy on Mr. Mahoney.

We have made a distribution of shares of Class A Common Stock of Trey Resources, Inc. to our shareholders, which may result in our President, Chief Executive Officer and Director having conflicts of interest, and we do not have any formal procedure for resolving any such conflicts in the future.

Following the distribution to our shareholders of shares of Class A Common Stock of Trey Resources, our President, Chief Executive Officer and Director, Jerome R. Mahoney, is now serving as Chairman of the Board of Trey Resources and has the right to convert $250,000 of indebtedness into 250,000 shares of Class B common stock of Trey Resources, which are convertible into an indeterminable number of shares of Class A common stock of Trey Resources. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for Trey Resources. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between Trey Resources and us. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

We have made a distribution of shares of Class A Common Stock of iVoice Technology, Inc. to our shareholders, which may result in our President, Chief Executive Officer and Director having conflicts of interest, and we do not have any formal procedure for resolving any such conflicts in the future.

Following the distribution to our shareholders of shares of Class A common stock of iVoice Technology, our President, Chief Executive Officer and Director, Jerome R. Mahoney, is now serving as Non-executive Chairman of the Board of iVoice Technology and has the right to convert $190,000 of indebtedness into 190,000 shares of Class B common stock of iVoice Technology, which are convertible into an indeterminable number of shares of Class A common stock of iVoice Technology. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for iVoice Technology. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between iVoice Technology and us. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

We have made a distribution of shares of Class A Common Stock of Deep Field Technologies, Inc. to our shareholders, which may result in our President, Chief Executive Officer and Director having conflicts of interest, and we do not have any formal procedure for resolving any such conflicts in the future.

Following the distribution to our shareholders of shares of Class A common stock of Deep Field Technologies, our President, Chief Executive Officer and Director, Jerome R. Mahoney, is now serving as the Non-executive Chairman of the Board of Deep Field Technologies and has the right to convert $190,000 of indebtedness into 190,000 shares of Class B common stock of Deep Field Technologies, which are convertible into an indeterminable number of shares of Class A common stock of Deep Field Technologies. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for Deep Field Technologies. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between Deep Field Technologies and us. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

We have made a distribution of shares of Class A Common Stock of Speechswitch, Inc. to our shareholders, which may result in our President, Chief Executive Officer and Director having conflicts of interest, and we do not have any formal procedure for resolving any such conflicts in the future.

Following the distribution to our shareholders of shares of Class A common stock of SpeechSwitch, our President, Chief Executive Officer and Director, Jerome R. Mahoney, is now serving as the Non-executive Chairman of the Board of SpeechSwitch and will have the right to convert $190,000 of indebtedness into 190,000 shares of Class B common stock of SpeechSwitch, which are convertible into an indeterminable number of shares of Class A common stock of SpeechSwitch. This could create, or appear to create, potential conflicts of interest when our President, Chief Executive Officer and Director is faced with decisions that could have different implications for SpeechSwitch. Examples of these types of decisions might include any of the potential business acquisitions made by us or the resolution of disputes arising out of the agreements governing the relationship between SpeechSwitch and us. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us following the distribution. Furthermore, we do not have any formal procedure for resolving any such conflicts of interest if they do arise.

Risks Related to Our Securities

We may pay a one time cash dividend in the near future.

Our Board of Directors has determined that we have sufficient cash available to fund our activities for the foreseeable future and therefore has sufficient cash reserves to declare a dividend of up to $1.5 million payable to all holders of Class A Common Stock. Our Board of Directors determined that a cash dividend of $1.5 million would amount to a sum that would provide a measurable benefit to individual shareholders and at the same time would permit us to retain sufficient cash reserves to fund our future working capital needs. At the annual meeting on March 31, 2006, the Board of Directors received approval from the shareholders to grant discretionary authority for the Board of Directors to declare a cash dividend to Class A Common Stock shareholders of $1.5 million.

The price of our Class A common stock may be affected by a limited trading volume and may fluctuate significantly.

There has been a limited public market for our Class A common stock and there can be no assurance that an active trading market for our stock will continue. An absence of an active trading market could adversely affect our shareholders' ability to sell our Class A common stock in short time periods, or possibly at all. Our Class A common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Class A common stock to fluctuate substantially.

Our class A common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements

Our Class A common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our Class A common stock by reducing the number of potential investors. This may make it more difficult for investors in our Class A common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

• With a price of less than $5.00 per share;

• That are not traded on a "recognized" national exchange;

• Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

• In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

Future sales of our Class A common stock could cause our stock price to decline.

The sale of a large number of our shares, or the perception that such a sale may occur, could lower our stock price. Such sales could make it more difficult for us to sell equity securities in the future at a time and price that we consider appropriate.

Issuance of our reserved shares of Class A common stock may significantly dilute the equity interest of existing shareholders.

We have reserved for issuance, shares of our Class A common stock upon exercise or conversion of stock options, warrants, or other convertible securities that are presently outstanding. Issuance of these shares will have the effect of diluting the equity interest of our existing shareholders and could have an adverse effect on the market price for our Class A common stock. As of September 30, 2006, 1,122,178,413 shares have been reserved for issuance pursuant to the Investor Registration Rights Agreement entered into with Cornell. Otherwise, 8,820,097,323 shares of Class A common stock, reserved for possible future issuance.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts. For example, when we use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” or “may,” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this prospectus, could affect us in the future and could cause our results to differ materially from those expressed in our forward-looking statements. You should read these factors, including the information under “Risk Factors” beginning on page 5, and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. We do not undertake any obligation to update forward-looking statements made by us.

USE OF PROCEEDS

This prospectus relates to shares of our Class A Common Stock that may be offered and sold from time to time by certain selling shareholders. There will be no proceeds to us from the sale of shares of Class A Common Stock in this offering. Except for the Cornell Debentures and working capital from operations, we have no other significant sources of working capital or cash commitments. We cannot assure you that we will raise sufficient funds from these financing arrangements, or that we will produce sufficient revenues from product sales to sustain our operations or, that a market will develop for our Class A Common Stock upon which a significant amount of our financing is dependant. To date, we have incurred substantial losses, and may from time to time require financing for working capital to meet our operating needs and obligations. While we have recently raised sufficient working capital to fund our operations for what we believe should be sufficient for the next 24 months, we will subsequently need to raise additional capital to fund our future operations. We anticipate that we will require financing on an ongoing basis for the foreseeable future.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell shares in any manner at the current market price.

DILUTION

Our net tangible book value as of June 30, 2006 was $4,519,141 or $0.08421 per share of Class A Common Stock. Subsequent to June 30, 2006 we received additional funds on the Cornell Debentures and it is estimated that the net tangible book value will be $3,925,391 or $0.06800 per share of Class A Common Stock as of the date of this filing. Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our Class A Common Stock. Since this offering is being made solely by the selling shareholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the Class A Common Stock to be issued upon conversion of the Cornell Debentures. The amount of dilution will depend on the offering price and number of shares to be issued upon conversion of the Cornell Debentures. The following example shows the dilution to new investors at an offering price of $0.07 per share.

If we assume that we will issue a maximum of 1,122,178,413 shares of Class A Common Stock (issuance of up to 1,092,178,413 shares registered for conversion of the Cornell Debentures and issuance of 30,000,000 shares upon conversion of Cornell warrants) our net tangible book value as of date of this filing is estimated to be $3,925,391 or $0.00333 per share. Such an offering would represent an immediate dilution in net tangible book value to existing shareholders of $0.06467 per share and an immediate dilution to new shareholders of $0.06667 per share, or 95.2%. The following table illustrates the per share dilution:

Assumed public offering price per share		$0.07000
Net tangible book value before this offering	$0.06800
Dilution attributable to new investors	$0.06467
Net tangible book value per share after this offering		$0.00333
Dilution per share to new shareholders		$0.06667

The offering price of our Class A Common Stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

Assumed Offering Price	No. of Shares to be Issued (1)	Dilution Per Share to New Investors
$0.07	164,897,268	$0.05237
$0.05	218,856,175	$0.03581
$0.03	344,760,292	$0.02025
$0.01	974,280,876	$0.00620

(1) This represents the maximum number of shares of Class A Common Stock that will be required to be issued for conversion of the Cornell Debentures and for conversion of the Cornell warrants. As of October 31, 2006, we will have outstanding $8,498,528 of Cornell Debentures and 30,000,000 Cornell warrants. This table does not give effect to the conversion of $81,767 Class B equivalents due to Mr. Mahoney and the conversion of 1,623,347 shares of Class B common stock.

CORNELL CONVERTIBLE DEBENTURES

On May 25, 2006, we entered into a Securities Purchase Agreement with Cornell whereby we issued to Cornell an aggregate $8,547,886 of secured convertible debentures (the “Cornell Debentures”) convertible into shares of our Class A Common Stock. Pursuant to the Securities Purchase Agreement, we entered into an Amended and Restated Security Agreement whereby we pledged substantially all of our assets to secure the obligations under the Cornell Debentures. We also entered into an Investors Registration Rights Agreement whereby we agreed to file a registration statement to register up to 1,092,178,413 shares of our Class A Common Stock that may be issued upon the conversion of the Cornell Debentures and 30,000,000 shares of our Class A Common Stock that may be issued upon the exercise of warrants previously issued to Cornell on May 25, 2006. The 1,092,178,413 shares being registered represent the maximum number of shares that would be issuable upon conversion of the Cornell Debentures including accrued interest at the average share price of $.01 per share through the expiration date of the debentures. The costs associated with this registration statement will be borne by us. We issued to Cornell three separate warrants each to purchase 10,000,000 shares of our Class A Common Stock at exercise prices of $0.30, $0.40 and $0.50.

The aggregate principal amount of $8,547,886 of Cornell Debentures issued pursuant to the Securities Purchase Agreement consists of (1) a secured convertible debenture previously funded in the form of a promissory note in the principal amount of $2,650,000 issued to Cornell on May 25, 2004, of which $333,760 of principal and $170,016 of accrued and unpaid interest was outstanding as of May 11, 2006, (2) a secured convertible debenture previously funded in the form of a promissory note in the principal amount of $5,000,000 issued to Cornell on May 24, 2005, of which all of the principal plus $544,110 of accrued and unpaid interest was outstanding as of May 11, 2006, (3) a secured convertible debenture in the principal amount of $1,250,000 issued to Cornell on May 25, 2006 and (4) a secured convertible debenture in the principal amount of $1,250,000 issued to Cornell two (2) business days prior to the date the Registration Statement is declared effective by the SEC.

The Cornell Debentures mature on May 11, 2008 and May 25, 2008 and bear interest at the rate of 7.5% per annum. Cornell may, at its discretion, convert at any time and from time to time after the issuance date of the Cornell Debentures, the outstanding principal and accrued interest, in whole or in part, into a number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the outstanding amount of the Cornell Debentures to be converted by (y) 90% of the lowest closing bid price of our shares of Class A Common Stock during the 30 trading days immediately preceding the conversion date. We can redeem a portion or all amounts outstanding under the Cornell Debentures at any time upon three business days advanced written notice. We shall pay 20% redemption premium on the principal amount being redeemed. Cornell also has a right of first refusal on any subsequent financings in which we issue our shares of our capital stock so long as the Cornell Debentures are outstanding. We paid to Yorkville Advisors, LLC, the general partner of Cornell, a fee equal to 7.5% of the aggregate purchase price under the Securities Purchase Agreement and also paid a one-time structuring fee of $15,000 to Yorkville Advisors pursuant to the Securities Purchase Agreement.

In determining that up to 1,092,178,413 shares of our Class A Common Stock are issuable upon conversion of the Cornell Debentures, we have also assumed that all of the interest that may accrue on the Cornell Debentures through May 11, 2008 accrues and is converted into shares of our Class A Common Stock. The basis for registering 1,092,178,413 shares of our Class A Common Stock was an agreement reached between us and Cornell in an arms’ length negotiation as to a reasonable number of shares to be registered that would take into account a significant decline in the market price of our Class A Common Stock. We agreed with Cornell to assume a conversion price of $.01 in determining that up to 1,092,178,413 shares of our Class A Common Stock should be registered for issuance upon conversion of the Cornell Debentures although the market price of our Class A Common Stock is currently greater. The Investor Registration Rights Agreement entered into between us and Cornell also contractually obligated us to register 1,092,178,413 shares of our Class A Common Stock. If, for example, the closing bid price at the relevant time of conversion is $0.07 per share, than no more than 150,113,101 shares of our Class A Common Stock will be issuable upon conversion of all of these debentures in the aggregate. Cornell intends to sell any shares issued to it upon conversion of the Cornell Debentures at the then prevailing market price.

Pursuant to the terms of the Convertible Debentures, we are obligated to issue shares of Class A Common Stock to Cornell upon conversion of the outstanding principal balance of the Cornell Debentures. Cornell may not beneficially own more than 4.9% of our outstanding Class A Common Stock at any time. Because Cornell can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell may receive upon conversion of the Cornell Debentures.

In addition, on any conversion date, Cornell may require us to make a cash payment in lieu of delivering shares of our Class A Common Stock if the conversion shares to be issued to Cornell, when aggregated with all other shares of our Class A Common Stock beneficially owned by Cornell at such time, would result in Cornell beneficially owning greater than 4.9% of our outstanding shares of Class A Common Stock. For example, assuming Cornell did not beneficially own any shares of our Class A Common Stock at the time of conversion, if Cornell were to request a conversion of $200,000 at a conversion price of $.07, then we would have to issue 3,174,603 shares ($200,000 / ($.07 multiplied by 90%) to Cornell. Since this number of shares exceeds 4.9% of our issued and outstanding shares of Class A Common Stock (2,828,489 shares), then Cornell could request that we make a cash payment of $24,228 (346,114 multiplied by $.07).

We cannot predict the actual number of shares of Class A Common Stock that will be issued pursuant to the Cornell Debentures, in part, because the conversion price of the Cornell Debentures will fluctuate based on prevailing market prices. Nonetheless, we can estimate the number of shares of our Class A Common Stock that will be issued using certain assumptions. For example, if we issued up to the maximum of 1,092,178,413 shares of Class A Common Stock to Cornell (i.e. the maximum number of shares being registered for conversion of the Cornell Debentures), these shares would represent greater than 95% of our outstanding Class A Common Stock upon issuance.

We are registering a total of 1,122,178,413 shares of Class A Common Stock for issuance upon conversion of the Cornell Debentures and exercise of the Cornell Warrants. The issuance of shares under the Cornell Debentures may result in a change of control as up to 1,092,178,413 shares of Class A Common Stock may be issued upon conversion of the Cornell Debentures. If all or a significant block of these shares are held by one or more shareholders acting together, then such shareholder or shareholders would have enough shares to assume control of our company by electing its or their own directors. This could happen, for example, if Cornell sold the shares purchased under the Cornell Debentures to the same purchaser.

Pursuant to the terms of the Investor Registration Rights Agreement, we are to file a registration statement with the SEC within 5 days of the closing and to use our best efforts to have the registration statement declared effective by the SEC no later than 180 days after the initial registration statement is filed. In the event we do not comply with these time periods pursuant to the registration rights agreement, we will pay liquidated damages, either in cash or shares of our common stock, at 2% of the liquidated value of the Cornell Debentures outstanding for each thirty (30) day period after the filing deadline or the effective deadline as the case may be. Any liquidated damages payable hereunder shall not limit, prohibit or preclude the investor from seeking any other remedy available to it under contract, at law or in equity. As of the date of this filing, we have not incurred any liquidated damages and there is no maximum stipulated in the agreement.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. None of the selling shareholders have held a position or office, or had any other material relationship, with us, except as follows:

For each share of Class A Common Stock issued under the Cornell Debentures, Cornell Capital Partners will pay 90% of the lowest closing bid price on the Over-the-Counter Bulletin Board on which our Class A Common Stock is traded for the 30 days immediately following the notice date. Further, Cornell Capital Partners has retained 7.5% of the principal amount of each Cornell Debenture we issued. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing partner of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

The table follows:

Selling Shareholder	Shares Beneficially Owned Before Offering	Maximum shares to be issued upon conversion of the debentures and warrants	Shares to be Sold in the Offering

Cornell Capital
Partners, L.P.
Debentures	114,338,816(1)	1,092,178,413(3)	1,092,178,413(3)
Warrants	30,000,000(2)	30,000,000(2)	30,000,000(2)
Total	144,338,816	1,122,178,413	1,122,178,413

% of total outstanding shares	71.4%	95.1%	95.1%

(1)
The shares of Class A Common Stock indicated are issuable upon the conversion of the Cornell Debentures on September 30, 2006, at the conversion price described above based upon an assumed average closing bid price of $0.07.

(2)	The shares of Class A Common Stock issuable to Cornell upon exercise of the warrants issued to Cornell.
(3)	The maximum number of Class A Common Stock being registered pursuant to the terms of the Investor Registration Rights Agreement.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling shareholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling shareholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

We are subject to litigation from time to time arising from our normal course of operations. Currently, there are no open litigation matters relating to our products, product installations or technical services provided.

DIRECTORS AND EXECUTIVE OFFICERS

We have two directors and one principal officer. Listed below is certain information concerning individuals who currently serve as our directors and executive officers.

                                                                        Period Served as
Name                     Age           Position                  Officer\Director

Jerome R. Mahoney              46                President, CEO,                   5-21-99 to present
                                 Director

Frank V. Esser                67                Director                       2-24-04 to present

Jerome R. Mahoney. Mr. Mahoney has been our Chief Executive Officer and our sole director since May 21, 1999. Mr. Mahoney started at Executone Information Systems, a telephone systems manufacturer, and was Director of National Accounts from 1988 to 1989. In 1989, Mr. Mahoney founded Voice Express, Inc., a New York company that sold voicemail systems and telephone system service contracts and installed these systems. Mr. Mahoney sold Voice Express Systems in 1993. From 1993 to 1997, Mr. Mahoney was President of IVS Corp., and on December 17, 1997, he established International Voice Technologies, which we merged with on May 21, 1999. Mr. Mahoney is also the Non-Executive Chairman of the Board of Trey Resources, Inc., Livingston, New Jersey and a member of its Board of Directors since January 1, 2003. He serves as Non-Executive Chairman of the Board of iVoice Technology, Inc., Matawan, New Jersey, Deep Field Technologies, Inc, Matawan, New Jersey, and SpeechSwitch, Inc., Matawan, New Jersey, and has held these positions since November 10, 2004. He has served as Non-Executive Chairman of the Board of MM² Group, Inc., Livingston, New Jersey since October 19, 2005. Mr. Mahoney received a B.A. in finance and marketing from Fairleigh Dickinson University, Rutherford, N.J. in 1983.

Frank V. Esser. Mr. Esser has been a Board Member since February 24, 2004 and the Head of The Audit Committee. Mr. Esser, who is a Certified Public Accountant, from 1959 to 1968, he functioned as Transfer Agent and Head Bookkeeper in the Treasury Department of Texaco Inc. As a certified public accountant with Ernst & Young from 1968 to 1981, he participated in the audits of major publicly traded companies such as J.P. Stevens & Co., Dynamics Corporation of America, and Phillips - Van Heusen Corporation, along with law firms, banks, manufacturing companies and other organizations. He also participated in the public offerings of equity and debt and the preparation of SEC filings. In 1981, Mr. Esser accepted the position of Corporate Controller with a client, Grow Group, Inc., a Fortune 500 manufacturer of paints, solvents, and household products. Ascending to the position of Chief Financial Officer in 1987. In 1998, Mr. Esser accepted the position of Senior Associate at Beacon Consulting Associates, adding the title of Vice President in 1999. Mr. Esser is also a Board member of iVoice Technology, Inc., Matawan, New Jersey, since June 2005. Mr. Esser holds a BBA degree from Baruch College of the City University of New York and is a Certified Public Accountant in New York State.

There are no agreements or understandings for the officer or directors to resign at the request of another person and the above-named officers and director is not acting on behalf of nor will act at the direction of any other person. As of September 30, 2006, we have an audit committee in place and have one independent member of the Board of Directors.

For the nine months ended September 30, 2006, the Board of Directors held one meeting and acted on six occasions through unanimous written consents in lieu of meetings.

Ownership of Common Stock

(Restated for 1:200 reverse stock split on 4/27/06)

		Common Stock Beneficially Owned
Name/Address	Title of Class	Number	Percent
Jerome R. Mahoney	Class A Common Stock	143,958,235(1)	72.1%
c/o iVoice, Inc.	Class B Common Stock	1,623,347(1)	100.0%
750 Highway 34
Matawan, New Jersey 07747

Frank V. Esser (Director)	Class A Common Stock	70,892	0.0%
27 Arden Road
Old Bridge, New Jersey 08857

Director and executive officer as a group	Class A Common Stock	144,029,127	72.1%
	Class B Common Stock	1,623,347	100.0%

____________________________________

(1)
Includes (i) 2,250 shares of our Class A common stock held by Mr. Mahoney’s minor children, (ii) 135,278,917 shares of our Class A common stock issuable upon conversion of 1,623,347 shares of our Class B common stock held by Mr. Mahoney, (iii) 6,813,917 shares of our Class A common stock issuable upon conversion of a promissory note dated March 20, 2001, as amended on August 13, 2002, and (iv) 1,863,151 shares of our Class A common stock held by Mr. Mahoney. Pursuant to such promissory note, Mr. Mahoney may, at any time, convert amounts owed to him for monies loaned thereunder and interest thereon into (i) one share of our Class B common stock for each dollar owed, (ii) the number of shares of our Class A common stock calculated by dividing (x) the sum of the amount being prepaid by (y) 50% of the lowest issue price of shares of our Class A common stock since the first advance of funds under such note, or (iii) payment of the principal of the note, before any repayment of interest. At September 30, 2006, the total balance owed to Mr. Mahoney was $81,767, convertible into 81,767 shares of our Class B common stock, or 6,813,917 shares of our Class A common stock.

DESCRIPTION OF SECURITIES

Pursuant to our certificate of incorporation, as amended, we are authorized to issue up to: 10,000,000,000 shares of Class A common stock, no par value per share, 50,000,000 shares of Class B common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value of $1.00 per share. Below is a description of our outstanding securities, including Class A common stock, Class B common stock, options, warrants and debt.

On March 31, 2006, we held an Annual Meeting of Shareholders of iVoice, Inc. at the Holiday Inn, 290 Route 37 East, Toms River, New Jersey 08753 at 11:00 a.m., local time. All holders of our Class A Common Stock and Class B Common Stock as of the close of business on February 17, 2006 were entitled to vote at the 2005 Annual Meeting.

The following proposals were presented to the shareholders and each was approved by a majority of those shareholders voting in person or by proxy.

1.	To approve the grant of discretionary authority for the Board of Directors to declare a cash dividend to Class A Common Stock shareholders of $1.5 million;

2.	To approve the grant of discretionary authority for the Board of Directors to effect the repurchase of sixty percent (60%) of the issued and outstanding Class B Common Stock shares for $1.5 million;

3.	To approve the grant of discretionary authority for the Board of Directors to effect a 1 for 200 reverse split of the Class A Common Stock by amending the Certificate of Incorporation;

4.	To consider and approve the authorization of 10 billion shares of Class A Common Stock;

5.	To consider and approve the authorization of 20 billion shares of Class A Common Stock, only required if Proposal 3 is not approved;

6.	To approve the grant of discretionary authority for the Board of Directors to effect the buyback by us of the Class A Common Stock;

7.	To elect Jerome Mahoney and Frank Esser to the Board of Directors;

8.	To consider and approve the iVoice, Inc. 2005 Stock Incentive Plan (the "2005 Plan");

9.	To ratify our Board of Directors' selection of Bagell Josephs Levine & Company, LLC to audit our financial statements for the fiscal year ending December 31, 2005; and

10.	To approve the grant of discretionary authority for the Board of Directors to file an amendment to our Certificate of Incorporation to change our name to ARX Emerge, Inc.

On April 10, 2006, pursuant to approval by a majority of voting shares at the Annual Meeting of Shareholders held on March 31, 2006, an Amendment to the Certificate of Incorporation dated April 7, 2006 was accepted by the State of New Jersey (the “Amendment”) to effect a one for two hundred reverse stock split (the "Reverse Split"). The Reverse Split took effect on April 27, 2006 and the trading symbol of our Class A Common Stock was changed to "IVOI". All shareholders' holdings were divided by two hundred and the number of issued and outstanding Class A Common Stock shares were reduced from 9,994,728,373 to 49,973,994, plus any additional shares issued as a result of the rounding up of fractional shares created by the reverse split. Additionally, the shareholders approved a re-authorization of the number of authorized Class A Common Stock shares to 10 billion shares.

Preferred Stock

The Board of Directors expressly is authorized, subject to limitations prescribed by the New Jersey Business Corporations Act and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the New Jersey Business Corporations Act, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

a)	the number of shares constituting that series and the distinctive designation of that series;

b)
the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

c)	whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

d)
whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

e)
whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

f)	whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

g)
the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

h)	any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

Class A Common Stock

Each holder of our Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

As of September 30, 2006, we had 57,724,264 shares of Class A common stock issued and outstanding.

Class B Common Stock

Each holder of Class B Common Stock shall have the right to convert each share of Class B Common Stock into the number of Class A Common Stock Shares calculated by dividing the number of shares of Class B Common Stock being converted by 50% of the lowest price that we had previously issued our Class A Common Stock since the Class B Common Stock were issued. Every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast the number of votes equal to the number of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock held by that holder, had all of the outstanding Class B Common Stock held by that holder been converted on the record date used for purposes of determining which shareholders would vote in such an election. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class B Common Stock shall vote together with Class A Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law. There shall be no cumulative voting by shareholders. Each share of Class B Common Stock shall receive dividends or other distributions, as declared, equal to the number of Class A Common Stock that would be issued upon the conversion of the Class B Common Stock, had all of the outstanding Class B Common Stock been converted on the record date established for the purposes distributing any dividend or other shareholder distribution. Jerome R. Mahoney is the sole owner of the Class B common stock, of which there are 50,000,000 shares authorized, 2,204,875 issued and 1,623,347 shares outstanding as of September 30, 2006. As of September 30, 2006, these shares of Class B Common Stock are convertible into 135,278,917 shares of Class A common stock.

Options and Warrants

During the year ended December 31, 1999, we adopted the iVoice Employee Stock Option Plan (the “Plan”) in order to attract and retain qualified personnel. Under the Plan, the Board of Directors (the “Board”), in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees to purchase Our Class A Common Stock. In accordance with the provisions of the plan, it has been concluded that the 1999 Employee Stock Option Plan was to automatically terminate if the plan did not receive ratification and approval by the affirmative vote of the holders of the majority of our outstanding shares of capital stock within 12 months following the plan adoption. Consequently, no such ratification or approval occurred within the permitted time frame. As a result, all remaining issued and outstanding employee options have been canceled as of December 31, 2003. As of September 30, 2006, we have outstanding, to persons other than employees, warrants to purchase 1,250 (250,000 pre-split) shares of our Class A common stock. These warrants have exercise prices ranging $9.40 ($.047 pre-split) per share. These warrants will expire on November 14, 2006.

Stock Incentive Plans

2003 Stock Incentive Plan

On November 11, 2003, we adopted the 2003 Stock Incentive Plan (the “2003 Plan”). The purpose of the 2003 Plan is to (i) provide long-term incentives and rewards to our employees, directors, independent contractors or agents and our subsidiaries; (ii) assist us in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of our shareholders.

Under the Plan, the Board of Directors shall have all the powers vested in it by the terms of the Plan to select the eligible participants to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each eligible participant selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable and to interpret same. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including our shareholders, any participants in the Plan and any other eligible participant of the company.

All our employees and all employees of our affiliates shall be eligible to participate in the Plan. The Board, in its sole discretion, shall from time to time designate from among the eligible employees and among directors, independent contractors or agents those individuals who are to receive awards under and thereby become participants in the Plan.

During the year ended December 31, 2004, we issued 27,509,564 pre-split shares of Class A common stock for legal services related to patent applications valued at $52,978 and 37,931,034 pre-split shares of Class A common stock for legal services valued at $110,000. On April 5, 2005, we issued 30,000,000 pre-split shares of Class A common stock for legal services related to patent applications valued at $13,500.

On February 1, 2006, we terminated the 2003 Plan.

2005 Stock Incentive Plan

On December 20, 2005, we adopted the 2005 Stock Incentive Plan (the “2005 Plan”). The purpose of the 2005 Plan is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents of us and our subsidiaries; (ii) assist us in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of our shareholders.

Under the Plan, the Board of Directors shall have all the powers vested in it by the terms of the Plan to select the eligible participants to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each eligible participant selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable and to interpret same. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including our shareholders, any participants in the Plan and any other eligible participant.

All of our employees and all employees of subsidiaries shall be eligible to participate in the Plan. The Board, in its sole discretion, shall from time to time designate from among the eligible employees and among directors, independent contractors or agents those individuals who are to receive awards under and thereby become participants in the Plan.

As of September 30, 2006, no shares were granted under the 2005 Plan.

Debt

On May 25, 2004, we issued an unsecured promissory note totaling $2,650,000 payable to Cornell Capital Partners, LP for advances on the Standby Equity Distribution Agreement entered into with Cornell in December 2003. The note matures 143 days from the date of issue with interest accruing at 12% per annum on any balance left unpaid after the maturity date. On July 14, 2004, we repaid Cornell Capital, L.P. $1,700,000, in cash, and received a $93,500 fee reduction, to reduce the outstanding amount owed on the May 25, 2005 promissory note to $856,000. On May 24, 2005, we assigned to Cornell Capital Partners LP all our rights and benefits of a convertible note issued by Corporate Strategies, Inc. valued at $522,740 including principal and accrued interest and this amount was applied to our promissory note owed to Cornell Capital Partners. On May 11, 2006 the remaining principal balance of the note of $333,760 and $170,016 of accrued interest was converted to a $503,776 secured convertible debenture due on May 11, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On June 15, 2005, we issued a secured promissory note totaling $5,000,000 payable to Cornell Capital Partners, LP. This note is secured by all of our assets and our rights under all present and future authorization, permits, licenses and franchises issued or granted in connection with their operations. The note is for a term of 2 years from the date of issue with interest accruing at 12% per annum on any unpaid balance through the note’s maturity date. On May 11, 2006 the remaining principal balance of the note of $5,000,000 and $544,110 of accrued interest was converted to a $5,544,110 secured convertible debenture due on May 11, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On May 25, 2006, we issued to Cornell a $1,250,000 secured convertible debenture due on May 25, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On May 25, 2006, we entered into a Securities Purchase Agreement with Cornell whereby we issued to Cornell an aggregate $8,547,886 of Cornell Debentures convertible into shares of our Class A Common Stock. The aggregate principal amount of $8,547,886 of Cornell Debentures consists of the three secured convertible debentures mentioned above and a fourth secured convertible debenture in the principal amount of $1,250,000 to be issued to Cornell two (2) business days prior to the date the Registration Statement is declared effective by the SEC.

We can redeem a portion or all amounts outstanding under the Cornell Debentures at any time upon three business days advanced written notice. We shall pay 20% redemption premium on the principal amount being redeemed.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of Trey to fullest extent permitted by applicable law from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

Authorized and unissued stock. The authorized but unissued shares of our capital stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

EXPERTS

Certain legal matters in connection with the shares of our Class A Common Stock offered for resale in this prospectus have been passed upon for us by Meritz & Muenz, LLP, Washington D.C.

Bagell, Josephs, Levine and Company, LLC has audited our consolidated financial statements for each of the years in the two-year period ended December 31, 2005, as set forth in its report, which appears herein.

DESCRIPTION OF BUSINESS

Our Background

Our current corporate configuration is the result of a number of separate transactions over the past several years.

On February 26, 1996, Select Resources, Inc., a publicly held Delaware company, and three of its principal stockholders entered into a stock exchange agreement with Visual Telephone of New Jersey, Inc., (“Visual Telephone”), a privately held New Jersey corporation, and its two shareholders pursuant to which Select Resources acquired all of the outstanding shares of Visual Telephone and spun-off Select Housing Associates, Inc., its wholly owned subsidiary. The aim of this agreement was to provide for a more profitable business direction for Select Resources. Pursuant to the agreement, Select Resources agreed to issue 5,611,000 shares of its capital stock to one of the two shareholders of Visual Telephone and to transfer one-half of the shares of Select Housing Associates to the other shareholder of Visual Telephone, namely Joel Beagelman, in return for all of the outstanding shares of Visual Telephone. In addition, Select Resources transferred the other half of the shares of Select Housing

Associates to Gary W. Pomeroy and Brad W. Pomeroy, two of Select Resources’ three principal stockholders, in return for the cancellation of 1,111,000 shares of common stock of Select Resources owned by them. At the time of the stock exchange agreement, Mr. Beagelman, Gary W. Pomeroy and Brad W. Pomeroy were directors of Select Resources. On February 26, 1996, the stock exchange agreement was approved by the consent of stockholders a majority of the outstanding shares of common stock of Select Resources. Visual Telephone then merged into Select Resources, which changed its name to that of the subsidiary.

In July 1996, Visual Telephone acquired 100% of the outstanding common shares of Communications Research Inc., or “CRI,” for $50,000 in cash, $150,000 in notes and 1,000,000 shares of Visual Telephone. CRI designs, develops, sells, and supports PC-based communication systems that transmit data, voice and full-motion video.

On May 21, 1999, International Voice Technologies, Corp., a Delaware corporation, merged with and into Visual Telephone (which in the interim had changed its name to Visual Telephone International, Inc.), with Visual Telephone surviving. Simultaneous with the merger, Visual Telephone changed its name to iVoice.com, Inc., and it was planned that Visual Telephone would spin off CRI prior to the merger with International Voice Technologies. Our current business is essentially that of International Voice Technologies, and this merger was aimed at giving that business better access to the capital markets by merging it into a public company. In addition, we changed our NASD OTC Bulletin Board trading symbol to “IVOC.”

In consideration for the merger with International Voice Technologies, Jerome R. Mahoney, the sole stockholder of International Voice Technologies, received 10,000,000 shares of our Class A common stock and 700,000 shares of our Class B common stock. In addition, the two controlling shareholders of Visual Telephone sold 300,000 shares of Class B common stock to Mr. Mahoney and concurrently canceled a total of 2,000,000 shares of their Class A common stock. The consulting firm of Toby Investments was awarded 2,000,000 shares of common stock for consulting services on the transaction. The agreement also provided that certain of the assets of Visual Telephone would be transferred to Visual Telephone’s wholly owned subsidiary, CRI. The merger was accounted for in its financial statements as a public shell merger. In a public shell merger the stockholders of the operating company, in this case International Voice Technologies, become the majority owners of the shell company, in this case Visual Telephone, and the shareholders of Visual Telephone, the public shell company, become minority stockholders in International Voice Technologies, the operating company.

As for the CRI spin-off, on September 18, 2000 CRI filed a registration statement to provide for the distribution of its shares to Visual Telephone’s shareholders as of May 21, 1999. Visual Telephone’s shareholders are to receive one CRI share for every four shares owned in Visual Telephone. The principal shareholders, officers and directors of Visual Telephone were Carl Ceragno and Joel Beagelman. Mr. Ceragno remained with CRI as its President and Mr. Beagelman entered into a consulting agreement with us.

On April 24, 2000, we entered into an agreement and plan of reorganization with all the shareholders ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI’s name being changed to iVoice, we acquired all the issued and outstanding shares of ThirdCAI in exchange for $150,000, and a finder’s fee paid to Corporate Architect, Inc., consisting of 50,000 shares of our Class A voting common stock. The purpose of this transaction was to enable us to become a reporting company, to comply with the “eligibility rule” adopted by the National Association of Securities Dealers, Inc. (“NASD”), as only reporting companies may continue to have stock quoted on the NASD OTC Bulletin Board.

On April 25, 2003, we formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, we changed our state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary.

In September 2003, we announced our intention to distribute to our shareholders shares of Class A common stock of Trey Resources, Inc., a wholly owned subsidiary, operating our Automated Reminder business, upon the effectiveness of required SEC filings and final approval by our Board of Directors of the terms and conditions of the proposed distribution.

On February 13, 2004, the effective date, we completed the distribution of Trey Resources through the issuance of one share of Trey Resources, Inc. Class A common stock for every 1,793 shares of iVoice Class A common stock held on the record date of February 9, 2004.

In March 2004 we announced that we had entered into a technology licensing agreement with GlynnTech Inc., to serve as its licensing agent for speaking product packaging technology.

On April 28, 2004 we formed a new wholly owned subsidiary, iVoice Technology, Inc. in the State of Nevada. Thereafter, we formed two additional wholly owned subsidiaries on August 3, 2004, iVoice Technology 2, Inc. and iVoice Technology 3, Inc. Subsequent to the formation of these three subsidiaries in Nevada, it came to our attention that the franchise taxes in Nevada were excessive for companies with a large number of authorized common stock shares. Therefore, on November 10, 2004, we formed three new wholly owned subsidiaries, iVoice Technology, Inc. (“iVoice Technology”), Deep Field Technologies, Inc., Inc. (“Deep Field”) and SpeechSwitch, Inc. (“SpeechSwitch”) in the State of New Jersey. All obligations of the initial Nevada subsidiaries, iVoice Technology, Inc., iVoice Technology 2, Inc. and iVoice Technology 3, Inc., were assigned and assumed by the respective New Jersey subsidiary counterpart, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc., with the consent of the other contracting parties. We dissolved the Nevada subsidiaries.

On May 24, 2004, we dissolved our wholly owned subsidiary iVoice Acquisition 2, Inc. in the State of Delaware. This was an inactive subsidiary.

In September 2004 and November 2004, we announced our intention to distribute to our shareholders, in the form of a special dividend, shares of Class A Common Stock of our three wholly owned subsidiaries, iVoice Technology, Deep Field and SpeechSwitch (the “Spin-off”). We announced on July 21, 2005, that the Board of Directors set a record date for the previously announced spin-off of our three wholly owned subsidiaries. Shareholders of record on July 29, 2005 were entitled to receive the special dividend. The special dividend was distributed on August 5, 2005.

Holders of our Class A Common Stock, other than affiliates of ours, received one share of Class A Common Stock each of iVoice Technology, Deep Field and SpeechSwitch for every 988 shares of our common stock that they hold. Holders of less than 988 shares of our common stock received one share of iVoice Technology, Deep Field Technologies and SpeechSwitch Class A common stock. All of the outstanding shares of Class B Common Stock (including convertible debt into such shares) of iVoice Technology, Deep Field Technologies and SpeechSwitch will be beneficially owned by an affiliate of ours, iVoice Technology, Deep Field Technologies and SpeechSwitch.

In May 2005, we formed a new wholly owned subsidiary, iVoice Acquisition Corporation in the State of New Jersey. This subsidiary would be used in the future for an acquisition made by us.

As part of the Spin-off, we transferred certain of our assets and related liabilities to iVoice Technology, Deep Field and SpeechSwitch immediately prior to the distribution. The consolidated financial statements for the year ended December 31, 2005 and the condensed consolidated financial statements for the three months ended March 31, 2005 include reclassifications of the operations of the subsidiaries to reflect the disposal of the three businesses. In addition, the consolidated financial statements for the year ended December 31, 2004 reflect the reclassification of the operations to below the line as discontinued operations in accordance with the provisions of FASB 144, “Accounting for the Impairment or Disposal of Long Lived Assets”.

On January 6, 2006, we entered into an Agreement and Plan of Merger (the "Agreement") with Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation ("Thomas NJ"), a wholly owned subsidiary of us, Thomas Pharmaceuticals Ltd., a New York corporation ("Thomas NY"), Farris M. Thomas, Jr., an individual ("Thomas"), John E. Lucas, an individual ("Lucas") Richard C. Brogle, ("Brogle"), Nina Schwalbe, an individual, ("Schwalbe"), John H. Kirkwood, an individual ("Kirkwood"), and Maureen Gillespie, an individual ("Gillespie") (Brogle, Schwalbe, Kirkwood, Gillespie, Thomas and Lucas are collectively as the "Thomas Shareholders"). Under the terms of the Agreement, Thomas NY merged into a wholly owned subsidiary of us, Thomas NJ. The Thomas Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas NJ Series A Convertible Preferred Stock ("Series A Preferred Stock") shares. The Series A

Preferred Stock shareholders can elect to have us spin-off Thomas NJ from us. We can elect to spin-off Thomas NJ from us anytime after the first anniversary of the merger of Thomas NY into Thomas NJ. The following additional documents and/or transactions were completed as part of the Agreement.

We purchased $325,000 of Thomas NJ Series B Convertible Preferred Stock ("Series B Preferred Stock"), a $360,000 10% Secured Convertible Debenture issued by Thomas NJ (the "Initial Convertible Debenture") and a $100,000 10% Administrative Service Convertible Debenture ("Administrative Debenture"). The Administrative Debenture was issued by Thomas NJ to compensate us for the administrative services that we will provide to Thomas NJ under the Administrative Services Agreement. The purchase of the Series B Preferred Stock and the Initial Convertible Debenture provided working capital to Thomas NJ.

On April 27, 2006, we purchased an additional debenture in the principal amount of $225,000 and an additional $225,000 of Series B Preferred Stock. We further agreed that if Thomas NJ would have generated sales of $1 million in the period beginning on January 1, 2006 and ending on September 30, 2006 (the “Threshold”), then we would have purchased from Thomas NJ an additional debenture in the principal amount of at least $200,000 on or before December 31, 2006 and an additional $200,000 of Series B Preferred Stock on or before December 31, 2006. Although Thomas NJ did not reach the Threshold, we maintain the option to invest in Thomas NJ.

We executed a Security Agreement with Thomas NJ to secure the obligations of Thomas NJ under the various debentures set forth above.

We also entered into a Registration Rights Agreement whereby we agreed, upon the common stock of Thomas NJ being registered under the Securities Exchange Act of 1934, as amended, to register 1 billion shares of Thomas NJ common stock that will be issued upon the conversion of the convertible debentures, the Administrative Debenture, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. This agreement provides us with the ability to spin-off Thomas to our shareholders at a future date in conforming with our overall objective of creating shareholder value through operations and acquisitions.

On March 6, 2006, we announced that we had formed a new wholly owned subsidiary, iVoice Innovations, Inc. in the State of New Jersey. This subsidiary will be used to either acquire other operating companies or for a potential spin-off of an existing asset of ours similar to the recent spin-offs of Trey Resources, iVoice Technology, Deep Field and SpeechSwitch.

On April 10, 2006, pursuant to approval by a majority of voting shares at the Annual Meeting of Shareholders held on March 31, 2006, an Amendment to the Certificate of Incorporation dated April 7, 2006 was accepted by the State of New Jersey (the “Amendment”) to effect a one for two hundred reverse stock split (the “Reverse Split”). The Reverse Split took effect on April 27, 2006 and the trading symbol of our Class A Common Stock was changed to “IVOI”. All shareholders' holdings were divided by two hundred and the number of issued and outstanding Class A Common Stock shares were reduced from 9,994,728,373 to 49,973,642, plus any additional shares issued as a result of the rounding up of fractional shares created by the Reverse Split. The Amendment provided for the issuance of no fractional shares, but instead, all fractional shares created by the Reverse Split were rounded up to one whole share. Additionally, the shareholders approved a re-authorization of the number of authorized Class A Common Stock shares to 10 billion shares.

On August 9, 2006, we entered into a Stock Purchase Agreement with Thomas Pharmaceutical Acquisition Corp (“TPA”), a Delaware corporation and Thomas Pharmaceuticals, Ltd (“TPL”), a New Jersey corporation, our wholly owned subsidiary, whereby TPA agreed to purchase all the TPL securities held by us. These securities include the Class A common stock, Series B Convertible Preferred Stock, Secured Convertible Debentures and Administrative Service Convertible Debenture for $1,235,100, plus a 25% premium ($308,775) on the initial value of the TPL securities, plus interest and dividends accrued under the terms of such securities through the closing date. The closing will occur when TPA secures financing to consummate the transaction. However, we may terminate this Stock Purchase Agreement should this transaction not be completed by October 31, 2006. Upon the closing of this transaction, TPA will own all of the securities of TPL, except for 500,000 shares of Series A Convertible Preferred Stock held by the minority shareholders of TPL.

Our principal offices and facilities are located at 750 Highway 34, Matawan, NJ 07747 and our telephone number is (732) 441-7700. Our common stock is quoted on the NASD OTC Bulletin Board under the trading symbol “IVOI.”

Our Business

We have determined that the best way to create shareholder value, separate and apart from our operating performance, is by spinning off and distributing shares of our wholly owned subsidiaries if the form of a special dividend to our shareholders.

The common stock distributions are part of a broader strategy relating to our transition into a company focused on the development and licensing of proprietary technologies. To date we have filed fifteen patent applications with the United States Patent and Trademark Office for speech enabled applications that we have developed internally. Of the patent applications we have filed, three (3) patents have been awarded. In March 2004 we announced that it has entered into a technology licensing agreement with GlynnTech Inc., to serve as its licensing agent for speaking product packaging technology.

We will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value. As an example, in January 2006, we acquired the New York City based Thomas Pharmaceuticals Ltd (“Thomas”), which develops and markets over the counter non-prescription healthcare products. Thomas’ 1st product focuses on the high-end, branded consumables market, with a calcium-enriched, sugar free, anti-gas antacid tablet.

In June 2006, we announced additional plans to enter the alternative energy sector. We are currently in negotiations to acquire the rights to build and operate biodiesel production facilities in Richmond, Virginia and in central Long Island, New York. We have issued non-binding letters of intent and we have commenced studies to determine the scope and feasibility of both projects. Upon completion of the studies, engineering, design and permit issues will be assessed in order to facilitate completion. We are also evaluating different production techniques that use soybean oils, vegetable oils, animal fats and yellow grease. Biodiesel is the fastest growing alternative fuel in America. We will hold a majority interest in the new ventures permitting us to consolidate the performance of these operations for financial reporting purposes. In July 2006, we also announced that we had entered into an Option Agreement to acquire four acres of land in Hanover County, Virginia, located approximately 20 miles from Richmond, Virginia, together with all improvements, easements, water rights, mineral rights and other structures, for a total cost of $800,000. The Option Agreement expired on October 17, 2006, but negotiations between the parties are ongoing. We plan to use the location as the site of a proposed new biodiesel facility.

Dividends / Spin-Offs:

In the last 31 months, we have successfully spun-off four subsidiaries through special dividends to our shareholders.

Trey Resources, Inc.: In February 2004, our shareholders received one share of Trey Resources for every 1,793 of our shares held by such shareholder and was spun-off from us. Following the spin-off, Trey Resources became a publicly held company and we no longer held any stock of Trey. The successful Trey Resources spin-off demonstrated the feasibility of the mechanism and established further opportunities for both entities. Trey Resources closed on its first acquisition in June 2004 by acquiring an operating company with sales of over $2 million. Since that time, Trey has acquired two companies, hired the management of a third company, and grown from no sales to revenues at a current operating rate of nearly $4 million per annum.

iVoice Technology, Inc.: On September 7, 2004, we announced the anticipated distribution to our shareholders all common stock of a newly formed subsidiary, iVoice Technology, Inc. This move was designed to unlock the value in our interactive voice recognition (IVR) software technology by transferring this technology to an independent public company, iVoice Technology, and thereafter distributing the common stock of this subsidiary to the our shareholders. iVoice Technology will initially focus on building a business around the IVR technology. We completed the spin-off of iVoice Technology and the distribution of iVoice Technology common stock to our shareholders in the form of a special dividend in August 2005.

Deep Field Technologies, Inc.: On September 13, 2004, we announced our intention to distribute to our shareholders all common stock of a newly formed subsidiary, Deep Field Technologies, Inc., as a way to unlock the value in its Unified Messaging software technology. Unified Messaging links telephone systems to computer networks and allows users wherever they may be to access voice mail and retrieve e-mail in a single operation through existing local area networks. We completed the spin-off of Deep Field Technologies and the distribution of Deep Field Technologies common stock to our shareholders in the form of a special dividend in August 2005.

SpeechSwitch, Inc.: On November 5, 2004, we announced our intention to distribute to our shareholders all common stock shares of our newly formed subsidiary SpeechSwitch, Inc. The board of directors authorized management to pursue a strategy designed to unlock the value in our speech recognition software by spinning it off into a new independent public company, SpeechSwitch, Inc. We completed the spin-off of SpeechSwitch and the distribution of SpeechSwitch common stock to our shareholders in the form of a special dividend in August 2005. The assets that became part of SpeechSwitch included the Speech SDK, Speech Enabled Auto Attendant, Name Dialer, plus two issued patents and two patents pending.

Trey Resources, Inc., iVoice Technology, Inc., Deep Fields Technologies, Inc. and SpeechSwitch, Inc. have all been spun off from us, are no longer our subsidiaries and are all currently independent stand-alone companies. This information has been presented for historical purposes only and investors will not hold an ownership interest in any of these companies.

During this same period, we have also identified two additional opportunities to create shareholder value by planning to distribute a portion of our holdings in Emerge Capital Corp. (f/k/a Corporate Strategies) and Laser Energetics to our shareholders.

Emerge Capital Corp. (f/k/a/ Corporate Strategies, Inc.): On September 15, 2004, we announced a common stock distribution of our entire holdings of 7.5 million Class A common stock shares of Corporate Strategies, Inc. to our shareholders. We have invested $750,000 in Corporate Strategies in the form of 7.5 million shares of Class A common stock and a $500,000 5% secured convertible debenture, which was assigned to Cornell Capital Partners LP in May 2005. Corporate Strategies, located in Houston, Texas, provides merchant banking and diversified financial services involving accounts receivable factoring, mortgage lending, oil and gas investments and assorted other financial transactions. Corporate Strategies recorded sales in excess of $1.7 million in 2003 and pre-tax income in excess of $130,000. On August 31, 2005, Corporate Strategies merged with NuWave Technologies Inc and concurrent with the merger Corporate Strategies recalled their 7.5 million shares and reissued 3.75 million shares of NuWave Technologies. Subsequent to the merger with NuWave Technologies, the company changed their name to Emerge Capital Corp. Our Board of Directors has determined that it will authorize the distribution of the Class A Common Stock of Emerge Capital Corp. through a special distribution of seventy-five percent (75%) of the shares, or 2,812,500 shares that it presently holds and will retain the balance of 937,500 shares for investment. This distribution is pending SEC review and effectiveness of the registration of the shares to be distributed under the Securities Act. We have not set a record date with respect to the distribution of our shares of Emerge Capital Corp. common stock (the “EMCG Shares”). We will distribute the EMCG Shares once the registration statement for the EMCG Shares, which was filed by Emerge Capital Corp. with the SEC on June 26, 2006, is declared effective. Once such registration statement is declared effective by the SEC, we will set a record date for the distribution of the EMCG Shares. Consequently, those investors who purchase our securities which are being offered pursuant to this prospectus prior to the effective date will hold an ownership interest in Emerge Capital Corp. and its business operations.

Laser Energetics, Inc.: On May 23, 2006, we announced a common stock distribution of our holdings of 6 million Class A common stock shares of Laser Energetics, Inc. to our shareholders. This distribution is pending SEC review and effectiveness of the registration of the shares to be distributed under the Securities Act. We have not set a record date with respect to the distribution of our shares of Laser Energetics, Inc. common stock (the “LEI Shares”). We will distribute the LEI Shares once the registration statement for the LEI Shares, which was filed by Laser Energetics, Inc. with the SEC on May 5, 2006, is declared effective. Once such registration statement is declared effective by the SEC, we will set a record date for the distribution of the LEI Shares. Consequently, those investors who purchase our securities which are being offered pursuant to this prospectus prior to the effective date will hold an ownership interest in Laser Energetics, Inc. and its business operations.

Administrative Service Agreements

In February 2003, we entered into an administrative services agreement with Trey Resources, pursuant to which, upon consummation of the spin-off of Trey Resources, we provided Trey Resources services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where Trey Resources may need transitional assistance and support. The term of the agreement is two years, but may be terminated earlier under certain circumstances, including a default, and may be renewed for additional one-year terms. In exchange for services under the administrative services agreement, Trey Resources agreed to pay us an annual fee of approximately $95,000. On May 16, 2005, we terminated our administrative services agreement with Trey and we agreed to accept the assignment of 10 million shares of Laser Energetics Class A Common Stock as settlement of all Administrative Fees owed by Trey. The value of the exchanged securities was determined to be $64,891.

In conjunction with the various spin-offs, iVoice Technology, Deep Field Technology and SpeechSwitch have individually entered into temporary administrative services agreement with us. The administrative services agreements will continue on a month-to-month basis until these companies have found replacement services for those services being provided by us or can provide these services for itself.

Spin-Off of Automatic Reminder Business

In September 2003, we announced our intention to distribute to our shareholders shares of Class A Common Stock of Trey Resources, Inc., one of our subsidiaries, and our Automated Reminder business, upon the effectiveness of required SEC filings and final approval by our Board of Directors of the terms and conditions of the distribution, as described in the registration statement on Form SB-2 of Trey Resources initially filed with the SEC on October 3, 2003. It was intended that Trey Resources would own and operate the Automatic Reminder software business as an independent publicly traded entity following the distribution. In November 2004, Trey Resources sold the intellectual property, representing the software codes of the Automatic Reminder to Laser Energetics, Inc. (LEI), a New Jersey based technology company. Trey Resources received 10 million shares of Laser Energetics Class A Common Stock and a convertible debenture by Laser Energetics, Inc. in the amount of $250,000. On May 16, 2005, Trey Resources assigned the 10 million shares of Laser Energetics Class A Common Stock to us as settlement of all administrative fees owed by Trey.

Spin-Off of the Over the Counter Non-Prescription Healthcare Products Business

As part of the January 6, 2006 Agreement and Plan of Merger with Thomas NY, we entered into a Registration Rights Agreement whereby we agreed, upon the common stock of Thomas NJ being registered under the Securities Exchange Act of 1934, as amended, to register 1 billion shares of Thomas NJ common stock that will be issued upon the conversion of the convertible debentures, the Administrative Debenture, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. This agreement provides us with the ability to spin-off Thomas NJ to our shareholders at a future date which is consistent with our overall objective of creating shareholder value through operations and acquisitions.

On August 9, 2006, we entered into a Stock Purchase Agreement with Thomas Pharmaceutical Acquisition Corp (“TPA”), a Delaware corporation and Thomas Pharmaceuticals, Ltd (“TPL”), a New Jersey corporation, our wholly owned subsidiary, whereby TPA agreed to purchase all the TPL securities held by us. These securities include the Class A common stock, Series B Convertible Preferred Stock, Secured Convertible Debentures and Administrative Service Convertible Debenture for $1,235,100, plus a 25% premium ($308,775) on the initial value of the TPL securities, plus interest and dividends accrued under the terms of such securities through the closing date. The closing will occur when TPA secures financing to consummate the transaction. However, we may terminate this Stock Purchase Agreement should this transaction not be completed by October 31, 2006. Upon closing of this transaction, TPA will own all of the securities of TPL, except for 500,000 shares of Series A Convertible Preferred Stock held by the minority shareholders of TPL.

Patents and Trademarks

To date we have filed fifteen patent applications with the United States Patent and Trademark Office for speech enabled applications that we have developed internally. Of the patent applications we have filed, three (3) patents have been awarded.

Our first patent, for our Speech-Enabled Automatic Telephone Dialer, was issued in May 2003. This invention is a speech enabled automatic telephone dialer device system that uses a spoken name that corresponds to the name and telephone number data of computer-based address book programs. The Speech Enabled Name Dialer imports all of the names and telephone numbers from your existing Microsoft Outlook, ACT, Gold Mine or other contact management software and can automatically connect you with anyone you ask for. You simply pick up the phone, tell the Name Dialer the name of the person you want to contact, and the Name Dialer finds the telephone number and dials for you.

Our second patent for our Speech-Enabled Automatic Telephone Dialer without the need for a Private Branch Exchange (PBX) was issued in December 2003. This patent is similar to our first patent however; the PBX requirement is circumvented through the use of software.

Our third patent for Speech Enabled Voice Activated/Voice Responsive Item Locator was issued in October 2004.

The remaining patent applications are pending. These applications include various versions of the “Wirelessly Loaded Speaking Medicine Container”, “iVoice Speech Enabled Name Dialer”, the “Voice Activated Voice Operated Copier”, the “Voice Activated Voice Operational Universal Remote Control”, the “Product Location Method Utilizing Product Bar and Product-Situated, Aisle-Identifying Bar Code”, “Product Location Method Utilizing Bar Code and Aisle-Situated, Aisle-Identifying Bar Code”, “Product Location Method Utilizing Bar Code and Product-Situated, Aisle-Identifying Bar Code”, “Wireless Methodology for Talking Consumer Products” and “Product Identifier and Receive Spoken Instructions.”

In March 2004 we announced that we had entered into a technology licensing agreement with GlynnTech Inc., to serve as our licensing agent for speaking product packaging technology. GlynnTech Inc. has been involved in licensing of a variety of technologies for more than thirty years. Besides representing such diverse successful products as the SuperSoaker® Watergun and the RotoWrench®, Glynn has successfully licensed or sold more than thirty-four patents in the field of containers and packaging. We believe GlynnTech can help us unlock the potential of the pending applications.

Following the formation of SpeechSwitch, Inc. in November 2004, we transferred our legal rights to four of the Speech-Enabled Automatic Telephone Dialer patents to SpeechSwitch, Inc. Upon the conclusion of the spin-off of SpeechSwitch, Inc on August 5, 2005, we no longer maintained any rights to or control over these four patents. Accordingly, investors will not have any ownership interest in these form patents.

On March 21, 2006, we entered into a Patent Purchase Agreement with Lamson Holdings LLC, a Nevada limited liability company, for the sale of certain United States Letters Patents and/or applications for United States Letters Patents and/or foreign patents and applications. The patents or patent applications being transferred in this purchase agreement are related to: a) patent 6813341, Voice Activated/Voice Responsive item locator; b) patent 10/696,660, Voice activated, voice responsive product locator system, including product location method utilizing product bar code and aisle-situated, aisle-identifying bar code; c) patent 10/696,090, Voice activated, voice responsive product locator system, including product location method utilizing product bar code and product-situated, location-identifying bar code; and d) patent 10/696,701, Product location method utilizing product bar code and aisle-situated, aisle-identifying bar code. A portion of the proceeds will be disbursed to GlynnTech, Inc. for patents that are co-owned by the President of GlynnTech, Inc., Kenneth Glynn. On July 28, 2006, we concluded the sale of the patents to Lamson Holdings LLC for the net proceeds of $136,000. The net proceeds were used to pay down a portion of the Cornell Debentures.

On May 11, 2006, we announced that we had filed a patent application for a new patent for “Traffic Signal System with Countdown Signaling and with Advertising and/or News Message”. The invention relates generally to traffic signal systems for motor vehicle traffic controls at road intersections and other crossings that include at least one stop/go light signal, minimally having a red light and a green light, but typically having a red, a yellow (or amber or orange), and a green light.  The system further includes a countdown signaling feature so that a driver may see a signal that illustrates actual or relative time left before a light changes.  This countdown is preferably to indicate to an oncoming vehicle with a green light how much relative or actual time is left before the light turns red, but it could signal time left on a yellow or red light or any combination of any of the foregoing.  The system further includes a message presentation area for a driver to read, at least while at a red light.  The message presentation is preferably news and or advertising, but could be jokes, streaming of a media broadcast or any other message.  Thus, the system provides a message that is different from countdown information and presents opportunities for public and private sector entertainment and information.  The system would be an information (including news and/or advertising) and entertainment provider for any intersection requiring traffic signals, and would be outstanding additions to railroad crossings, draw bridges and any other traffic stop areas where waits are protracted and otherwise annoying to the driver.

Mergers and Acquisitions

We continue to search for potential merger candidates with or without compatible technology and products, which management feels may make financing more appealing to potential investors. As an example, in January 2006, we acquired the New York City based Thomas Pharmaceuticals Ltd (“Thomas”), which develops and markets over the counter non-prescription healthcare products. Thomas’ first product focuses on the high-end, branded consumables market, with a calcium-enriched, sugar free, anti-gas antacid tablet.

In June 2006, we announced additional plans to enter the alternative energy sector. We are currently in negotiations to acquire the rights to build and operate biodiesel production facilities in Richmond, Virginia and in central Long Island, New York. We have issued non-binding letters of intent and we have commenced studies to determine the scope and feasibility of both projects. Upon completion of the studies, engineering, design and permit issues will be assessed in order to facilitate completion.

We do not have any other plans, proposals or arrangements with respect to future acquisitions.

Marketing and Distribution

We have experience with marketing, promoting and selling our speech-enabled products through telephone reseller channels, telephone equipment manufacturer distributor networks as well as directly to end users. We believe we can leverage this experience into gaining access to these markets for our patenting and licensing of new products being developed by us.

New Products

We are is working with GlynnTech, Inc. to identify viable products and/or services that may be derived from our work on the various patents, such as the “Speech Enabled Voice Activated/Voice Responsive Item Locator” and the “Wirelessly Loaded Speaking Medicine Container”.

Competition

We will be operating in an industry segment having inherent risks generally associated with small technology companies. Such risks include, but are not limited to, the ability to: a) generate sales of our product at levels sufficient to cover our costs and provide a return for investors, b) attract additional capital in order to finance growth, c) further develop and successfully market and distribute commercial products and d) successfully compete with other technology companies having significantly greater financial, production and marketing resources.

The technology industry is highly competitive, and we believe that this competition will intensify. Many of our competitors may have longer operating histories, significantly greater financial, technical, product development, and marketing resources, greater name recognition or larger client bases than we do.

Suppliers

As our future products are yet unknown, our suppliers have not been identified. But our past experience indicates that Dialogic Corporation (an Intel company), iTox, Inc., Dell and Amer.com, Inc. could be ideal candidates to supply our computer hardware components. We have not experienced any supply shortages with respect to the components used in systems or developed applications in our past.

Customers

Direct customers could be comprised of businesses, organization and corporate departments that use voice activated processes for efficiency in their operations. Our patents seek to fulfill these customer needs.

Government Regulation

We are subject to licensing and regulation by a number of authorities in their respective state or municipality. These may include health, safety, and fire regulations. Our operations are also subject to federal and state minimum wage laws governing such matters as working conditions and overtime.

We are not subject to any necessary government approval or license requirement in order to market, distribute or sell our principal or related products other than ordinary federal, state, and local laws which govern the conduct of business in general. We are unaware of any pending or probable government regulations that would have any material impact on the conduct of business.

Research and Development

Our research and development efforts focus on developing new applications for voice recognition products. We continually seek to improve our core speech recognition technology through ease of use, broader application and increased accuracy.

Employees

As of the date of this prospectus, we have 3 full-time employees, 1 part-time employee and 1 part-time consultant for a total of 5 individuals. None of our employees are represented by a labor organization and we are not a party to any collective bargaining agreements. We consider our relationship with our employees generally to be good.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these materials by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC also maintains a web site, the address of which is http://www.sec.gov. That site also contains our annual, quarterly and special reports, proxy statements, information statements and other information.

This prospectus is part of a registration statement that we filed with the SEC. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC’s web site.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This discussion and analysis of our financial condition and results of operations includes “forward-looking” statements that reflect our current views with respect to future events and financial performance. We use words such as we “expect,” “anticipate,” “believe,” and “intend” and similar expressions to identify forward-looking statements. You should be aware that actual results may differ materially from our expressed expectations because of risks and uncertainties inherent in future events and you should not rely unduly on these forward looking statements. We will not necessarily update the information in this discussion if any forward-looking statement later turns out to be inaccurate.

This discussion and analysis of financial condition and results of operations should be read in conjunction with our Financial Statements included in this filing.

Going Concern

We have received a going concern opinion from our independent registered public accounting firm for the years ended December 31, 2005 and 2004. We have incurred substantial accumulated deficits and have completed the process of spinning out three of our operating subsidiaries. These issues raise substantial doubt about our ability to continue as a going concern. During the year ended December 31, 2005, we had been able to raise sufficient working capital through our equity line of credit financing agreement with Cornell Capital Partners, L.P.

Reclassification of accounts in the prior period financial statements

We have reclassified certain accounts in the balance sheet, statements of operations and statements of cash flows for the years ended December 31, 2005 and 2004 and the six months ended June 30, 2005, to reflect the Spin-off of the three wholly owned subsidiaries, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. The statements reflect the reclassification of these operations to below the line as discontinued operations in accordance with the provisions of FASB 144, “Accounting for the Impairment or Disposal of Long Lived Assets”. There has been no effect on Net Income (Loss) for the years ended December 31, 2005 and 2004 and the six months ended June 30, 2005.

Plan of Operation

To date, we have incurred substantial losses and do not produce enough cash from operations to cover our operating cash requirements. We raise our necessary working capital from financing transactions that include the issuance of common stock or instruments that are convertible into common stock, which have a dilutive effect on current shareholders.

We have determined that the best way to create shareholder value, separate and apart from our operating performance, is by spinning off and distributing shares of our wholly owned subsidiaries in the form of a special dividend to our shareholders. The common stock distributions are part of a broader strategy relating to our transition into a company focused on the development and licensing of proprietary technologies. We will also continue to search for potential merger candidates with or without compatible technology and products, in a further attempt to increase shareholder value. See the discussions below regarding our ongoing activities.

Dividends / Spin-Offs:

In the last 31 months, we have successfully spun-off four subsidiaries through special dividends to our shareholders.

Trey Resources, Inc.: In February 2004, our shareholders received one share of Trey Resources for every 1,793 of our shares held by such shareholder and was spun off from us. Following the spin-off, Trey Resources became a publicly held company and we no longer held any stock of Trey. The successful Trey Resources spin-off demonstrated the feasibility of the mechanism and established further opportunities for both entities. Trey Resources closed on its first acquisition in June 2004 by acquiring an operating company with sales of over $2 million. Since that time, Trey has acquired two companies, hired the management of a third company, and grown from no sales to revenues at a current operating rate of nearly $4 million per annum.

iVoice Technology, Inc.: On September 7, 2004, we announced the anticipated distribution to our shareholders all common stock of a newly formed subsidiary, iVoice Technology, Inc. This move was designed to unlock the value in our interactive voice recognition (IVR) software technology by transferring this technology to an independent public company, iVoice Technology, and thereafter distributing the common stock of this subsidiary to the our shareholders. iVoice Technology will initially focus on building a business around the IVR technology. We completed the spin-off of iVoice Technology and the distribution of iVoice Technology common stock to our shareholders in the form of a special dividend in August 2005.

Deep Field Technologies, Inc.: On September 13, 2004, we announced our intention to distribute to our shareholders all common stock of a newly formed subsidiary, Deep Field Technologies, Inc., as a way to unlock the value in its Unified Messaging software technology. Unified Messaging links telephone systems to computer networks and allows users wherever they may be to access voice mail and retrieve e-mail in a single operation through existing local area networks. We completed the spin-off of Deep Field Technologies and the distribution of Deep Field Technologies common stock to our shareholders in the form of a special dividend in August 2005.

SpeechSwitch, Inc.: On November 5, 2004, we announced our intention to distribute to our shareholders all common stock shares of our newly formed subsidiary SpeechSwitch, Inc. The board of directors authorized management to pursue a strategy designed to unlock the value in our speech recognition software by spinning it off into a new independent public company, SpeechSwitch, Inc. We completed the spin-off of SpeechSwitch and the distribution of SpeechSwitch common stock to our shareholders in the form of a special dividend in August 2005. The assets that became part of SpeechSwitch included the Speech SDK, Speech Enabled Auto Attendant, Name Dialer, plus two issued patents and two patents pending.

Trey Resources, Inc., iVoice Technology, Inc., Deep Fields Technologies, Inc. and SpeechSwitch, Inc. have all been spun off from us, are no longer our subsidiaries and are all currently independent stand-alone companies. This information has been presented for historical purposes only and investors will not hold an ownership interest in any of these companies.

During this same period, we have also identified two additional opportunities to create shareholder value by planning to distribute a portion of our holdings in Emerge Capital Corp. (f/k/a Corporate Strategies) and Laser Energetics to our shareholders.

Emerge Capital Corp. (f/k/a/ Corporate Strategies, Inc.): On September 15, 2004, we announced a common stock distribution of our entire holdings of 7.5 million Class A common stock shares of Corporate Strategies, Inc. to our shareholders. We have invested $750,000 in Corporate Strategies in the form of 7.5 million shares of Class A common stock and a $500,000 5% secured convertible debenture, which was assigned to Cornell Capital Partners LP in May 2005. Corporate Strategies, located in Houston, Texas, provides merchant banking and diversified financial services involving accounts receivable factoring, mortgage lending, oil and gas investments and assorted other financial transactions. Corporate Strategies recorded sales in excess of $1.7 million in 2003 and pre-tax income in excess of $130,000. On August 31, 2005, Corporate Strategies merged with NuWave Technologies Inc and concurrent with the merger Corporate Strategies recalled their 7.5 million shares and reissued 3.75 million shares of NuWave Technologies. Subsequent to the merger with NuWave Technologies, the company changed their name to Emerge Capital Corp. Our Board of Directors has determined that it will authorize the distribution of the Class A Common Stock of Emerge Capital Corp. through a special distribution of seventy-five percent (75%) of the shares, or 2,812,500 shares that it presently holds and will retain the balance of 937,500 shares for investment. This distribution is pending SEC review and effectiveness of the registration of the shares to be distributed under the Securities Act. We have not set a record date with respect to the distribution of our shares of Emerge Capital Corp. common stock (the “EMCG Shares”). We will distribute the EMCG Shares once the registration statement for the EMCG Shares, which was filed by Emerge Capital Corp. with the SEC on June 26, 2006, is declared effective. Once such registration statement is declared effective by the SEC, we will set a record date for the distribution of the EMCG Shares. Consequently, those investors who purchase our securities which are being offered pursuant to this prospectus prior to the effective date will hold an ownership interest in Emerge Capital Corp. and its business operations.

Laser Energetics, Inc.: On May 23, 2006, we announced a common stock distribution of our holdings of 6 million Class A common stock shares of Laser Energetics, Inc. to our shareholders. This distribution is pending SEC review and effectiveness of the registration of the shares to be distributed under the Securities Act. We have not set a record date with respect to the distribution of our shares of Laser Energetics, Inc. common stock (the “LEI Shares”). We will distribute the LEI Shares once the registration statement for the LEI Shares, which was filed by Laser Energetics, Inc. with the SEC on May 5, 2006, is declared effective. Once such registration statement is declared effective by the SEC, we will set a record date for the distribution of the LEI Shares. Consequently, those investors who purchase our securities which are being offered pursuant to this prospectus prior to the effective date will hold an ownership interest in Laser Energetics, Inc. and its business operations.

Patents and Trademarks

To date we have filed fifteen patent applications with the United States Patent and Trademark Office for speech enabled applications that we have developed internally. Of the patent applications we have filed, three (3) patents have been awarded.

Our first patent, for our Speech-Enabled Automatic Telephone Dialer, was issued in May 2003. This invention is a speech enabled automatic telephone dialer device system that uses a spoken name that corresponds to the name and telephone number data of computer-based address book programs. The Speech Enabled Name Dialer imports all of the names and telephone numbers from your existing Microsoft Outlook, ACT, Gold Mine or other contact management software and can automatically connect you with anyone you ask for. You simply pick up the phone, tell the Name Dialer the name of the person you want to contact, and the Name Dialer finds the telephone number and dials for you.

Our second patent for our Speech-Enabled Automatic Telephone Dialer without the need for a Private Branch Exchange (PBX) was issued in December 2003. This patent is similar to our first patent however; the PBX requirement is circumvented through the use of software.

Our third patent for Speech Enabled Voice Activated/Voice Responsive Item Locator was issued in October 2004.

The remaining patent applications are pending. These applications include various versions of the “Wirelessly Loaded Speaking Medicine Container” which is also filed international, “iVoice Speech Enabled Name Dialer”, the “Voice Activated Voice Operated Copier”, the “Voice Activated Voice Operational Universal Remote Control”, the “Product Location Method Utilizing Product Bar and Product-Situated, Aisle-Identifying Bar Code", "Product Location Method Utilizing Bar Code and Aisle-Situated, Aisle-Identifying Bar Code", "Product Location Method Utilizing Bar Code and Product-Situated, Aisle- Identifying Bar Code", “Wireless Methodology for Talking Consumer Products” which is also filed international, “Product Identifier and Receive Spoken Instructions” and “Traffic Signal System with Countdown Signaling and with Advertising and/or News Message”.

Following the formation of SpeechSwitch, Inc. in November 2004, we transferred our legal rights to four of the Speech-Enabled Automatic Telephone Dialer patents to SpeechSwitch, Inc. Upon the conclusion of the spin-off of SpeechSwitch, Inc on August 5, 2005, we no longer maintained any rights to or control over these four patents. Accordingly, investors will not have any ownership interest in these four patents.

In February 2002, we filed a Trademark application for our ‘iVoice’ logo and it was later approved.

Licensing of Patents:

In March 2004, we announced that we had entered into a technology licensing agreement with GlynnTech Inc., to serve as its licensing agent for speaking product packaging technology.

GlynnTech Inc. has been involved in the licensing of a variety of technologies for more than thirty years. Besides representing such diverse successful products as the SuperSoaker® Watergun and the RotoWrench®, Glynn has successfully licensed or sold more than thirty four patents in the field of containers and packaging. Glynn stated

that the speaking product packaging could eventually become a widespread method of using many consumer products.

Our commitment to innovative technology continues to help customers meet their client requirements. We believe GlynnTech can help us unlock the potential of the pending applications.

We have filed a number of patent applications that relate to wirelessly loaded product containers, including prescription medicine containers and OTC medicine containers. This product packaging contains wirelessly downloaded instructions and warnings for subsequent audio playback by users. It is anticipated that these inventions would enable sight-impaired users to avoid the need to read instructions and product warnings. In the long term, it is believed that broad acceptance of this technology would enable anyone to simply press a button on a package and hear instructions.

On March 21, 2006, we entered into a Patent Purchase Agreement with Lamson Holdings LLC, a Nevada limited liability company, for the sale of certain United States Letters Patents and/or applications for United States Letters Patents and/or foreign patents and applications. The patents or patent applications being transferred in this purchase agreement are related to: a) patent 6813341, Voice Activated/Voice Responsive item locator; b) patent 10/696,660, Voice activated, voice responsive product locator system, including product location method utilizing product bar code and aisle-situated, aisle-identifying bar code; c) patent 10/696,090, Voice activated, voice responsive product locator system, including product location method utilizing product bar code and product-situated, location-identifying bar code; and d) patent 10/696,701, Product location method utilizing product bar code and aisle-situated, aisle-identifying bar code. A portion of the proceeds will be disbursed to GlynnTech, Inc. for patents that are co-owned by the President of GlynnTech, Inc., Kenneth Glynn. On July 28, 2006, we concluded the sale of the patents to Lamson Holdings LLC for net proceeds of $136,000. The net proceeds were used to pay down a portion of the Cornell Debentures.

Costs for researching, processing and filing of our patents represent a small portion of our annual operating budget. Costs related to identifying and negotiating licensing agreements are usually paid on a contingency basis with GlynnTech, Inc which presents no risk to us. Recognition of patents prosecution costs are expensed as incurred and licensing and/or sales of our patents are recorded net of the licensing agent fees and recorded at the time of the closing. The patent portfolio is managed by our president and GlynnTech, Inc.

Acquisitions & Mergers:

We also continue to search for potential merger candidates with or without compatible technology and products, which management feels may make financing more appealing to potential investors.

Merger with Thomas Pharmaceuticals Ltd.:

On January 6, 2006, we entered into an Agreement and Plan of Merger (the “Agreement”) with Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation (“Thomas NJ”), our wholly owned subsidiary, Thomas Pharmaceuticals Ltd., a New York corporation (“Thomas NY”), Farris M. Thomas, Jr., an individual (“Thomas”), John E. Lucas, an individual (“Lucas”) Richard C. Brogle, (“Brogle”), Nina Schwalbe, an individual, “Schwalbe”), John H. Kirkwood, an individual (“Kirkwood”), and Maureen Gillespie, an individual (“Gillespie”) (Brogle, Schwalbe, Kirkwood, Gillespie, Thomas and Lucas are collectively as the “Thomas Shareholders”). Under the terms of the Agreement, Thomas NY merged into our wholly owned subsidiary, Thomas NJ. The Thomas Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas NJ Series A Convertible Preferred Stock (“Series A Preferred Stock”) shares. The Series A Preferred Stock shareholders can elect to have us spin-off Thomas NJ. We can elect to spin-off Thomas NJ anytime after the first anniversary of the merger of Thomas NY into Thomas NJ. The following additional documents and/or transactions were completed as part of the Agreement:

We purchased $325,000 of Thomas NJ Series B Convertible Preferred Stock (“Series B Preferred Stock”), a $360,000 10% Secured Convertible Debenture issued by Thomas NJ (the “Initial Convertible Debenture”) and a $100,000 10% Administrative Service Convertible Debenture (“Administrative Debenture”). The Administrative Debenture was issued by Thomas NJ to compensate us for the administrative services that we will provide to

Thomas NJ under the Administrative Services Agreement. The purchase of the Series B Preferred Stock and the Initial Convertible Debenture provided working capital to Thomas NJ.

On April 27, 2006, we purchased an additional debenture in the principal amount of $225,000 and an additional $225,000 of Series B Preferred Stock. Finally, we further agreed that if Thomas NJ would have generated sales of $1 million in the period beginning on January 1, 2006 and ending on September 30, 2006 (the “Threshold”), then we would have purchased from Thomas NJ an additional debenture in the principal amount of at least $200,000 on or before December 31, 2006 and an additional $200,000 of Series B Preferred Stock on or before December 31, 2006. Although Thomas NJ did not reach the Threshold, we maintain the option to invest in Thomas NJ.

We executed a Security Agreement with Thomas NJ to secure the obligations of Thomas NJ under the various debentures set forth above.

We also entered into a Registration Rights Agreement whereby we agreed, upon the common stock of Thomas NJ being registered under the Securities Exchange Act of 1934, as amended, to register 1 billion shares of Thomas NJ common stock that will be issued upon the conversion of the convertible debentures, the Administrative Debenture, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. It is our intent to spin off this subsidiary in the future if there is interest in the marketplace for this type of publicly held company.

The success of Thomas Pharmaceuticals in the marketplace will depend on the marketing and acceptance of the Acid-All products by the consumers. As an example, early product orders from Walgreens and Rite Aid indicate that the Acid-All product is being stocked in some major chain drug stores and is being sold to consumers. We expect to continue to show increased sales from the Acid-All products in the coming quarters. In addition, Thomas recently announced the introduction of additional product lines at a national conference for Chain Drug Stores in San Diego which should enhance their image in the marketplace.

On August 9, 2006, we entered into a Stock Purchase Agreement with Thomas Pharmaceutical Acquisition Corp (“TPA”), a Delaware corporation and Thomas Pharmaceuticals, Ltd (“TPL”), a New Jersey corporation, our wholly owned subsidiary, whereby TPA agreed to purchase all the TPL securities held by us. These securities include the Class A common stock, Series B Convertible Preferred Stock, Secured Convertible Debentures and Administrative Service Convertible Debenture for $1,235,100, plus a 25% premium ($308,775) on the initial value of the TPL securities, plus interest and dividends accrued under the terms of such securities through the closing date. The closing will occur when TPA secures financing to consummate the transaction. However, we may terminate this Stock Purchase Agreement should this transaction not be completed by October 31, 2006.

While the investment in Thomas NJ presented a material risk to us in the short term as we grow the product supply chain and we struggle for brand recognition in the marketplace, it is also providing us with an opportunity to increase shareholder value by increasing our sales and by gaining recognition in the investment community. If the Stock Purchase Agreement is consummated, then we will get a 25% return on our investment which we can reinvest in the alternative energy sector as discussed below. If the Stock Purchase Agreement is not completed, then we can elect to spin-off Thomas NJ to our shareholders anytime after the first anniversary of the merger.

Alternative Energy Sector:

In June 2006, we announced additional plans to enter the alternative energy sector. We are currently in negotiations to acquire the rights to build and operate biodiesel production facilities in Richmond, Virginia and in central Long Island, New York. We have issued non-binding letters of intent and we have commenced studies to determine the scope and feasibility of both projects. Upon completion of the studies, engineering, design and permit issues will be assessed in order to facilitate completion. We are also evaluating different production techniques that use soybean oils, vegetable oils, animal fats and yellow grease. Biodiesel is the fastest growing alternative fuel in America. We will hold a majority interest in the new ventures permitting us to consolidate the performance of these operations for financial reporting purposes. In July 2006, we also announced that we had entered into an Option Agreement to acquire four acres of land in Hanover County, Virginia, located approximately 20 miles from Richmond, Virginia, together with all improvements, easements, water rights, mineral rights and other structures, for a total cost of $800,000. The Option Agreement expires on October 17, 2006, but negotiations between the parties are ongoing. We plan to use the location as the site of a proposed new biodiesel facility.

The investment in the alternative energy sector can present a material risk to us in both the short term and long term as we grow with the marketplace. Alternative energy products, such as biodiesel, are not widely used throughout the United States and the producers are still trying to find their place in the market. Our entire investment in the biodiesel production facilities may be at risk if we cannot identify a cost effective process for refining soybean oils, vegetable oils, animal fats and yellow grease into biodiesel products that can be successfully mixed with diesel fuel supplies for the transportation and energy production industries. We are working with minority partners in the industry to minimize our investment and our overall risk. Management believes that this opportunity will increase shareholder value by increasing our sales and by increasing our recognition in the investment community.

Summary:

We may not be able to identify, successfully integrate or profitably manage any such businesses or operations. The proposed expansion may involve a number of special risks, including possible adverse effects on our operating results, diversion of management attention, inability to retain key personnel, risks associated with unanticipated events and the financial statement effect of potential impairment of acquired intangible assets, any of which could have a materially adverse effect on the our condition and results of operations. In addition, if competition for acquisition candidates or assumed operations were to increase, the cost of acquiring businesses or assuming customers' operations could increase materially. Our inability to implement and manage our expansion strategy successfully may have a material adverse effect on our business and future prospects. Furthermore, through the acquisition of additional businesses, we may effect a business acquisition with a target business which may be financially unstable, under-managed, or in its early stages of development or growth. While we may, under certain circumstances, seek to effect business acquisitions with more than one target business, as a result of our limited resources, we, in all likelihood, will have the ability to effect only a single business acquisition at one time.

We do not have any other plans, proposals or arrangements with respect to future acquisitions.

Results of Operations

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Upon creation of the three wholly owned subsidiaries, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. in 2004, we allocated all the sales and expenses of the business to these three subsidiaries. With the successful Spin-off of these subsidiaries on August 4, 2005, we reclassified the accounts of the subsidiaries on the financial statements to reflect the reclassification of these operations to below the line as discontinued operations in accordance with the provisions of FASB 144, “Accounting for the Impairment or Disposal of Long Lived Assets”. Accordingly, the results of operations for iVoice (the parent) have minimal activity in 2004 and make the comparison to 2005 not meaningful.

Total revenues for the years ended December 31, 2005 and 2004 were $9,102 and $3,695, respectively. These figures primarily represent deferred revenues that were not recorded on the subsidiary books.

Gross margin for the year ended December 31, 2005 was $8,475 as there was limited amount of deferred material costs to be written off against the deferred revenue.

Total operating expenses for the years ended December 31, 2005 and 2004, were $640,259 and $458,632, respectively. These expenses represent salaries and benefits for the President and direct staff, professional fees for investor relations, accounting and reporting services, and rent, utilities and office supplies for the building which is shared with the subsidiaries. These expenses are offset by the temporary administrative services agreements which have remained in place following the successful Spin-off of the subsidiaries. For the years ended December 31, 2005 and 2004, $276,560 and $159,852, respectively, were charged to the subsidiaries for the administrative service agreements and credited to our operating expenses. Operating expenses in 2005 also include the amortization of prepaid financing costs on the Secured Promissory Note of $148,021.

Total other income (expense) for the year ended December 31, 2005 was an income of $128,654. The total other income was comprised of $301,197 income from the special dividend from Corporate Strategies, $305,257 of interest income on cash reserves and $22,740 income received for participation in the New Jersey Technology Tax

Certificate Transfer Program for the sale of our unused state net-operating-loss carry forwards. These income items were offset by interest expense of $500,540 on outstanding loan and debenture balances. Total other income (expense) for the year ended December 31, 2004 was income of $61,231. The total other income was primarily comprised of amounts received for participation in the New Jersey Technology Tax Certificate Transfer Program and after related commissions and expenses related to application submission we received cash proceeds of $56,257. Interest income of $38,944 was earned on cash reserves. These items were offset by interest expense of $14,746 on outstanding loan and debenture balances and $19,224 tax settlement with New York State written off in the current year.

Net loss from continuing operations for the years ending December 31, 2005 and 2004, were $503,130 and $393,706, respectively, as the result of the factors discussed above.

Net loss from discontinued operations for the year ended December 31, 2005 was $762,770 as compared to $2,566,182 for the same period of 2004. The net loss in 2005 represents the operations of the three subsidiaries through August 4, 2005, which was the effective date of the Spin-off. The subsidiaries had been experiencing reduced product sales when compared to 2004 and higher operating costs related to going public costs and the salaries and benefits related to the newly hired management teams. The decreased sales and increased expenses were offset by a reduction in one time expenses in 2004 related to the financing of the Cornell agreements.

The total net loss for the year ended December 31, 2005 was $1,265,900 as compared to the net loss of $2,959,888 for the year ended December 31, 2004. The decrease in net loss of $1,693,988 was the result of the factors discussed above.

Six months ended June 30, 2006 compared to six months ended June 30, 2005

Upon creation of the three wholly owned subsidiaries, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. in 2004, we allocated all the sales and expenses of the business to these three subsidiaries. With the successful Spin-off of these subsidiaries on August 4, 2005, we reclassified the accounts of the subsidiaries on the financial statements to reflect the reclassification of these operations to below the line as discontinued operations in accordance with the provisions of FASB 144, “Accounting for the Impairment or Disposal of Long Lived Assets”. In addition, in January 2006, we acquired Thomas Pharmaceuticals, which is a start-up company with limited operations prior to the merger. Accordingly, our results of operations had minimal activity in 2005 which makes the comparison to 2006 not meaningful.

Total sales for the six months ended June 30, 2006 and 2005 were $51,917 and $8,749, respectively. The sales in 2006 represent initial product sales of our Acid-All product that was introduced in March and is being promoted by our subsidiary, Thomas Pharmaceuticals. The sales in 2005 represent deferred maintenance contracts that were not allocated to the three spun-off subsidiaries.

Cost of sales for the six months ended June 30, 2006 and 2005 were $27,331 and $627, respectively. The costs in 2006 represent the costs of raw materials, packaging and shipping for the Acid-All product shipments. The cost of sales in 2005 represent the remaining costs that were not allocated to the three spun-off subsidiaries.

Total operating expenses for the six months ended June 30, 2006 and 2005, were $1,311,523 and $146,658, respectively. Comparison of the current period to the prior period is not meaningful. Operating expenses for the current period include $630,746 of costs related to the Thomas operations. Of these expenses, $224,737 was for advertising campaigns initiated to introduce the Acid-All products. Other costs include selling and marketing expenses of $101,924, consulting for product and packaging of $63,264 and $49,804 provision for product returns. The remaining costs include salaries, benefits, rent and supplies for the Thomas operations. The ongoing expenses of the parent were $582,694, which primarily represents salaries and benefits for the President and direct staff, professional fees for investor relations, accounting and reporting services, and rent, utilities and office supplies for the headquarters office, which is shared with the spun-off companies. The 2006 amounts also include amortization of financing costs of $120,208, which is being written off over the balance of the term of the Cornell debentures.

Total other income (expense) for the six months ended June 30, 2006 was an expense of $1,747,019. This total was primarily comprised of $2,751,581 of financing costs for the warrants issued to Cornell as part of the refinancing of the business. This total also includes the amortization of the discount on debt conversion of $287,837, interest expense of $306,197 on the Cornell debentures and related party loans. These amounts were offset by $233,312 of interest income on the cash accounts and $1,225,791 gain on revaluation of the derivatives and $64,165 of administrative service fees charged to the spun-off companies. Comparison of the current period to the prior period is not meaningful.

Net loss from continuing operations for the six months ending June 30, 2006 and 2005, were $3,033,956 and $98,310, respectively, as the result of the factors discussed above. Comparison of the current period to the prior period is not meaningful.

Net loss from discontinued operations for the six months ended June 30, 2005 was $610,135. The net loss in 2005 represents the operations of the three subsidiaries through August 4, 2005, which was the effective date of the Spin-off. The subsidiaries had been experiencing reduced product sales and higher operating costs related to going public costs and the salaries and benefits related to the newly hired management teams.

The total net loss for the six months ended June 30, 2006 was $3,033,956 as compared to the net loss of $708,445 for the six months ended June 30, 2005. The increase in net loss of $2,325,511 was the result of the factors discussed above.

Liquidity and Capital Resources

We are currently seeking additional operating income opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) strategic acquisitions or investments; (ii) an increase to current personnel; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; and (v) the activities of competitors.

During the years ended December 31, 2005 and 2004, and allowing for the reclassification of Subsidiary accounts in both periods, we had incurred net losses from continuing operations of $503,130 and $393,706, respectively, and had cash flow deficiencies from continuing operations of $218,978 and $36,771, respectively. These matters raise substantial doubt about our ability to generate cash flows internally through our current operating activities sufficient enough that its existence can be sustained without the need for external financing. Our primary need for cash is to fund our ongoing operations until such time that we can identify sales opportunities for new products or identify strategic acquisitions that generates enough revenue to fund operations. There can be no assurance as to the receipt or timing of revenues from operations.

Our primary source of financing has been through the issuance of common stock and debt that is convertible into our common stock. Our primary need for cash is to fund our ongoing operations until such time that the sale of products generates enough revenue to fund operations. There can be no assurance as to the receipt or timing of revenues from operations. We anticipate that our operations will require at least $120,000 per month. These monthly expenses are anticipated to consist of the following: payroll and benefits of $50,000, occupancy costs of $10,000, professional fees of $20,000, net interest expenses of $16,500, amortized financing costs of $21,000 and miscellaneous administrative expenses of $2,500. We expect to fund these monthly obligations from cash on hand or otherwise from the sale of equity or debt securities. We believe that we has sufficient funds on-hand to fund our operations for at least 24 months.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

During the year ended December 31, 2005, we had a net increase in cash of $3,016,189. Our principal sources and uses of funds in the year ended December 31, 2005, were as follows:

Cash used by operating activities. We used $218,978 in cash for continuing operations in the year ended December 31, 2005 an increase of $182,207 compared to $36,771 in cash used for continuing operations in the year ending December 31, 2004. The increase in cash used in continuing operations results primarily from the increased loss from continuing operations for the year ending December 31, 2005.

The net cash provided by the discontinued operations was $537,150 for the period ending August 4, 2005 compared to $1,374,041 net cash used by discontinued operations for the year ended December 31, 2004. Of this amount, the net effect on cash flow from the Spin-off of subsidiaries to shareholders at August 4, 2005 was $1,299,920. The three subsidiaries were in a net liability position before being removed from the consolidated results following the Spin-off.

Cash used in investing activities. We provided cash of $469,120 in cash from investing activities in the year ended December 31, 2005, a change of $1,297,325 compared to $828,205 in cash used for investing activities in the year ended December 31, 2004. In May 2005, we assigned all our rights and benefits of our Convertible Debenture with Corporate Strategies, Inc. to Cornell Capital as partial payment on the current note due. In June 2004, we invested $750,000 in Corporate Strategies, Inc. for its common stock and convertible debentures.

The net cash provided by investing activities for the discontinued operations was $19,137 for the period ending August 4, 2005 compared to $59,263 for the year ended December 31, 2004.

Cash used in financing activities. Financing activities from continuing operations in the year ended December 31, 2005 provided a total of $3,969,760 in cash. This total primarily consisted of $5,000,000 net proceeds from the issuance of the secured promissory note under the financing with Cornell Capital Partners and the $522,740 repayment of the current loan with the Convertible Debentures of Corporate Strategies, Inc., and the $507,500 reduction in proceeds for financing costs. Financing activities from continuing operations in the year ended December 31, 2004 provided a total of $3,894,341 in cash. This total consisted of $5,650,000 in note payable proceeds representing advances under the equity line of credit with Cornell Capital Partners. A total of $1,793,500 of the advance was repaid in cash. We also issued $3,000,000 of common stock as payment of principal and $37,841 of common stock for payment of accrued interest.

The net cash effect on financing activities for the discontinued operations was a reduction of cash of $1,760,000 for the period ending August 4, 2005 compared to $1,760,000 net cash provided by financing activities for the year ended December 31, 2004. The subsidiaries that were spun off had $1,760,000 of Cornell debt on their books at December 31, 2004 and this had the effect of reducing our availabe cash.

Six Months Ended June 30, 2006 Compared to Six Months Ended June 30, 2005

During the six months ended June 30, 2006, we had a net increase in cash of $191,812. Our principal sources and uses of funds in the six months ended June 30, 2006 were as follows:

Cash used by operating activities. We used $933,066 in cash for continuing operations in the six months ended June 30, 2006, a decrease of $808,478 compared to $124,588 in cash used for continuing operations in the six months ending June 30, 2005. The increase in cash used in continuing operations was primarily used to fund the start-up of the Thomas merger for inventory, advertising, salaries and expenses.

The net cash used by the discontinued operations for the six months ending June 30, 2005 was $440,000. The cash was used to fund the operating losses in the discontinued operations.

Cash used in investing activities. We used cash of $16,372 for investing activities in the six months ended June 30, 2006, compared to $479,480 in cash provided by investing activities in the six months ended June 30, 2005. We upgraded the computers and network for the Thomas operations in 2006. We also continue to invest money in the prosecution of our patent portfolios. In 2005, we assigned all our rights and benefits of our convertible debenture with Corporate Strategies, Inc. to Cornell Capital as partial payment on the current note due.

Cash used in financing activities. We provided $1,141,250 cash from financing in the six months ended June 30, 2006. This represented the net proceeds from the sale of a $1,250,000 Secured Convertible Debenture to Cornell Capital. For the six months ended June 30, 2005, we provided $3,969,760 from financing activities. This represented the net proceeds from the sale of a $5,000,000 promissory note to Cornell Capital and the $522,740 repayment of principal from the transfer of the Marketable Securities discussed above.

The net cash provided by financing activities for the discontinued operations was an increase in cash of $440,000 for the six months ending June 30, 2005 compared. Our subsidiaries increased their borrowing from Cornell.

Principal Sources of Funding

Below is a description of our principal sources of funding:

On May 25, 2004, we issued unsecured promissory notes totaling $2,650,000 payable to Cornell Capital Partners, LP for advances on the equity-line financing agreement entered into with Cornell in December, 2003. On July 14, 2004, we repaid Cornell Capital, L.P. $1,700,000, in cash, to reduce the outstanding amount owed on the promissory notes. We also received a credit of $93,500 against fees based on the accelerated repayment. On May 24, 2005, we assigned all our rights and benefits of a convertible note issued by Corporate Strategies, Inc. valued at $522,740 including principal and accrued interest to Cornell. The notes mature 143 days from the date of issue with interest accruing at 12% per annum on any balance left unpaid after the maturity date. On May 11, 2006 the remaining principal balance of the note of $333,760 and $170,016 of accrued interest was converted to a $503,776 secured convertible debenture due on May 11, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On June 15, 2005, we issued a secured promissory note totaling $5,000,000 payable to Cornell Capital Partners, LP. This note is secured by all of our assets and our rights under all present and future authorization, permits, licenses and franchises issued or granted in connection with their operations. The note is for a term of two years from the date of issue with interest accruing at 12% per annum on any unpaid balance through the note’s maturity date. On May 11, 2006 the remaining principal balance of the note of $5,000,000 and $544,110 of accrued interest was converted to a $5,544,110 secured convertible debenture due on May 11, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On May 25, 2006, we issued to Cornell a $1,250,000 secured convertible debenture due on May 25, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On May 25, 2006, we entered into a Securities Purchase Agreement with Cornell whereby we issued to Cornell an aggregate $8,547,886 of Cornell Debentures convertible into shares of our Class A Common Stock. The aggregate principal amount of $8,547,886 of Cornell Debentures consists of the three secured convertible debentures mentioned above and a fourth secured convertible debenture in the principal amount of $1,250,000 issued to Cornell two (2) business days prior to the date the Registration Statement is declared effective by the SEC.

We can redeem a portion or all amounts outstanding under the Cornell Debentures at any time upon three business days advanced written notice. We shall pay a 20% redemption premium on the principal amount being redeemed.

In addition, on any conversion date, Cornell may require us to make a cash payment in lieu of delivering shares of our Class A Common Stock if the conversion shares to be issued to Cornell, when aggregated with all other shares of our Class A Common Stock beneficially owned by Cornell at such time, would result in Cornell beneficially owning greater than 4.9% of our outstanding shares of Class A Common Stock. For example, assuming Cornell did not beneficially own any shares of our Class A Common Stock at the time of conversion, if Cornell were to request a conversion of $200,000 at a conversion price of $.07, then we would have to issue 3,174,603 shares ($200,000 / ($.07 multiplied by 90%) to Cornell. Since this number of shares exceeds 4.9% of our issued and outstanding shares of Class A Common Stock (2,828,489 shares), then Cornell could request that we make a cash payment of $24,228 (346,114 multiplied by $.07). We believe we have sufficient cash on-hand to satisfy such obligations if and when they shall arise.

We cannot predict the actual number of shares of Class A Common Stock that will be issued pursuant to the Cornell Debentures, in part, because the conversion price of the Cornell Debentures will fluctuate based on prevailing market prices. If we are unable to issue enough shares to meet our obligations, then Cornell could request cash payments, which could have a material impact on our long-term growth strategy.

There is no assurance that the future funding, if any, offered by Cornell Capital Partners, LP. in the form of secured convertible debentures will enable us to raise the requisite capital needed to implement our long-term growth strategy or that alternative forms of financing will be available. Current economic and market conditions have made it very difficult to raise required capital for us to implement our business plan.

Off Balance Sheet Arrangements

During fiscal 2005 and six months ended June 30, 2006, we did not engage in any material off-balance sheet activities or have any relationships or arrangements with unconsolidated entities established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide additional funding to any such entities.

DESCRIPTION OF PROPERTY

We do not own any real property for use in our operations or otherwise.

Our facilities are located at 750 Highway 34, Matawan, New Jersey and consist of approximately 6,000 square feet of space. Our space is leased on a month-to month basis at a monthly rent of $7,500. We use our facilities to house our corporate headquarters and believe our facilities are suitable for such purpose. We also believe that our insurance coverage adequately covers our interest in our leased space. We have a good relationship with our landlord and believe that our current facilities will be adequate for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 5, 2005, the Class A Common Stock of iVoice Technology, Deep Field and SpeechSwitch were distributed to our shareholders. In connection with the Spin-offs of the subsidiaries, we transferred $190,000 of debt owed to Jerome Mahoney to each of the three subsidiaries.

On April 28, 2006, May 12, 2006 and August 24. 2006, we issued an aggregate of 3,930,690 shares of Class A common stock to Mr. Mahoney upon conversion of 47,167 shares of Class B common stock.

On May 30, 2006 and July 7, 2006, we issued an aggregate of 2,829,580 restricted shares of Class A common stock to Cornell Capital Partners as repayment of principal on an outstanding convertible debenture, valued at $165,886.

As of September 30, 2006, the total balance owed by us to Mr. Mahoney is $81,767, convertible into 81,767 shares of our Class B common stock, or 6,813,917 shares of our Class A common stock.

MARKET FOR COMMON EQUITY

AND RELATED SHAREHOLDER MATTERS

Market

Prior to the 1:200 reverse stock split on April 27, 2006, our Class A common stock, no par value, was quoted on the NASD OTC Bulletin Board under the symbol “IVOC.” The following table shows the high and low closing prices for the periods indicated.
	High	Low
2004

First Quarter	$0.00281	$0.00219
Second Quarter	$0.00112	$0.00088
Third Quarter	$0.00088	$0.00081
Fourth Quarter	$0.00062	$0.00050

2005

First Quarter	$0.00100	$0.00038
Second Quarter	$0.00050	$0.00031
Third Quarter	$0.00138	$0.00038
Fourth Quarter	$0.00050	$0.00031

2006

First Quarter	$0.00300	$0.00030
Second Quarter through 4/26/06	$0.00130	$0.00090

Subsequent to the 1:200 reverse stock split on April 27, 2006, our Class A common stock, no par value, was quoted on the NASD OTC Bulletin Board under the symbol “IVOI.” The following table shows the high and low closing prices for the periods indicated.
	High	Low
2006

Second Quarter: 4/27/06 to 6/30/06	$0.150	$0.060
Third Quarter	$0.085	$0.060

Holders of Common Equity.

As of September 30, 2006, the number of record holders of our common shares was approximately 752.

Dividend Information.

To date, we have never paid a cash dividend. The Board of Directors has determined that we have sufficient cash available to fund our activities for the foreseeable future and therefore has sufficient cash reserves to declare a dividend of up to $1.5 million payable to all holders of Class A Common Stock. The Board of Directors determined that a cash dividend of $1.5 million would amount to a sum that would provide a measurable benefit to individual shareholders and at the same time would permit us to retain sufficient cash reserves to fund our future working capital needs. At the annual meeting on March 31, 2006, the Board of Directors got approval from the shareholders for the grant of discretionary authority for the Board of Directors to declare a cash dividend to Class A Common Stock shareholders of $1.5 million. As of the date of this filing, the Board of Directors has not proceeded with the declaration of the dividend.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for services rendered by certain of our executive officers in all capacities during the last three completed fiscal years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted, and certain other compensation, if any, whether paid or deferred.

Summary Compensation Table

Name and Position(s)	Year	Salary($)	Bonus	Other Annual Compensation	Restricted Stock	Securities Underlying Options	All Other Compensation

Jerome R. Mahoney
Chief Executive Officer	2005	$298,000	0	$0	0	0	$866 (2)
and President	2004	$270,000	0	$0	0	0	$866 (2)
	2003	$255,552	0	$0	0	0	$866 (2)

Kevin Whalen (1)	2005	$0	0	0	0	0	0
Chief Financial Officer	2004	$0	0	0	0	0	0
	2003	$33,333	0	0	0	0	0

Frank V Esser	2005	$12,000	0	0	0	0	0
Director	2004	$12,818	0	0	0	0	0

(1)
Effective May 16, 2000, Mr. Whalen was promoted to Chief Financial Officer and was not subject to any employment contract with us. Effective April 30, 2003, we terminated Mr. Whalen’s employment with us.

(2)	Represents $866 in life insurance premiums paid on behalf of Mr. Mahoney for the year ending December 31, 2005, 2004 and 2003.

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/Unexercisable

None	0	0	0	0 / 0

Employment Contracts

On May 1, 1999, we entered into a five-year employment agreement with our majority shareholder (the "Executive"). He will serve as our Chairman of the Board and Chief Executive Officer for a term of five years. As consideration, we agree to pay the Executive a sum of $180,000 the first year with a 10% increase every year thereafter. The employment agreement with Mr. Mahoney provides for a severance payment to him of three hundred percent (300%), less $100, of his average annual amount actually paid by us or any parent or subsidiary of the ours to the Executive and included in the Executive's gross income for services rendered in each of the five prior calendar years (or shorter period during which the Executive shall have been employed by us) should his employment be terminated following a Change in Control, as defined in the agreement.

On November 15, 2004, we amended the employment agreement with Jerome Mahoney and extended the term for an additional five-year period commencing on May 1, 2004. He will serve as our Chairman of the Board, President and Chief Executive Officer for a term of five years. As consideration, we agree to pay Mr. Mahoney a sum of $270,000 the first year with a 10% increase every year thereafter.

iVOICE, INC.

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

                                                                                         Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F - 1

CONSOLIDATED FINANCIAL STATEMENTS - AUDITED

Balance Sheets at December 31, 2005 and 2004	F-2 - F-3

Statements of Operations for the years ended December 31, 2005 and 2004	F-4

Statements of Stockholders' Equity for the years ended December 31, 2005 and 2004	F-5 - F-8

Statement of Accumulated Other Comprehensive Income for the years ended
December 31, 2005 and 2004	F-9

Statements of Cash Flows for the years ended December 31, 2005 and 2004	F-10 - F-12

Notes to the Consolidated Financial Statements for the years ended
December 31, 2005 and 2004	F-13 - F-41

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - UNAUDITED
Balance Sheet at June 30, 2006	F- 42

Statements of Operations for the six months ended June 30, 2006 and 2005	F- 43

Statement of Accumulated Other Comprehensive Income for the six months ended
June 30, 2006	F- 44

Statements of Cash Flows for the six months ended June 30, 2006 and 2005	F- 45 - F-46

Notes to the Condensed Consolidated Financial Statements for the six months ended
June 30, 2006 and 2005	F-47 - F-56

Bagell, Josephs, Levine & Company, LLC
200 Haddonfield Berlin Road, Gibbsboro, NJ 08026
Tel: 856.346.2828 Fax: 856.346.2882

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS’ OF
iVOICE, INC.
Matawan, New Jersey

We have audited the accompanying consolidated balance sheets of iVoice, Inc. and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity, accumulated other comprehensive income (loss) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of iVoice, Inc. and Subsidiary as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for December 31, 2005 have been prepared assuming the Company will continue as a going concern. As discussed in Note 13 to the consolidated financial statements, the Company has incurred substantial accumulated deficits and has completed the process of spinning out their subsidiaries. These issues raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Bagell, Josephs, Levine & Company, LLC
Gibbsboro, New Jersey
February 21, 2006

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

ASSETS
	December 31,
	2005	2004
		(Reclassified)
CURRENT ASSETS
Cash and cash equivalents	$11,001,932	$6,763,346
Accounts receivable, net of allowance for doubtful accounts of $2,700	--	411
Net current assets of discontinued operations	--	1,281,951
Securities available for sale	622,935	750,000
Prepaid expenses and other current assets	306,233	13,800
Total current assets	11,931,100	8,809,508

PROPERTY AND EQUIPMENT, net
Property and equipment of continuing operations	27,613	34,612
Property and equipment of discontinued operations	--	4,737

Total property and equipment	27,613	39,349

OTHER ASSETS
Deferred financing costs, net of accumulated amortization of $148,021 and $0	105,729	--
Net long-term assets of discontinued operations	--	14,400
Intangible assets, net of accumulated amortization of $5,010 and $3,885	222,460	202,105
Deposits and other assets	6,666	6,666

Total other assets	334,855	223,171

TOTAL ASSETS	$12,293,568	$9,072,028

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 31,
	2005	2004
		(Reclassified)
CURRENT LIABILITIES
Accounts payable and accrued expenses	$808,700	$332,138
Due to related parties	47,344	11,369
Net current liabilities of discontinued operations	--	2,482,532
Notes payable	333,760	856,500
Deferred maintenance contracts	--	9,320

Total current liabilities	1,189,804	3,691,859

LONG TERM DEBT
Notes payable, net of current portion	5,000,000	--

Total liabilities	6,189,804	3,691,859

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $1 par value; Authorized shares - 1,000,000;
Issued and outstanding shares - none	-	-
Common stock, Class A:
2005 - no par value; Authorized 10,000,000,000
9,994,728,373 shares issued, 9,994,128,373 shares outstanding
2004 - no par value; Authorized 10,000,000,000
9,248,728,373 shares issued, 9,144,887,874 shares outstanding	24,457,546	24,460,709
Common stock, Class B:
2005 - $.01 par value; authorized 50,000,000
2,204,875 shares issued, 1,670,514 shares outstanding,
2004 - $.01 par value; authorized 50,000,000
2,204,875 shares issued, 1,714,180 shares outstanding.	16,705	42
Accumulated other comprehensive income	13,097	-
Accumulated deficit	(18,354,784)	(19,051,782)
Treasury stock, 600,000 Class A shares, at cost	(28,800)	(28,800)

Total stockholders' equity	6,103,764	5,380,169

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,293,568	$9,072,028

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2005	2004
		(Reclassified)

SALES, net	$9,102	$3,695

COST OF SALES	627	--

GROSS PROFIT	8,475	3,695

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling expenses	--	1,411
General and administrative expenses	474,714	449,627
Amortization of financing costs	148,021	--
Depreciation and amortization	17,524	7,594

Total selling, general and administrative expenses	640,259	458,632

LOSS FROM CONTINUING OPERATIONS	(631,784)	(454,937)

OTHER INCOME \ (EXPENSE)
Other income	629,194	75,977
Interest expense	(500,540)	(14,746)
Total other expense	128,654	61,231

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(503,130)	(393,706)

PROVISION FOR INCOME TAXES	--	--

NET LOSS FROM CONTINUING OPERATIONS	(503,130)	(393,706)

LOSS FROM DISCONTINUED OPERATIONS
Loss from discontinued operations	(762,770)	(2,566,182)

NET LOSS APPLICABLE TO COMMON SHARES	$(1,265,900)	$(2,959,888)

NET LOSS PER COMMON SHARE
Continuing Operations: basic	$(.00)	$(.00)
Discontinued Operations: basic	$(.00)	$(.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Continuing Operations: basic	9,903,231,810	7,241,555,781
Discontinued Operations: basic	9,903,231,810	7,241,555,781

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock Class A		Common Stock Class B

	Shares	Amount	Shares	Amount

Balance at January 1, 2004	4,719,208,096	$19,954,737	1,799,875	$127

Issuance of common stock for services	37,931,034	110,000	-	-

Issuance of common stock for fees associated with the Equity Line of Credit with Cornell Capital	306,060,606	1,010,000	-	-

Issuance of common stock for repayment of outstanding notes payable	2,559,317,803	3,000,000	-	-

Issuance of common stock for interest	75,682,200	37,841	-	-

Issuance of common stock for directors fees	14,178,571	12,818	-	-

Issuance of common stock for payment of legal services related to patent applications	27,509,564	52,978	-	-

Issuance of stock on conversion of Class B shares	1,405,000,000	85	(85,695)	(85)

Spin-off of Trey Resources to stockholders	-	282,250	-	-

Net loss for the year ended December 31, 2004 from continuing operations	-	-	-	-

Net loss for the year ended December 31, 2004 from discontinued operations	-	-	-	-

Balance at December 31, 2004	9,144,887,874	$24,460,709	1,714,180	$42

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

			Accumulated	Total
		Accumulated	Comprehensive	Stockholders’
	Treasury Stock	Deficit (Reclassified)	Income	Equity (Reclassified)
Balance at January 1, 2004	$(28,800)	$(16,493,071)	$-	$3,432,993

Issuance of common stock for services	-	-	-	110,000

Issuance of common stock for fees associated with the Equity Line of Credit with Cornell Capital	-	-	-	1,010,000

Issuance of common stock for repayment of outstanding notes payable	-	-	-	3,000,000

Issuance of common stock for interest	-	-	-	37,841

Issuance of common stock for directors fees	-	-	-	12,818

Issuance of common stock for payment of legal services related to patent applications	-	-	-	52,978
-
Issuance of stock on conversion of Class B shares	-	-	-	-

Spin-off of Trey Resources to stockholders	-	401,177	-	683,427

Net loss for the year ended December 31, 2004 from continuing operations	-	(393,706)	-	(393,706)

Net loss for the year ended December 31, 2004 from discontinued operations	-	(2,566,182)	-	(2,566,182)

Balance at December 31, 2004	$(28,800)	$(19,051,782)	$-	$5,380,169

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock Class A		Common Stock Class B

	Shares	Amount	Shares	Amount

Balance at January 1, 2005	9,144,887,874	$24,460,709	1,714,180	$42

Issuance of common stock to replace negative escrow	103,840,499	-	-	-

Issuance of common stock for payment of legal services related to patent applications	30,000,000	13,500	-	-

Issuance of stock on conversion of Class B shares	716,000,000	38	(43,666)	(38)

Unrealized gain on securities available for sale	-	-	-	-

Spin-off of subsidiaries to stockholders	-	-	-	-

Adjustment for change in par value	-	(16,701)	-	16,701

Net loss for the year ended December 31, 2005 from continuing operations	-	-	-	-

Net loss for the year ended December 31, 2005 from discontinued operations	-	-	-	-

Balance at December 31, 2005	9,994,728,373	$24,457,546	1,670,514	$16,705

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

		Accumulated	Accumulated Comprehensive	Total Stockholders’
	Treasury	Deficit	Income	Equity
	Stock	(Reclassified)	(Losses)	(Reclassified)

Balance at January 1, 2005	$(28,800)	$(19,051,782)	$-	$5,380,169

Issuance of common stock to replace negative escrow	-	-	-	-

Issuance of common stock for payment of legal services related to patent applications	-	-	-	13,500

Issuance of stock on conversion of Class B shares	-	-	-	-

Unrealized gain on securities available for sale	-	-	13,097	13,097

Spin-off of subsidiaries to stockholders	-	1,962,898	-	1,962,898

Adjustment for change in par value	-	-	-	-

Net loss for the year ended December 31, 2005 from continuing operations	-	(503,130)	-	(503,130)

Net loss for the year ended December 31, 2005 from discontinued operations	-	(762,770)	-	(762,770)

Balance at December 31, 2005	$(28,800)	$(18,354,784)	$13,097	$6,103,764

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

Accumulated Other Comprehensive Income (Loss)

Balance at January 1, 2004	$-

Net transactions for the year ended December 31, 2004	-

Balance at December 31, 2004	-

Unrealized gain on securities available for sale	13,097

Balance at December 31, 2005	$13,097

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2005	2004
		(reclassified)

CASH FLOW FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(503,130)	$(393,706)

Adjustments to reconcile net loss to net
cash provided by (used in) operating activities
Depreciation and amortization	17,524	2,548
Amortization of prepaid financing costs	148,021	--
Dividend income on securities available for sale	(301,197)	--
Receipt of securities available for sale for settlement of receivables	(64,891)	--
Loss on exchange of securities available for sale	6,250	--
Common stock issued for legal services	--	110,000
Common stock issued for patent services	13,500	52,978
Changes in certain assets and liabilities:
Accounts receivable	411	(411)

Prepaid and other current assets	(38,683)	165,984
Accounts payable and accrued expenses	476,562	5,147
Deferred maintenance contracts	(9,320)	9,320
Related party accounts	35,975	11,369

Total (cash used) in operating activities of continuing operations	(218,978)	(36,771)

Net loss from discontinued operations	(762,770)	(2,566,182)
Net effect on cash flow from spin-off of subsidiaries	1,299,920	(39,040)
Adjustments to reconcile total cash used in discontinued operations	-	1,231,181

Total cash provided by (used in) operating activities of discontinued operations	537,150	(1,374,041)

Total cash provided by (used in) operating activities	318,172	(1,410,812)

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended December 31,
	2005	2004
		(reclassified)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,400)	(6,021)
Investment in securities available for sale	--	(750,000)
Proceeds from dispositions in securities available for sale	500,000	--
Purchase of intangibles	(21,480)	(72,184)

Total cash provided by (used in) investing activities from continuing operations	469,120	(828,205)

Adjustments to reconcile total cash provided by investing activities from
discontinued operations	19,137	59,263

Total cash provided by (used in) investing activities	488,257	(768,942)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for repayment of notes payable	--	3,037,841
Prepaid offering and debt issue costs	(507,500)	--

Gross proceeds from notes payable	5,000,000	5,650,000
Repayment of notes payable	(522,740)	(4,793,500)

Total cash provided by financing activities from continuing operations	3,969,760	3,894,341

Adjustments to reconcile total cash (used in) provided by financing activities from
discontinued operations	(1,760,000)	1,760,000

Total cash provided by financing activities	2,209,760	5,654,341

NET INCREASE IN CASH AND CASH EQUIVALENTS	3,016,189	3,474,587

CASH AND EQUIVALENTS - Beginning of year - Continuing Operations	6,763,346	4,506,608
CASH AND EQUIVALENTS - Beginning of year - Discontinued Operations	1,222,397	4,548

CASH AND EQUIVALENTS - END OF YEAR - Continuing Operations	$11,001,932	$6,763,346
CASH AND EQUIVALENTS - END OF YEAR - Discontinued Operations	$--	$1,222,397

CASH PAID DURING THE YEAR FOR:

Interest expense	$--	$640
Income taxes	$--	$--

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

During the year ended December 31, 2005, the Company:

a)
On January 11, 2005, the Company issued 103,840,499 shares of Class A common stock to Cornell Capital Partners for amounts that were due for repayment of principal on outstanding notes payable at December 31, 2004.

b)	On April 5, 2005, the Company issued 30,000,000 shares of Class A common stock for legal services related to patent applications valued at $13,500.

c)
During the year ended December 31, 2005, the Company issued 716,000,000 shares of Class A common stock to Jerome Mahoney on conversion of 43,666 shares of Class B common stock pursuit to the terms of his promissory note.

d)	The Company received a stock dividend from Health Express, USA in the amount of $301,197 for the shares owned in NuWave Technology.

During the year ended December 31, 2004, the Company:

a)	During the year ended December 31, 2004, the Company issued 306,060,606 shares of Class A common stock for fees associated with the Equity Line of Credit with Cornell Capital valued at $1,010,000.

b)
During the year ended December 31, 2004, the Company issued 2,663,158,299 shares of Class A common stock with a total value of $3,000,000 for repayment of principal on outstanding notes payable, issued as advances on the equity line financing with Cornell Capital Partners, LP.

c)
During the year ended December 31, 2004, the Company issued 75,682,200 shares of Class A common stock with a total value of $37,841 for interest due on the equity line financing with Cornell Capital Partners, LP.

d)	During the year ended December 31, 2004, the Company issued 14,178,571 shares of Class A common stock for directors fees valued at $12,818.

e)	During the year ended December 31, 2004, the Company issued 27,509,564 shares of Class A common stock for legal services related to patent applications valued at $52,978.

f)	During the year ended December 31, 2004, the Company issued 37,931,034 shares of Class A common stock for legal services valued at $110,000.

g)
Due to timing of the year end, 103,840,496 shares of Class A common stock were issued to Cornell Capital Partners, but were not outstanding at December 31, 2004. The aggregate shares outstanding at December 31, 2004 reflect this adjustment.

h)
During the year ended December 31, 2004, the Company issued 1,405,000,000 shares of Class A common stock to Jerome Mahoney on conversion of 85,695 shares of Class B common stock pursuit to the terms of his promissory note.

The accompanying notes are an integral part of these consolidated financial statements.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)     Basis of Presentation
The accompanying consolidated financial statements include the accounts of iVoice, Inc. (the “Company” or “iVoice”), and its wholly owned subsidiaries. iVoice, Inc. formerly known as Visual Telephone International, Inc. (“Visual”) was incorporated under the laws of Utah on December 2, 1995, and subsequently changed to Delaware.
On May 21, 1999, the Company executed a Reorganization Agreement (the “Agreement”) that provided that the Company and International Voice Technologies, Corp. (“IVT”) would be merged and the Company would be the surviving entity. On May 25, 1999, a certificate of merger was filed with the State of Delaware and the name of the Company was changed to iVoice.com, Inc.

On April 24, 2000, the Company entered into an agreement and plan of reorganization with all the stockholders of ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI’s name being changed to iVoice.com, Inc. The purpose of this transaction was to enable the Company’s business to be conducted by a reporting company, as pursuant to the “eligibility rule” adopted by the National Association of Securities Dealers, Inc., or “NASD,” as only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

On August 24, 2001, the Company amended its certificate of incorporation to change its name from iVoice.com, Inc. to iVoice, Inc.

On April 25, 2003, the Company formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, changed its state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary.

In September 2003, the Company announced its intention to distribute to its stockholders shares of Class A common stock of Trey Resources, Inc., one of the Company’s subsidiaries, and its Automated Reminder business, upon the effectiveness of required SEC filings and final approval by the iVoice Board of Directors of the terms and conditions of the proposed distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the SEC on October 3, 2003. Effective with the spin-off of Trey Resources on February 11, 2004, Trey Resources now owns and operates the Automatic Reminder software business as an independent publicly traded entity following this distribution.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

On April 28, 2004 iVoice formed a new wholly owned subsidiary, iVoice Technology, Inc. in the State of Nevada. Thereafter, iVoice formed two additional wholly owned subsidiaries on August 3, 2004, iVoice Technology 2, Inc. and iVoice Technology 3, Inc. Subsequent to the formation of these three subsidiaries in Nevada, it came to the attention of the Company that the filing fees in Nevada were excessive for companies with a large number of authorized common stock shares. Therefore, on November 10, 2004, the Company formed three new wholly owned subsidiaries, iVoice Technology, Inc. (“iVoice Technology”), Deep Field Technology, Inc., and SpeedSwitch, Inc in the State of New Jersey. However, an error occurred in the initial filings with the State of New Jersey, and amendments to the Certificate of Incorporation were filed changing the name of Deep Field Technology, Inc. to Deep Field Technologies, Inc. (“Deep Field”) and SpeedSwitch, Inc. to SpeechSwitch, Inc. (“SpeechSwitch”). All obligations of the initial Nevada subsidiaries, iVoice Technology, Inc., iVoice Technology 2, Inc. and iVoice Technology 3, Inc., have been assigned and assumed by the respective New Jersey subsidiary counterpart, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc., with the consent of the other contracting parties. iVoice has dissolved the Nevada subsidiaries.

On May 24, 2004, the Company dissolved its wholly owned subsidiary iVoice Acquisition 2, Inc. in the state of Delaware. This was an inactive subsidiary.

In September 2004 and November 2004, the Company announced its intention to distribute to its stockholders, in the form of a special dividend, shares of Class A Common Stock of its three wholly owned subsidiaries, iVoice Technology, Deep Field and SpeechSwitch (the “Spin-off”). The Company announced on July 21, 2005, that the Board of Directors set a record date for the previously announced spin-off of its three wholly owned subsidiaries. Stockholders of record on July 29, 2005 were entitled to receive the special dividend. The special dividend was distributed on August 5, 2005.

Holders of iVoice Class A Common Stock, other than affiliates of iVoice, received one share of Class A Common Stock of each of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. for every 988 shares of iVoice common stock that they held. Holders of less than 988 shares of iVoice common stock received one share of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. Class A common stock. All of the outstanding shares of Class B Common Stock (including convertible debt into such shares) of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. will be beneficially owned by affiliates of iVoice, Inc. or iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2005, iVoice formed a new wholly owned subsidiary, iVoice Acquisition Corporation in the State of New Jersey. This subsidiary will be used in the future for potential acquisitions made by the parent.

As part of the Spin-off, the Company transferred certain of its assets and related liabilities to iVoice Technology, Deep Field and SpeechSwitch immediately prior to the distribution. The consolidated financial statements for the year ended December 31, 2005 include reclassifications of the operations of the subsidiaries to reflect the disposal of the three businesses. In addition, the consolidated financial statements for the year ended December 31, 2004 reflect the reclassification of the operations to below the line as discontinued operations in accordance with the provisions of Statements of Financial Accounting Standards (FAS) 144, “Accounting for the Impairment or Disposal of Long Lived Assets”.

The Company is publicly traded and is currently traded on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “IVOC”.

b)	Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries iVoice Technology, Inc., Deep Field Technologies, Inc., SpeechSwitch, Inc., iVoice Acquisition Corp and Trey Resources, Inc. On February 13, 2004, Trey Resources was distributed to iVoice stockholders through a spin-off transaction. On August 5, 2005, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. were distributed to iVoice stockholders through spin-off transactions. The Statements of Operations and Cash Flows for the year ended December 31, 2005, reflect the results of iVoice Technology, Deep Field and SpeechSwitch as discontinued operations through August 5, 2005. The Statements of Operations and Cash Flows for the year ended December 31, 2004, reflect the results of Trey Resources as discontinued operations through February 11, 2004. The Statements of Operations and Cash Flows for the year ended December 31, 2004 have also been reclassified to reflect iVoice Technology, Deep Field Technologies and SpeechSwitch as discontinued operations. All significant inter-company transactions and balances have been eliminated in consolidation.

c)	Line of Business

The Company is a communication company primarily engaged in the development, manufacturing and marketing of voice recognition and computerized telephony systems for small-to-medium sized businesses and corporate departments. The Company’s technology allows businesses to communicate more efficiently and effectively by integrating speech recognition into their traditional office telephone systems with voicemail, automated attendant and Interactive Voice Response (“IVR”) functions. IVR products allow information in PC databases to be accessed from a standard touch-tone telephone system.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company is also actively pursuing patent applications which are pending. These applications include various versions of the “Wirelessly Loaded Speaking Medicine Container” which is also filed international, “iVoice Speech Enabled Name Dialer”, the “Voice Activated Voice Operated Copier”, the “Voice Activated Voice Operational Universal Remote Control”, the “Product Location Method Utilizing Product Bar and Product-Situated, Aisle-Identifying Bar Code", "Product Location Method Utilizing Bar Code and Aisle-Situated, Aisle-Identifying Bar Code", "Product Location Method Utilizing Bar Code and Product-Situated, Aisle- Identifying Bar Code", “Wireless Methodology for Talking Consumer Products” which is also filed international, and “Product Identifier and Receive Spoken Instructions.”

The Company sells its products directly to business customers and through Dealer and Reseller channels throughout the United States.

d)	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

e)	Revenue Recognition
The Company obtains its income primarily from the sale of its voice recognition and computer technology communication systems upon delivery. The Company recognizes revenue from support services at the time the service is performed or over the period of the contract for maintenance or support.

f)	Advertising Costs
Advertising costs are expensed as incurred and are included in selling expenses. For the years ended December 31, 2005 and 2004, the Company incurred $6,229 and $7,025, respectively, in advertising costs. These costs were included in the discontinued operations prior to being spun-off by the Company.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

g)	Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company had cash equivalents at December 31, 2005 and 2004 of $10,901,874 and $6,000,000, respectively. The cash equivalents represent investments in Triple A credit rated money market funds that have 7 day auction rates competitive with current market conditions.

The Company maintains cash balances at a financial institution that are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has uninsured cash balances at December 31, 2005 and 2004 of $19,643 and $668,040, respectively.

h)	Marketable Securities
The Company has evaluated its investment policies consistent with FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in Stockholders' Equity under the caption Accumulated Other Comprehensive Income (Loss).

i)	Concentration of Credit Risk
The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances exceeded FDIC insured levels at various times during the year. The Company has uninsured cash balances at December 31, 2005 and 2004 of $19,643 and $668,040, respectively.

j)	Property and Equipment
Property and equipment is stated at cost. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally five to seven years. Maintenance and repairs are charged to expense as incurred.

k)	Software License Cost
Software license costs are recorded at cost, which approximates fair market value as of the date of purchase. These costs represent the purchase of various exploitation rights to certain software, pre-developed codes and systems patented by a non-related third party. These costs are capitalized pursuant to FAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”, and are being amortized using the straight-line method over a period of five years. As described later in Note 1, the Company has adopted FAS No. 144. The carrying value of software license costs are regularly reviewed by the Company and a loss would be recognized if the value of the estimated un-discounted cash flow benefit related to the asset falls below the unamortized cost. The remaining unamortized cost was written off in 2004.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

l)	Income Taxes
The Company accounts for income taxes in accordance with FAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income taxes and liabilities are computed annually for differences between the financial statement and the tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

m)	Financing Costs
Financing costs consist primarily of professional fees and various paid commissions relating to the issuance of the Company’s convertible debentures and equity credit lines. These costs are deferred and amortized over the term of the underlying security.

n)	Debt Issue Costs
Debt issue costs represent the estimated cost of the conversion discount feature relating to the issuance of the Company’s convertible debentures. In previous years, these costs were amortized and charged to interest expense over the life of the debt. During the year ended December 31, 2001, the Company changed its method of accounting for these costs and charged to expense the fair value of the beneficial conversion features of the convertible debt as measured at the date of issuance in accordance with Emerging Issues Task Force (EITF) Issue 98-5. The switch to this method of accounting did not have a material affect on the Company’s financial statements.

o)	Fair Value of Financial Instruments
The Company estimates that the fair value of all financial instruments at December 31, 2005 and 2004, as defined in FAS 107, does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying consolidated balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value, and accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

p)	Long-Lived Assets
FAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of,” requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has adopted this statement and determined that an impairment loss should not be recognized for applicable assets of continuing operations.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

q)	Earnings (Loss) Per Common Share
FAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share (“basic EPS”) and diluted earnings per share (“diluted EPS”).

The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding Common shares during the period. Diluted earnings per share gives effect to all dilutive potential Common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The shares used in the computations are as follows:

	As of December 31,
	2005	2004
Basic and Diluted EPS Purposes	9,903,231,810	7,241,555,781

The company had common stock equivalents of 998,260 and 6,488,260 at December 31, 2005 and 2004, respectively.

r)	Comprehensive Income
FAS No. 130, “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components in the financial statements. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. As of December 31, 2005, the Company has several items that represent comprehensive income, and thus, have included a statement of comprehensive income.

s)	Reclassification of accounts in the prior period financial statements
The Company has reclassified certain accounts in the balance sheet, statements of operations and statements of cash flows for the years ended December 31, 2005 and 2004, respectively, to reflect the Spin-off of the three wholly owned subsidiaries, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. The statements reflect the reclassification of these operations to below the line as discontinued operations in accordance with the provisions of FAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”. There has been no effect on Net Income (Loss).

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

t)	Recent Accounting Pronouncements
In December 2004, the FASB issued Financial Accounting Standards No. 123 (revised 2004) (FAS 123R), “Share-Based Payment.” FAS 123R replaces FAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” FAS 123R requires compensation expense related to share-based payment transactions, measured as the fair value at the grant date, to be recognized in the financial statements over the period that an employee provides service in exchange for the award. The Company intends to adopt FAS 123R using the “modified prospective” transition method, as defined in FAS 123R. Under the modified prospective method, companies are required to record compensation cost prospectively for the unvested portion, as of the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. FAS 123R is effective January 1, 2006. The Company does not expect FAS 123R to have a material impact on its results or financial statements.

FAS No. 131, “Disclosure About Segments of an Enterprise and Related Information” requires that a public company report financial and descriptive information about its reportable operating segments. It also requires that an enterprise report certain information about its products and services, the geographic areas in which they operate and their major customers. In determining the requirements of this pronouncement, Management believes that there is no materially reportable segment information with respect to the Company’s operations and does not provide any segment information regarding products and services, major customers, and the material countries in which the Company holds assets and reports revenue.

On December 16, 2004, FASB issued Financial Accounting Standards No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-monetary Transactions ("FAS 153"). This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under FAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. FAS153 is effective for non-monetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 2 - DISCONTINUED OPERATIONS

On February 13, 2004, iVoice completed the previously announced distribution of Trey Resources through the issuance of one share of Trey Resources, Inc. Class A common stock for every 1,793 shares of iVoice Class A common stock held on the record date of February 9, 2004.

The summarized results of operations for the year ended December 31, 2004 are as follows:

Through Feb 11, 2004
Revenues	$-
Cost of Revenues	-
Gross profit -
Operating Expenses	25,939
Operating Loss (25,939)
Other expense 805
Provision for income taxes	-
Net Loss	$(26,744)

On August 5, 2005, iVoice completed the previously announced distribution of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. through the issuance of one share of each company’s Class A common stock for every 988 shares of iVoice Class A common stock held on the record date of July 29, 2005.

The summarized results of operations for the years ended December 31, 2005 and 2004 are as follows:

	Through
	Aug 5, 2005	Dec 31, 2004
Revenues	$129,303	$354,680
Cost of Revenues	31,979	112,660
Gross profit	97,324	242,020
Operating Expenses	699,035	1,470,011
Operating Loss	(601,711)	(1,227,991)
Other expense	161,059	1,311,447
Provision for income taxes	-	-
Net Loss	$(762,770)	$(2,539,438)

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 2 - DISCONTINUED OPERATIONS (Continued)

The summarized components of assets and liabilities associated with the discontinued operations for the years ended December 31, 2005 and 2004 are as follows:

	Through
	Aug 5, 2005	Dec 31, 2004
Cash	$ 1,249,397	$ 1,222,397
Accounts receivable	15,784	54,355
Inventory, net	1,082	5,199
Property and equipment, net	1,928	4,737
Intangible assets, net	13,720	14,400
Total assets	$ 1,281,967	$ 1,301,088

Accounts payable and accrued expenses	$ 173,935	$ 118,365
Convertible debentures	2,200,000	1,760,000
Deferred maintenance contracts	17,597	34,167
Due to related parties	853,333	570,000
Stockholder’s equity	(1,962,898)	(1,181,444)
Total liabilities and stockholders’ equity	$ 1,281,967	$ 1,301,088

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	December 31,

	2005	2004
Equipment	$84,743	$75,343
Leasehold improvements	11,454	11,454
Furniture and fixtures	123,519	123,519
	219,716	210,316
Less: Accumulated depreciation	192,103	175,704
Property and equipment, continuing operations	27,613	34,612

Property and equipment, discontinued operations	-	4,737

Property and equipment, net	$27,613	$39,349

Depreciation expense for the years ended December 31, 2005 and 2004 was $16,399 and $1,423, respectively, from continuing operations.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 4 - SECURITIES AVAILABLE FOR SALE

On June 24, 2004, iVoice had invested $750,000 in Corporate Strategies in the form of 7.5 million shares of Class A Common Stock and a $500,000 5% secured convertible debenture, which was assigned to Cornell Capital Partners LP in May 2005. Corporate Strategies, located in Houston, Texas, provides merchant banking and diversified financial services involving accounts receivable factoring, mortgage lending, oil and gas investments and assorted other financial transactions.

On May 16, 2005, the Company terminated its administrative services agreement with Trey and the Company agreed to accept the assignment of 10 million shares of Laser Energetics Class A Common Stock as settlement of all Administrative Fees owed by Trey. The value of the exchanged securities was determined to be $64,891.

On August 30, 2005, iVoice received a special dividend from Corporate Strategies in the form of 4,408 shares Series A Convertible Preferred Stock of Health Express USA, Inc with a market value of $300,846, based on the current trading price on the underlying common stock. On October 13, 2005, iVoice received an additional 3 shares Series A Convertible Preferred Stock of Health Express USA, Inc with a market value of $351. Each of these shares are convertible in 19,500 shares of Health Express USA common stock one year from the issue date.

On August 31, 2005, following the reverse merger of Corporate Strategies into Nuwave Technologies, Inc., the Company received 3,750,000 shares of Nuwave Technologies Common Stock in exchange for the 7,500,000 shares of Corporate Strategies Class A Common Stock. The market value of Nuwave on the date of transfer was $243,750 as compared to the carrying value of $250,000 for our Corporate Strategies stock, so we wrote down the value by $6,250.

As of December 31, 2005 and 2004, the aggregate value of the Securities Available for Sale was $622,935 and $750,000, respectively. The gross unrealized gain on marketable securities at December 31, 2005 and 2004 was $13,097 and $0, respectively.

NOTE 5 - GOODWILL AND INTANGIBLES

In May 2003 and December 2003, the Company was issued two patents by the U.S Patent and Trademark Office for its Speech-Enabled Automatic Telephone Dialer. In October 26, 2004 iVoice announced it has received United States Patent 6,813,341 for a patent for Speech Enabled Voice Activated/Voice Responsive Item Locator. The patents expire 20 years from the date of the original patent filings. All accumulated costs incurred with respect to the Company’s patent filings have been capitalized. Costs related specifically to the awarded patents are now being amortized on a straight-line basis over the life of the patents. All capitalized intangibles have been reviewed for impairment at December 31, 2005. In doing so, management has determined that no write-down for impairment is required.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 5 - GOODWILL AND INTANGIBLES (Continued)

Under FAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require.

Following the spin-off of the three subsidiaries, the total intangible assets, consisting of costs associated with the Company’s patent applications amounted to $227,470 less accumulated amortization of $5,010 at December 31, 2005. At December 31, 2004, intangible assets totaled $205,990 net of accumulated amortization of $3,885.

NOTE 6 - INCOME TAXES

  The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

	December 31,

	2005	2004
Federal Income Tax Rate	(34.0)%	(34.0)%
Deferred Tax Charge (Credit)	-	-
Effect on Valuation Allowance	38.1%	38.1%
State Income Tax, Net of Federal Benefit	(4.1)%	(4.1)%
Effective Income Tax Rate	0.0%	0.0%

As of December 31, 2005 and 2004, the Company had net operating loss carry forwards of approximately $18,000,000 and $16,700,000, respectively that can be utilized to offset future taxable income for Federal income tax purposes through 2025. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382. Because of the current uncertainty of realizing the benefit of the tax carry forward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company's ability to generate taxable income during the carry forward period.

For state income taxes, the Company’s net operating loss carry forwards have been reduced by $8,464,741. During the years ended 2005, 2004 and 2003, the Company participated in the Technology Tax Certificate Transfer Program sponsored by the New Jersey Economic Development Authority and the State of New Jersey. Under the program, eligible businesses may sell their unused net-operating-loss carry forwards and unused research and development tax-credit carry forwards to any corporate taxpayer in the State of New Jersey for at least 75% of the value of the tax benefits. After related commissions and expenses related to application submission the Company received cash proceeds of $17,069, $56,257 and $146,649 for the years ended December 31, 2005, 2004 and 2003 respectively.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 6 - INCOME TAXES (Continued)

Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are summarized as follows:
	December 31,
	2005	2004
Deferred tax assets	$6,120,000	$5,678,000
Less: Valuation allowance	(6,120,000)	(5,678,000)
Net deferred tax assets	$-	$-

Net operating loss carry forwards expire starting in 2017 through 2025.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 7 - CONVERTIBLE DEBENTURES

In January 2003, the Company, through its Trey Resources, Inc. subsidiary, entered into a subscription agreement with certain purchasers to issue $250,000 in convertible debentures, with interest payable at 5% per annum. The notes are convertible into the Company’s Class A common stock at a price equal to either (a) an amount equal to one hundred twenty percent (120%) of the closing bid price for the Common Stock on the Closing Date, or (b) an amount equal to eighty percent (80%) of the average of the four (4) lowest Closing Bid Prices of the Common Stock for the five (5) trading days immediately preceding the Conversion Date. At December 31, 2003, a total of $140,000 in debenture proceeds has been received so far and is outstanding as of that date. In 2004, the debentures were part of the spin-off of Trey and no longer appear on the books of iVoice.

In order to provide necessary working capital for iVoice Technology, Inc. (“iVoice Technology”), in August 2004, iVoice Technology entered into a subscription agreement with certain purchasers to issue $560,000 in convertible debentures, with interest payable at 5.0 % per annum with an option to issue an additional $140,000 of secured Convertible Debentures based on the effectiveness of the registration statement. On February 25, 2005, convertible notes equal in principal to $700,000 were terminated and replaced with secured promissory notes of the same value.

In order to provide necessary working capital for Deep Field Technologies, Inc. (“Deep Field”), in August 2004, Deep Field entered into a subscription agreement with certain purchasers to issue $200,000 in convertible debentures, with interest payable at 5.0 % per annum with an option to issue an additional $300,000 of secured Convertible Debentures based on the effectiveness of the registration statement. In November 2004, an additional $200,000 was issued against the option for a total of $400,000. On February 25, 2005, convertible notes equal in principal to $500,000 were terminated and replaced with secured promissory notes of the same value.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 7 - CONVERTIBLE DEBENTURES (Continued)

In order to provide necessary working capital for SpeechSwitch, Inc. (“SpeechSwitch”), in August 2004, SpeechSwitch entered into a subscription agreement with certain purchasers to issue $400,000 in convertible debentures, with interest payable at 5.0 % per annum with an option to issue an additional $600,000 of secured Convertible Debentures based on the effectiveness of the registration statement. In November 2004, an additional $400,000 was issued against the option for a total of $800,000. On February 25, 2005, convertible notes equal in principal to $1 million were terminated and replaced with secured promissory notes of the same value.

At December 31, 2005 and 2004, the principal balance of the convertible debentures was $0 and $1,760,000, respectively. The amount reported for December 31, 2004 is included as part of the discontinued operations liabilities.

NOTE 8 - NOTE PAYABLE

On February 23, 2004 the Company issued an unsecured promissory note totaling $3,000,000 payable to Cornell Capital Partners, LP for advances on the equity-line financing agreement entered into with Cornell in December, 2003. The note matures 120 days from the date of issue with interest accruing at 12% per annum on any balance left unpaid after the maturity date. As of December 31, 2004, a total of $3,000,000 had been repaid through the issuance of 2,663,158,299 Class A common shares to repay the note. In addition, 75,682,200 Class A common shares were issued to repay the accrued interest on the note.

On May 25, 2004, the Company issued an unsecured promissory note totaling $2,650,000 payable to Cornell Capital Partners, LP for advances on the equity-line financing agreement entered into with Cornell in December, 2003. The note matures 143 days from the date of issue with interest accruing at 12% per annum on any balance left unpaid after the maturity date. On July 14, 2004, the Company repaid Cornell Capital, L.P. $1,700,000, in cash, and received a $93,500 fee reduction, to reduce the outstanding amount owed on the promissory note to $856,000. On May 24, 2005, the Company assigned to Cornell Capital Partners LP all its rights and benefits of a convertible note issued by Corporate Strategies, Inc. valued at $522,740 including principal and accrued interest and this amount was applied to the Company’s promissory note owed to Cornell Capital Partners. On December 31, 2005 the remaining principal balance of the note was $333,760 and $154,608 of accrued interest.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 8 - NOTE PAYABLE (Continued)

On February 28, 2005, the Company renegotiated the terms and conditions with the holders of its convertible debentures on behalf of its three subsidiaries. The holders of the convertible debentures agreed to exchange the convertible debentures for various promissory notes. The promissory notes will be in the aggregate amount of $2,200,000, $1,760,000 loaned through the previously issued and exchanged convertible debentures in 2004 and $440,000 advanced on February 28, 2005. A commitment fee of 10% of the face amount of the previously issued convertible debentures and recently issued promissory note was paid at the time of each advance. The previously paid commitment fees were credited against commitment fees due and owing against the promissory note. The balance of the commitment fee owed from the recently issued promissory note was paid on February 28, 2005, at the time that such $440,000 was advanced to the Company. As of August 4, 2005, immediately prior to the Spin-off of the three subsidiaries, the balance on the promissory notes was $2,200,000 plus accrued interest.

The promissory notes bear interest at the rate of 12% per annum. Weekly principal installments of $30,000, plus interest, were to commence on September 1, 2005 and continue on the first day of each calendar month thereafter until the principal is paid in full. The promissory notes mature on July 4, 2006 with a lump sum payment due of any remaining principal and/or interest.

Effective with the Spin-off of the three subsidiaries, these promissory notes were assumed by the respective subsidiaries, and all guarantees made by the Company were cancelled.

On June 15, 2005, the Company issued a secured promissory note totaling $5,000,000 payable to Cornell Capital Partners, LP. This note is secured by all of the Company’s assets and the Company’s rights under all present and future authorization, permits, licenses and franchises issued or granted in connection with their operations. The note is for a term of 2 years from the date of issue with interest accruing at 12% per annum on any unpaid balance through the note’s maturity date. As of December 31, 2005, the unpaid balance on the secured promissory note is $5,000,000 plus accrued interest of $327,123. The principle balance is classified as long-term due to the fact it is regarded as a balloon payment. The accrued interest associated with the note is classified as a current liability.

NOTE 9 - DUE TO RELATED PARTIES

Due to related parties consisted of amounts due to the officers of the company as follows:

During the period from June 2000 to April 2002, Jerome R. Mahoney, President and Chief Executive Officer of the Company has sold personal holdings of the Company’s Class A common shares and has loaned the proceeds of these sales to the Company to fund its working capital requirements. The Company has executed a promissory note and Security Agreement in favor of Mr. Mahoney, which accrues interest at 9.5% per year on the unpaid balance.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 9 - DUE TO RELATED PARTIES (Continued)

On August 13, 2002, the board of directors approved amendments to the Promissory Note payable to Mr. Mahoney for monies loaned to the Company from the proceeds of stock sales of personal holdings of iVoice Class A common stock, unpaid compensation, income taxes incurred from the sale of Company stock and unreimbursed expenses. The change allows for the conversion of amounts due under the Promissory Note into either (i) one Class B common stock share of iVoice, Inc., $.01 par value, for each dollar owed, or (ii) the number of Class A common stock shares of iVoice, Inc. calculated by dividing (x) the sum of the principal and interest that the Note holder has decided to prepay by (y) fifty percent (50%) of the lowest issue price of Series A common stock since the first advance of funds under this Note, whichever the Note holder chooses, or (iii) payment of the principal of this Note, before any repayment of interest.

On October 14, 2002, Mr. Mahoney converted $1,504,875 of the amounts owed to him into 1,504,875 shares of Class B common stock.

As of August 4, 2005, the outstanding balance owed to Mr. Mahoney was $605,295. Effective with the Spin-off of the three subsidiaries, an aggregate of $570,000 was transferred to the three subsidiaries immediately prior to the Spin-off.

As of August 4, 2005, pursuant to the employment agreements between Mr. Mahoney and iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. these subsidiaries have accrued $212,000 deferred compensation due to Mr. Mahoney .

As of August 4, 2005, pursuant to the employment agreements between Mr. Meller and Deep Field Technologies, Inc and iVoice Technology, Inc. these subsidiaries have accrued $70,833 of deferred compensation due to Mr. Meller.

Effective with the Spin-off of the three subsidiaries, the Mahoney Notes and deferred compensation accounts with Mr. Meller were assumed by the respective subsidiaries, and all the aforementioned obligations made by the Company were eliminated.

As of December 31, 2005 and 2004, the remaining outstanding balance owed to Mr. Mahoney amounted to $47,344 and $11,369, respectively, on a reclassified basis. As of December 31, 2004, the balance owed to Mr. Mahoney amounted to $570,000. This amount is included in the discontinued operations.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 10 - COMMITMENTS AND CONTINGENCIES

a)
The Company leases its headquarters located at 750 Highway 34, Matawan, New Jersey on a month-to-month obligation of $7,500 per month. The Company maintains a good relationship with its landlord and believes that its current facilities will be adequate for the foreseeable future.

Rent expense under operating leases for the year ended December 31, 2005 and 2004 was $90,000 and $90,000, respectively.

b)
On November 15, 2004, the Company amended the employment agreement with Jerome Mahoney and extended the term for an additional five-year period commencing on May 1, 2004. He will serve as the Company's Chairman of the Board, President and Chief Executive Officer for a term of five years. As consideration, the Company agrees to pay Mr. Mahoney a sum of $270,000 the first year with a 10% increase every year thereafter.

c)	The following employment agreements were entered into by the Company's wholly owned subsidiaries prior to the spin-off from the Company:

iVoice Technology, Inc.
iVoice Technology, Inc. entered into a five year employment agreement with Jerome Mahoney, its non-executive Chairman of the Board of Directors, effective August 1, 2004. iVoice Technology, Inc. will compensate Mr. Mahoney with a base salary of $85,000 for the first year with annual increases based on the Consumer Price Index. Mr. Mahoney will also be entitled to certain bonuses based on mergers and acquisitions completed by the Company.

iVoice Technology, Inc. entered into a one year employment agreement with Arie Seidler, its President and Chief, effective August 2, 2004. Mr. Seidler resigned his positions as of August 26, 2005 and his employment agreement was terminated.

On August 29, 2005, iVoice Technology entered into an employment agreement with Mark Meller, its new Chief Executive Officer, President and Chief Financial Officer for an annual compensation of $85,000 per annum. Mr. Meller will also be entitled to additional incentive compensation based upon mergers and acquisitions completed by iVoice Technology. Mr. Meller has agreed to forego receipt of $65,000 of his annual compensation until such time that management believes that it has sufficient financing in place to fund this obligation.

Deep Field Technologies, Inc.
The Company entered into employment agreements with Jerome Mahoney, its Chairman of the Board and Mark Meller, its President, Chief Executive Officer and Chief Financial Officer, as of August 3, 2004 and October 1, 2004, respectively.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

Each of the employment agreements is for a term of five years and provides for annual compensation of $85,000 with an annual increase based on the Consumer Price Index. However, if Deep Field Technologies, Inc. achieves annual sales equal to or greater than $2,000,000, Mr. Mahoney and Mr. Meller will each be entitled to an automatic increase to $145,000. Each will also be entitled to additional bonus incentives based on any mergers or acquisitions completed by the Company.

Mr. Meller will also be entitled to a sum of $50,000 upon the completion of the distribution of Deep Field to the iVoice stockholders. Mr. Meller has agreed to defer the receipt of said sum until such time that management believes it has sufficient financing in place to fund this obligation.

SpeechSwitch, Inc.
On November 8, 2004, the Company entered into a one-year employment contract with Bruce R. Knef, its President and Chief Executive Officer. SpeechSwitch, Inc. will pay Mr. Knef a base salary of $85,000 during the term. Mr. Knef can earn bonuses based on the Company achieving certain levels of sales and profitability.

The Company entered into a five-year employment agreement with Jerome Mahoney, its non-executive Chairman of the Board of Directors, effective August 3, 2004. SpeechSwitch, Inc. will compensate Mr. Mahoney with a base salary of $85,000 for the first year with annual increases based on the Consumer Price Index. Mr. Mahoney will also be entitled to certain bonuses based on the Company achieving certain levels of sales and profitability and will also be entitled to certain bonuses based on mergers and acquisitions completed by the Company.

Effective with the Spin-off of the three subsidiaries, the Mahoney Notes and deferred compensation accounts with Mr. Meller were assumed by the respective subsidiaries, and all the aforementioned obligations made by the Company were eliminated.

d)
On February 28, 2005, the Company had agreed to provide a full and unconditional guaranty of the payment and performance obligations for the iVoice Technology, Deep Field Technology and SpeechSwitch subsidiaries, in accordance with the terms of secured promissory notes between each of the subsidiaries and the holders of the promissory notes, which cannot be discharged, except by complete performance of the obligations under the securities purchase agreements and the related documents. Under the guaranty, if any of the subsidiaries default in payment or performance of any of its obligations under the secured promissory notes, the Company is required to pay or perform such obligations upon two days’ written notice or demand by the holders of the secured promissory notes and to take an advance or advances, as may be necessary, from the Standby Equity Distribution Agreement by and between the Company and Cornel Capital Partners, LP. Notwithstanding any to the contrary, this Guaranty shall be discharged and terminated upon each of the subsidiary’s registration statements being declared effective by the SEC.

Effective with the Spin-off of the three subsidiaries, these guarantees made by the Company were terminated.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 10 - COMMITMENTS AND CONTINGENCIES (Continued)

e)
On June 15, 2005, the Company issued a secured promissory note totaling $5,000,000 payable to Cornell Capital Partners, LP. This note is secured by all of the Company’s tangible and intangible assets and the Company’s rights under all present and future authorization, permits, licenses and franchises issued or granted in connection with their operations. The note is for a term of 2 years from the date of issue with interest accruing at 12% per annum on any unpaid balance up to the 2nd anniversary date.

f)
In conjunction with the various spin-offs, iVoice Technology, Deep Field Technology and SpeechSwitch have entered into temporary administrative services agreement with iVoice. The administrative services agreements will continue on a month-to-month basis until these companies have found replacement services for those services being provided by iVoice or can provide these services for itself.

Effective with the Spin-off of the three subsidiaries, these agreements made with the Company share remain in effect and represent a revenue opportunity for the Company.

g)  In February 2003, the Company entered into an administrative services agreement with Trey Resources, pursuant to which, upon consummation of the proposed spin-off of Trey Resources, iVoice will provide Trey Resources services in such areas as information management and technology, sharing of office space, personnel and indirect overhead expenses, employee benefits administration, payroll, financial accounting and reporting, claims administration and reporting, and other areas where Trey Resources may need transitional assistance and support. The term of the agreement is two years, but may be terminated earlier under certain circumstances, including a default, and may be renewed for additional one-year terms. In exchange for services under the administrative services agreement, Trey Resources has agreed to pay iVoice an annual fee of approximately $95,000.

On May 16, 2005, the Company terminated its administrative services agreement with Trey and the Company agreed to accept the assignment of 10 million shares of Laser Energetics Class A Common Stock as settlement of all Administrative Fees owed by Trey. The value of the exchanged securities was determined to be $64,891.

h)	The Company’s assets are subject to a Security Agreement with the majority stockholder. See Note 8.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 11 - COMMON STOCK

Pursuant to the Company’s certificate of incorporation, as amended, iVoice, Inc. is authorized to issue 10,000,000,000 shares of Class A common stock, no par value per share, 50,000,000 shares of Class B common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value of $1.00 per share.

a)    Preferred Stock

Preferred Stock consists of 1,000,000 shares of authorized preferred stock with $1.00 par value. As of December 31, 2005 and 2004, no shares were issued or outstanding.

b)    Class A Common Stock
Class A Common Stock consists of the following as of December 31, 2005: 10,000,000,000 shares of authorized common stock with no par value, 9,994,728,373 shares were issued and 9,994,128,373 shares were outstanding.

Class A Common Stock consists of the following as of December 31, 2004: 10,000,000,000 shares of authorized common stock with no par value, 9,248,728,373, shares were issued and 9,144,887,874 shares were outstanding.

Each holder of Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. The Company has not paid any dividends on its common stock and management does not contemplate doing so in the foreseeable future. The Company anticipates that any earnings generated from operations will be used to finance growth.

For the year ended December 31, 2005, the Company had the following transactions in its Class A Common Stock:

1)	The Company issued 103,840,499 shares of Class A common stock to Cornell Capital Partners for amounts that were due for repayment of principal on outstanding notes payable at December 31, 2004.

2)	The Company issued 716,000,000 shares of Class A common stock upon conversion of 43,666 shares of Class B common stock.

3)	The Company issued 30,000,000 shares of Class A common stock for legal services related to the application for patents valued at $13,500.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 11 - COMMON STOCK (Continued)

For the year ended December 31, 2004, the Company had the following transactions in its Class A Common Stock:

1)	During the year ended December 31, 2004, the Company issued 306,060,606 shares of Class A common stock for fees associated with the Equity Line of Credit with Cornell Capital valued at $1,010,000.

2)
During the year ended December 31, 2004, the Company issued 2,663,158,299 shares of Class A common stock with a total value of $3,000,000 for repayment of principal on outstanding notes payable, issued as advances on the equity line financing with Cornell Capital Partners, LP.

3)
During the year ended December 31, 2004, the Company issued 75,682,200 shares of Class A common stock with a value of $37,841 for interest due on the equity line financing with Cornell Capital Partners.

4)	During the year ended December 31, 2004, the Company issued 14,178,571 shares of Class A common stock for directors fees valued at $12,818.

5)	During the year ended December 31, 2004, the Company issued 27,509,564 shares of Class A common stock for legal services related to patent applications valued at $52,978.

6)	During the year ended December 31, 2004, the Company issued 37,931,034 shares of Class A common stock for legal services valued at $110,000.

7)	A total of 85,695 Class B shares were converted into 1,405,000 Class A shares.

8)
Due to timing of the year end, 103,840,496 shares of Class A shares were issued to Cornell Capital Partners, but were not outstanding at December 31, 2004. The aggregate shares outstanding at December 31, 2004 reflect this adjustment.

c)    Class B Common Stock

Class B Common Stock consists of 50,000,000 shares of authorized common stock with $.01 par value. Each share of Class B common stock is convertible into Class A common stock calculated by dividing the number of Class B shares being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A common stock since the Class B shares were issued. Each holder of Class B common stock has voting rights equal to the number of Class A shares that would be issued upon the conversion of the Class B shares,

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 11 - COMMON STOCK (Continued)

had all of the outstanding Class B shares been converted on the record date used for purposes of determining which stockholders would vote. Holders of Class B common stock are entitled to receive dividends in the same proportion as the Class B common stock conversion and voting rights have to Class A common stock. Jerome R. Mahoney is the sole owner of the Class B common stock. As of December 31, 2005, there are 2,204,875 shares issued and 1,670,514 shares outstanding. As of December 31, 2004, there are 2,204,875 shares issued and 1,714,180 shares outstanding.

Pursuant to the conversion terms of the Class B Common stock, on December 31, 2005, the 1,670,514 outstanding shares of Class B common stock are convertible into 27,385,475,410 shares of Class A common stock.

For the year ended December 31, 2005, the Company had the following transactions in its Class B Common Stock:

1)	A total of 43,666 Class B shares were converted into 716,000,000 Class A shares.

For the year ended December 31, 2004, the Company had the following transactions in its Class B Common Stock:

1)	A total of 85,695 Class B shares were converted into 1,405,000,000 Class A shares.

NOTE 12 - STOCK OPTIONS, STOCK INCENTIVES & WARRANTS

1999 Stock Option Plan
During the year ended December 31, 1999, the Company adopted the Employee Stock Option Plan (the “Plan”) in order to attract and retain qualified personnel. Under the Plan, the Board of Directors (the “Board”), in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees to purchase the Company’s common stock at no less than 85% of the market price on the date the option is granted. Options generally vest over four years and have a maximum term of five years. During 1999, 20,000,000 shares were reserved for future issuance under the plan. As of December 31, 2002, 16,559,000 options to purchase shares were granted. A total of 9,000,000 of these granted options were exercised.

In accordance with the provisions of the plan, it has been concluded that the 1999 Employee Stock Option Plan was to automatically terminate if the plan did not receive ratification and approval by the affirmative vote of the holders of the majority of the Company’s outstanding shares of capital stock within 12 months following the plan adoption. Consequently, no such ratification or approval occurred within the permitted time frame. As a result, all remaining issued and outstanding employee options were canceled as of December 31, 2003.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 12 - STOCK OPTIONS, STOCK INCENTIVES & WARRANTS (Continued)

2003 Stock Incentive Plan
On November 11, 2003, the Company adopted the 2003 Stock Incentive Plan (the “2003 Plan”). The purpose of the 2003 Plan is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents of iVoice, Inc. and its subsidiaries; (ii) assist the Company in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of the Company's stockholders.

Under the Plan, the Board of Directors shall have all the powers vested in it by the terms of the Plan to select the Eligible Participants to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each Eligible Participant selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable and to interpret same. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company stockholders, any participants in the Plan and any other Eligible Participant of the Company.

All employees of the Company and all employees of Affiliates shall be eligible to participate in the Plan. The Board, in its sole discretion, shall from time to time designate from among the eligible employees and among directors, independent contractors or agents those individuals who are to receive awards under and thereby become participants in the Plan.

During the year ended December 31, 2004, the Company issued 27,509,564 shares of Class A common stock for legal services related to patent applications valued at $52,978 and 37,931,034 shares of Class A common stock for legal services valued at $110,000. On April 5, 2005, the Company issued 30,000,000 shares of Class A common stock for legal services related to patent applications valued at $13,500.

On February 1, 2006, the Company terminated the 2003 Plan.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 12 - STOCK OPTIONS, STOCK INCENTIVES & WARRANTS (Continued)

2005 Stock Incentive Plan
On December 20, 2005, the Company adopted the 2005 Stock Incentive Plan (the “2005 Plan”). The purpose of the 2005 Plan is to (i) provide long-term incentives and rewards to employees, directors, independent contractors or agents of iVoice, Inc. and its subsidiaries; (ii) assist the Company in attracting and retaining employees, directors, independent contractors or agents with experience and/or ability on a basis competitive with industry practices; and (iii) associate the interests of such employees, directors, independent contractors or agents with those of the Company's stockholders.

Under the Plan, the Board of Directors shall have all the powers vested in it by the terms of the Plan to select the Eligible Participants to be granted awards under the Plan, to determine the type, size and terms of awards to be made to each Eligible Participant selected, to determine the time when awards will be granted, when they will vest, when they may be exercised and when they will be paid, to amend awards previously granted and to establish objectives and conditions, if any, for earning awards and whether awards will be paid after the end of the award period. The Board shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Board deems necessary or advisable and to interpret same. The Board's interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company stockholders, any participants in the Plan and any other Eligible Participant of the Company.

All employees of the Company and all employees of Affiliates shall be eligible to participate in the Plan. The Board, in its sole discretion, shall from time to time designate from among the eligible employees and among directors, independent contractors or agents those individuals who are to receive awards under and thereby become participants in the Plan.

For the year ended December 31, 2005, no shares were granted under the 2005 Plan.

The Company did not issue any stock options for the year ended December 31, 2005 and 2004.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 12 - STOCK OPTIONS, STOCK INCENTIVES & WARRANTS (Continued)

Warrants Outstanding
During the years ending December 31, 2000 and December 2001, the following warrants were issued pursuant to their respective agreements. Unexpired warrants outstanding are as follows as of December 31, 2005:

Expiration Date	Exercise Price	Shares
January 9, 2006	.1045	200,000
February 27, 2006	.1406	87,310
February 28, 2006	.1458	78,000
March 13, 2006	.1221	39,200
April 30, 2006	.1323	343,750
November 14, 2006	.0470	250,000
		998,260
The following summarizes the warrant transactions:

	Warrants	Weighted Average Exercise Price

Balance, January 1, 2004	6,548,260	$0.135
Granted	-	$0.000
Exercised	-	$0.000
Expired	(60,000)	$0.010
Balance, December 31, 2004	6,488,260	$0.135

Granted	-	$0.000
Exercised	-	$0.000
Expired	(5,490,000)	$0.140
Balance, December 31, 2005	998,260	$0.107

Outstanding and Exercisable, December 31, 2004	6,488,260	$0.135

Outstanding and Exercisable, December 31, 2005	998,260	$0.107

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 13 - GOING CONCERN

The Company has incurred substantial accumulated deficits and has completed the process of spinning out the three operating subsidiaries. These issues raise substantial doubt about the Company’s ability to continue as a going concern. Therefore, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn, is dependent upon the Company’s ability to raise capital and/or generate positive cash flow from operations.

During the year ended December 31, 2005, the Company had been able to raise sufficient working capital through its Equity Line of Credit financing agreement with Cornell Capital Partners, LP to meet its operating requirements at the current level for the near future.

Since the spin off of the three operating subsidiaries, the Company has transitioned itself in a company focused on the development and licensing of proprietary technologies. The Company has 9 patent applications, which are pending. These applications include various versions of the “Wirelessly Loaded Speaking Medicine Container” which is also filed international, “iVoice Speech Enabled Name Dialer”, the “Voice Activated Voice Operated Copier”, the “Voice Activated Voice Operational Universal Remote Control”, the “Product Location Method Utilizing Product Bar and Product-Situated, Aisle-Identifying Bar Code", "Product Location Method Utilizing Bar Code and Aisle-Situated, Aisle-Identifying Bar Code", "Product Location Method Utilizing Bar Code and Product-Situated, Aisle- Identifying Bar Code", “Wireless Methodology for Talking Consumer Products” which is also filed international, and “Product Identifier and Receive Spoken Instructions.”

The Company also continues to search for potential merger candidates with or without compatible technology and products, which management feels may make financing more appealing to potential investors. As an example, in January 2006, the Company acquired the New York City based Thomas Pharmaceuticals Ltd (“Thomas”), which develops and markets over the counter non-prescription healthcare products. Thomas’ 1st product focuses on the high-end, branded consumables market, with a calcium-enriched, sugar free, anti-gas antacid tablet.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 14 - SUBSEQUENT EVENTS

•
On January 6, 2006, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation ("Thomas NJ"), a wholly owned subsidiary of the Company, Thomas Pharmaceuticals Ltd., a New York corporation ("Thomas NY"), Farris M. Thomas, Jr., an individual ("Thomas"), John E. Lucas, an individual ("Lucas") Richard C. Brogle, ("Brogle"), Nina Schwalbe, an individual, ("Schwalbe"), John H. Kirkwood, an individual ("Kirkwood"), and Maureen Gillespie, an individual ("Gillespie") (Brogle, Schwalbe, Kirkwood, Gillespie, Thomas and Lucas are collectively as the "Stockholders"). Under the terms of the Agreement, Thomas NY merged into a wholly owned subsidiary of the Company, Thomas NJ. The Stockholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas NJ Series A Convertible Preferred Stock ("Series A Preferred Stock") shares. The Series A Preferred Stock stockholders can elect to have the Company spin-off Thomas NJ from iVoice. The Company can elect to spin-off Thomas NJ from iVoice anytime after the first anniversary of the merger of Thomas NY into Thomas NJ.

The following additional documents and/or transactions were completed as part of the Agreement:

a.
The Company purchased $325,000 of Thomas NJ Series B Convertible Preferred Stock ("Series B Preferred Stock"), a $360,000 10% Secured Convertible Debenture issued by Thomas NJ (the "Initial Convertible Debenture") and a $100,000 10% Administrative Service Convertible Debenture ("Administrative Debenture"). The Administrative Debenture was issued by Thomas NJ to compensate the Company for the administrative services that it will provide to Thomas NJ under the Administrative Services Agreement. The purchase of the Series B Preferred Stock and the Initial Convertible Debenture provided working capital to Thomas NJ.

b.
The Company also agreed to purchase an additional debenture in the principal amount of at least $225,000 on or before April 30, 2006 and additional $225,000 of Series B Preferred Stock on or before April 30, 2006. Finally, the Company further agreed that if Thomas NJ generates sales of $1 million in the period beginning on January 1, 2006 and ending on September 30, 2006, then the Company will purchase from Thomas NJ an additional debenture in the principal amount of at least $200,000 on or before December 31, 2006 and an additional $200,000 of Series B Preferred Stock on or before December 31, 2006.

c.	A Security Agreement was executed by the Company and Thomas NJ to secure the obligations of Thomas NJ under the various debentures set forth above.

iVOICE, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2005 AND 2004

NOTE 14 - SUBSEQUENT EVENTS (Continued)

d.
The Company also entered into a Registration Rights Agreement whereby it agreed, upon the common stock of Thomas NJ being registered under the Securities Exchange Act of 1934, as amended, to register 1 billion shares of Thomas NJ common stock that will be issued upon the conversion of the convertible debentures, the Administrative Debenture, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

e.
Thomas NJ entered into an Employment Agreement with Farris M. Thomas, Jr. to serve as its President through December 31, 2008 at an annual salary of $72,000 with annual cost of living increases. Additionally, Mr. Thomas will receive incentive compensation equal to 2.5% of net sales in excess of $1 million in fiscal 2006 and 2007 and 4% of net sales over $6 million in fiscal 2008.

f.
Thomas NJ entered into an Employment Agreement with John E. Lucas to serve as its Chief Executive Officer through December 31, 2008 at an annual salary of $60,000 with annual cost of living increases. Additionally, Mr. Lucas will receive incentive compensation equal to 2.5% of net sales in excess of $1 million in fiscal 2006 and 2007 and 4% of net sales over $6 million in fiscal 2008.

•	On February 1, 2006, the Company terminated the 2003 Stock Incentive Plan.

iVOICE, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
JUNE 30, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$11,193,744
Securities available for sale	468,108
Accounts receivables, net of allowance for product returns of $49,804	--
Inventory	104,333
Prepaid expenses and other current assets	319,823
Total current assets	12,086,008

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $207,499	135,024

OTHER ASSETS
Deferred financing costs	159,271
Intangible assets	323,084
Deposits and other assets	8,642
Total other assets	490,997

TOTAL ASSETS	$12,712,029
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$528,549
Warrant liability	1,762,741
Due to related parties	66,986
Total current liabilities	2,358,276

LONG TERM DEBT
Convertible debentures payable, net of discount of $6,620,241	636,759
Derivative liability on convertible debentures	6,617,510
Notes payable, net of current portion	20,000
Total long term debt	7,274,269

Total liabilities	9,632,545

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS' EQUITY
Preferred stock, $1 par value; authorized 1,000,000 shares; no shares issued and outstanding	-
Common stock, Class A - no par value; authorized 10,000,000,000 shares; 53,665,484 shares issued; 53,662,484 shares outstanding	24,583,694
Common stock, Class B - no par value; authorized 50,000,000 shares; 2,204,875 shares issued; 1,644,310 shares outstanding	16,443
Additional paid-in capital, convertible debt	38,617
Accumulated other comprehensive income (loss)	(141,730)
Accumulated deficit	(21,388,740)
Treasury stock, 3,000 Class A shares, at cost	(28,800)
Total stockholders' equity	3,079,484

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,712,029

The accompanying notes are an integral part of these condensed consolidated financial statements.

iVOICE, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

	For the six months ended
	June 30,
	2006		2005
			(Reclassified)

SALES, net		$51,917		$8,749

COST OF SALES		27,331		627

GROSS LOSS ON SALES		24,586		8,122

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling and marketing expenses		101,924		--
General and administrative expenses		1,075,432		141,004
Amortization of financing costs		120,208		--
Depreciation and amortization		13,959		5,654
Total selling, general and administrative expenses		1,311,523		146,658

LOSS FROM CONTINUING OPERATIONS		(1,286,937)		(138,536)

OTHER INCOME\(EXPENSE)
Other income		372,805		104,643
Gain on revaluation of derivatives		1,225,791		--
Amortization of discount on debt conversion		(287,837)		--
Write-off of financing costs		(2,751,581)		(21,145)
Interest expense		(306,197)		(43,272)
Total other income\(expense)		(1,747,019)		40,226

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES		(3,033,956)		(98,310)

PROVISION FOR INCOME TAXES		-		-

NET LOSS FROM CONTINUING OPERATIONS		(3,033,956)		(98,310)

LOSS FROM DISCONTINUED OPERATIONS
Loss from Discontinued Operations		-		(610,135)
NET LOSS APPLICABLE TO COMMON SHARES		$(3,033,956)		$(708,445)

NET LOSS PER COMMON SHARE - CONTINUING OPERATIONS
Basic and diluted	$	(0.06)	$	(0.00)

NET LOSS PER COMMON SHARE - DISCONTINUED OPERATIONS
Basic and diluted	$	(0.00)	$	(0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted		50,909,087		49,057,136

The accompanying notes are an integral part of these condensed consolidated financial statements.

iVOICE, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF ACCUMULATED OTHER
COMPREHENSIVE INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2006

Balance at January 1, 2006	$13,097

Net unrealized loss for the six months ended June 30, 2006	(154,827)

Balance at June 30, 2006	$(141,730)

The accompanying notes are an integral part of these condensed consolidated financial statements.

iVOICE, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

	For the six months ended
	June 30,
	2006	2005
		(Reclassified)
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) from continuing operations	$(3,033,956)	$(98,310)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization of intangibles	13,959	5,654
Amortization of prepaid finance costs	120,208	--
Amortization of discount on debt conversion	287,837	--
Provision for product returns	49,804	--
Receipt of marketable securities in settlement of receivables	--	(64,890)
Issuance of common stock for services	85,000	13,500
Gain on revaluation of derivatives	(1,225,791)	--
Write-off of financing fees	2,751,581	--
Changes in certain assets and liabilities:
Accounts receivable	(49,804)	411
Inventory	(104,333)	--
Prepaid expenses and other assets	(93,666)	10,047
Accounts payable and accrued liabilities	246,453	(2,285)
Deferred revenue	--	(9,320)
Related party accounts	19,642	20,605
Total cash (used in) operating activities from continuing operations	(933,066)	(124,588)

Net loss from discontinued operations	--	(610,135)
Adjustments to reconcile net loss to net cash used in discontinued operations	--	170,135
Total cash (used in) operating activities from discontinued operations	--	(440,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,633)	--
Net proceeds from sales of marketable securities	--	500,000
Purchase of intangibles	(10,775)	(20,520)
Cash acquired in merger with Thomas Pharmaceuticals, Ltd	36	--
Total cash (used in) investing activities from continuing operations	(16,372)	479,480

CASH FLOWS FROM FINANCING ACTIVITIES:
Prepaid offering and debt issue costs	(108,750)	(507,500)
Gross proceeds from debt financing	1,250,000	5,000,000
Repayment of debt financing	--	(522,740)
Total cash provided by (used in) financing activities from continuing operations	1,141,250	3,969,760
Adjustment to reconcile total cash provided by financing activities from discontinued operations	--	440,000

NET INCREASE IN CASH AND CASH EQUIVALENTS	191,812	4,324,652
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	11,001,932	6,673,346
CASH AND CASH EQUIVALENTS - END OF PERIOD	$11,193,744	$11,087,998

CASH PAID DURING THE PERIOD FOR:
Interest expense	$-	$-
Income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

iVOICE, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(CONTINUED)

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES

For the six months ended June 30, 2006:

a)	On May 30, 2006, the Company issued 504,765 restricted shares of Class A common stock to Cornell Capital Partners as repayment of principal on an outstanding convertible debenture, valued at $40,886.

b)	On June 7, 2005, the Company issued 1,000,000 shares of Class A common stock for public relations services at a value of $85,000.

c)	On January 6, 2006, the Company concluded the merger of Thomas Pharmaceuticals, Ltd. The net effect on cash flows is as follows:

Cash	$36
Property and equipment	115,175
Intangible assets	95,411
Deposits and other assets	1,900
Accounts payable and accrued expenses	(187,522)
Notes payable, net of current portion	(20,000)
Minority interest in subsidiary stock	(5,000)
Total	$-

d)	During the six months ended June 30, 2006, the Company converted 26,204 shares of Class B common stock into 2,183,725 shares of Class A common stock pursuant to the provisions of Class B common stock.

For the six months ended June 30, 2005:

a)
On January 11, 2005, the Company issued 519,202 (103,840,499 pre reverse split) shares of Class A common stock to Cornell Capital Partners that were due for repayment of principal on outstanding notes payable at December 31, 2004, but were not issued until 2005.

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b)	On April 5, 2005, the Company issued 150,000 (30,000,000 pre reverse split) shares of Class A common stock for legal services related to the application for patents valued at $13,500.

The accompanying notes are an integral part of these condensed consolidated financial statements.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of iVoice, Inc. (the “Company” or “iVoice”), and its wholly owned subsidiaries. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. It is suggested that these condensed consolidated financial statements be read in conjunction with the December 31, 2005 audited financial statements and the accompanying notes thereto.

iVoice, Inc. formerly known as Visual Telephone International, Inc. (“Visual”) was incorporated under the laws of Utah on December 2, 1995, and subsequently changed to Delaware.

On May 21, 1999, the Company executed a Reorganization Agreement (the “Agreement”) that provided that the Company and International Voice Technologies, Corp. (“IVT”) would be merged and the Company would be the surviving entity. On May 25, 1999, a certificate of merger was filed with the State of Delaware and the name of the Company was changed to iVoice.com, Inc.

On April 24, 2000, the Company entered into an agreement and plan of reorganization with all the stockholders of ThirdCAI, another shell company that was a reporting company under the Securities Exchange Act of 1934. In this transaction, which took place by means of a short-form merger, with ThirdCAI’s name being changed to iVoice.com, Inc. The purpose of this transaction was to enable the Company’s business to be conducted by a reporting company, as pursuant to the “eligibility rule” adopted by the National Association of Securities Dealers, Inc., or “NASD,” only reporting companies may continue to have stock quoted on the OTC Bulletin Board.

On August 24, 2001, the Company amended its certificate of incorporation to change its name from iVoice.com, Inc. to iVoice, Inc.

On April 25, 2003, the Company formed a wholly owned subsidiary in the State of New Jersey and on May 5, 2003, changed its state of incorporation from Delaware to New Jersey by merging into the newly formed New Jersey subsidiary.

In September 2003, the Company announced its intention to distribute to its stockholders shares of Class A common stock of Trey Resources, Inc., one of the Company’s subsidiaries, and its Automated Reminder business, upon the effectiveness of required Securities and Exchange Commission filings and final approval by the iVoice Board of Directors of the terms and conditions of the proposed distribution, as described in the registration statement on Form SB-2 of Trey Resources, initially filed with the Securities and Exchange Commission on October 3, 2003. Effective with the spin-off of Trey Resources on February 11, 2004, Trey Resources now owns and operates the Automatic Reminder software business as an independent publicly traded entity following this distribution.

On April 28, 2004 iVoice formed a new wholly owned subsidiary, iVoice Technology, Inc. in the State of Nevada. Thereafter, iVoice formed two additional wholly owned subsidiaries on August 3, 2004, iVoice Technology 2, Inc. and iVoice Technology 3, Inc. Subsequent to the formation of these three subsidiaries in Nevada, it came to the attention of the Company that the filing fees in Nevada were excessive for companies with a large number of authorized common stock shares. Therefore, on November 10, 2004, the Company formed three new wholly owned subsidiaries, iVoice Technology, Inc. (“iVoice Technology”),

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deep Field Technology, Inc., and SpeedSwitch, Inc in the State of New Jersey. However, an error occurred in the initial filings with the State of New Jersey, and amendments to the Certificate of Incorporation were filed changing the name of Deep Field Technology, Inc. to Deep Field Technologies, Inc. (“Deep Field”) and SpeedSwitch, Inc. to SpeechSwitch, Inc. (“SpeechSwitch”). All obligations of the initial Nevada subsidiaries, iVoice Technology, Inc., iVoice Technology 2, Inc. and iVoice Technology 3, Inc., have been assigned and assumed by the respective New Jersey subsidiary counterpart, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc., with the consent of the other contracting parties. iVoice has dissolved the Nevada subsidiaries.

On May 24, 2004, the Company dissolved its wholly owned subsidiary iVoice Acquisition 2, Inc. in the state of Delaware. This was an inactive subsidiary.

In September 2004 and November 2004, the Company announced its intention to distribute to its stockholders, in the form of a special dividend, shares of Class A Common Stock of its three wholly owned subsidiaries, iVoice Technology, Deep Field and SpeechSwitch (the “Spin-off”). The Company announced on July 21, 2005, that the Board of Directors set a record date for the previously announced spin-off of its three wholly owned subsidiaries. Stockholders of record on July 29, 2005 were entitled to receive the special dividend. The special dividend was distributed on August 5, 2005.

Holders of iVoice Class A Common Stock, other than affiliates of iVoice, received one share of Class A Common Stock of each of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. for every 988 shares of iVoice common stock that they held. Holders of less than 988 shares of iVoice common stock received one share of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. Class A common stock. All of the outstanding shares of Class B Common Stock (including convertible debt into such shares) of iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. will be beneficially owned by affiliates of iVoice, Inc. or iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc.

In May 2005, iVoice formed a new wholly owned subsidiary, iVoice Acquisition Corporation in the State of New Jersey. This subsidiary will be used in the future for potential acquisitions made by the parent.

As part of the Spin-off, the Company transferred certain of its assets and related liabilities to iVoice Technology, Deep Field and SpeechSwitch immediately prior to the distribution. The consolidated financial statements for the year ended December 31, 2005 include reclassifications of the operations of the subsidiaries to reflect the disposal of the three businesses. In addition, the consolidated financial statements for the year ended December 31, 2004 reflect the reclassification of the operations to below the line as discontinued operations in accordance with the provisions of Statements of Financial Accounting Standards (FAS) 144, “Accounting for the Impairment or Disposal of Long Lived Assets”.

On January 6, 2006, iVoice, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation (“Thomas NJ”), a wholly owned subsidiary of the Company, Thomas Pharmaceuticals Ltd., a New York corporation (“Thomas NY”), Farris M. Thomas, Jr., an individual (“Thomas”), John E. Lucas, an individual (“Lucas”) Richard C. Brogle, (“Brogle”), Nina Schwalbe, an individual, “Schwalbe”), John H. Kirkwood, an individual (“Kirkwood”), and Maureen Gillespie, an individual (“Gillespie”) (Brogle, Schwalbe, Kirkwood, Gillespie, Thomas and Lucas are collectively as the “Shareholders”). Under the terms of the Agreement, Thomas NY merged into a wholly owned subsidiary of the Company, Thomas NJ. The Stockholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas NJ Series A Convertible Preferred Stock (“Series A Preferred Stock”) shares. The Series A Preferred Stock stockholders can elect to have the Company spin-off Thomas NJ from iVoice. The

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company can elect to spin-off Thomas NJ from iVoice anytime after the first anniversary of the merger of Thomas NY into Thomas NJ.

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The book value of $(93,533) of Thomas Pharmaceuticals, Ltd. at the time of the merger consisted of:

Cash	$36
Property and equipment	115,175
Other assets	3,778
Accounts payable & accrued expenses	(187,522)
Notes payable	(20,000)
Minority interest in subsidiary stock	(5,000)
Total	$(93,533)

Based on the Company’s interpretation of Regulation S-X, the Company does not consider Thomas Pharmaceuticals to be a material acquisition and, as such, is exempt from reporting pro forma information for the six months ending June 30, 2005.

On March 6, 2006, we announced that we had formed a new wholly owned subsidiary, iVoice Innovations, Inc. in the State of New Jersey. This subsidiary will be used to either acquire other operating companies or for a potential spin-off of an existing asset of ours similar to the recent spin-offs of Trey Resources, iVoice Technology, Deep Field and SpeechSwitch.

On April 10, 2006, pursuant to approval by a majority of voting shares at the Annual Meeting of Shareholders held on March 31, 2006, an Amendment to the Certificate of Incorporation dated April 7, 2006 was accepted by the State of New Jersey (the “Amendment”) to effect a one for two hundred reverse stock split (the “Reverse Split”). The Reverse Split took effect on April 27, 2006 and the trading symbol of our Class A Common Stock was changed to “IVOI”. All shareholders' holdings were divided by two hundred and the number of issued and outstanding Class A Common Stock shares were reduced from 9,994,728,373 to 49,973,642, plus any additional shares issued as a result of the rounding up of fractional shares created by the Reverse Split. The Amendment provided for the issuance of no fractional shares, but instead, all fractional shares created by the Reverse Split were rounded up to one whole share. Additionally, the shareholders approved a re-authorization of the number of authorized Class A Common Stock shares to 10 billion shares.

The Company is publicly traded and is currently traded on the Over The Counter Bulletin Board (“OTCBB”) under the symbol “IVOI”.

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries iVoice Technology, Inc., Deep Field Technologies, Inc., SpeechSwitch, Inc., Thomas Pharmaceuticals Ltd (formerly iVoice Acquisition Corp) and iVoice Innovations Inc. On August 5, 2005, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. were distributed to iVoice shareholders through Spin-off transactions. The Statements of Operations and Cash Flows for the six months ended June 30, 2005 have also been reclassified to reflect iVoice Technology, Deep Field Technologies and SpeechSwitch as discontinued operations. All significant inter-company transactions and balances have been eliminated in consolidation.

Start-up Costs
In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities,” the Company expenses all costs incurred in connection with the start-up and organization of the Company.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition
The Company obtains its income primarily from the sales of over-the-counter non-prescription healthcare products to wholesalers and distributors. Revenues are recorded upon delivery to the outlets and the company generally offers an open return policy for unsold product.

Product Returns
Because of the short operating history related to the sales of over-the-counter non-prescription healthcare products to wholesalers and distributors, the Company cannot estimate the amount for a provision for product returns. Therefore the provision was based on the balance of all open receivables at the end of the period.

Advertising Costs
Advertising costs are expensed as incurred and are included in general and administrative expenses. For the six months ended June 30, 2006 and 2005, the Company incurred $224,737 and $0, respectively, in advertising costs.

Marketable Securities
The Company has evaluated its investment policies consistent with FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in Stockholders' Equity under the caption Accumulated Other Comprehensive Income (Loss).

Earnings (Loss) Per Share
FAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share (“basic EPS”) and diluted earnings per share (“diluted EPS”).

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The computation of basic EPS is computed by dividing income available to common stockholders by the weighted average number of outstanding Common shares during the period. Diluted earnings per share gives effect to all dilutive potential Common shares outstanding during the period. The computation of diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an anti-dilutive effect on earnings. The shares used in the computations are as follows:

	For the six months ended June 30,
	2006	2005
Basic and Diluted EPS Purposes	50,909,087	49,057,136

The Company had common stock equivalents of 167,025,083 and 27,450 (post reverse split) at June 30, 2006 and 2005, respectively.

Reclassification of financial statements
The Company has reclassified certain accounts in the statements of operations and statements of cash flows for the three months ended March 31, 2005 to reflect the Spin-off of the three wholly owned subsidiaries, iVoice Technology, Inc., Deep Field Technologies, Inc. and SpeechSwitch, Inc. The statements reflect the reclassification of these operations to below the line as discontinued operations in accordance with the provisions of FAS No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets”. There has been no effect on net income (loss) for the six months ended June 30, 2006.

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Derivative Liabilities
During April 2003, the Financial Accounting Standards Board issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." The statement requires that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except in certain circumstances, and for hedging relationships designated after June 30, 2003. The financial statements for the six months ended June 30, 2006 include the recognition of the derivative liability on the underlying securities issuable upon conversion of the Cornell Convertible Debentures.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 2 - NOTES PAYABLE

On May 11, 2006 we issued to Cornell a $503,776 secured convertible debenture due on May 11, 2008 with an interest of 7.5%. This debenture replaced a promissory note with a principal balance of $333,750 and $170,016 of accrued interest due to Cornell from May 25, 2004. As of June 30, 2006 the remaining principal balance of the convertible debenture was $503,776 and $5,248 of accrued interest.

On May 11, 2006 we issued to Cornell a $5,544,110 secured convertible debenture due on May 11, 2008 with an interest of 7.5%. This debenture replace a promissory note with a principal balance of $5,000,000 and $544,110 of accrued interest due to Cornell from June 15, 2005. As of June 30, 2006, the unpaid balance on the secured convertible debenture is $5,544,100 plus accrued interest of $57,751.

On May 25, 2006, we issued to Cornell a $1,250,000 secured convertible debenture due on May 25, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell. On May 30, 2006, we issued 504,765 restricted shares of Class A common stock as repayment of principal of $40,886. As of June 30, 2006, the unpaid balance on the secured convertible debenture is $1,209,114 plus accrued interest of $9,111.

The aggregate principal value of these three debentures in $7,257,000 and is recorded as long term as there are no current obligations under the agreements. This amount is shown net of the unamortized portion of the discount on conversion of $6,620,241. This discount is being amortized over the life of the debenture and is being recorded as a charge to Amortization of discount on debt conversion on the statement of operations.

We can redeem a portion or all amounts outstanding under the Cornell Debentures at any time upon three business days advanced written notice. We shall pay 20% redemption premium on the principal amount being redeemed.

As part of the merger with Thomas Pharmaceuticals Ltd, the Company assumed a $20,000 promissory note due to Jana M. Wesley which bears interest at the rate of 5% per annum, compounded annually. The promissory note matures on January 19, 2009 with a lump sum payment due of any remaining principal and interest. As of June 30, 2006, the unpaid balance on the promissory note is $20,000 plus accrued interest of $1,466.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 3 - DUE TO RELATED PARTIES

Due to related parties consisted of amounts due to the officers of the Company as follows:

During the period from June 2000 to April 2002, Jerome R. Mahoney, President and Chief Executive Officer of the Company has sold personal holdings of the Company’s Class A common shares and has loaned the proceeds of these sales to the Company to fund its working capital requirements. The Company has executed a promissory note and Security Agreement in favor of Mr. Mahoney, which accrues interest at 9.5% per year on the unpaid balance.

On August 13, 2002, the board of directors approved amendments to the Promissory Note payable to Mr. Mahoney for monies loaned to the Company from the proceeds of stock sales of personal holdings of iVoice Class A common stock, unpaid compensation, income taxes incurred from the sale of Company stock and unreimbursed expenses. The change allows for the conversion of amounts due under the Promissory Note into either (i) one Class B common stock share of iVoice, Inc., $.01 par value, for each dollar owed, or (ii) the number of Class A common stock shares of iVoice, Inc. calculated by dividing (x) the sum of the principal and interest that the Note holder has decided to prepay by (y) fifty percent (50%) of the lowest issue price of Series A common stock since the first advance of funds under this Note, whichever the Note holder chooses, or (iii) payment of the principal of this Note, before any repayment of interest. The Board of Directors of the Company maintains control over the issuance of shares and may decline the request for conversion of the repayment into shares of the Company.

On October 14, 2002, Mr. Mahoney converted $1,504,875 of the amounts owed to him into 1,504,875 shares of Class B common stock.

As of August 4, 2005, the outstanding balance owed to Mr. Mahoney was $605,295. Effective with the Spin-off of the three subsidiaries, an aggregate of $570,000 was transferred to the three subsidiaries immediately prior to the Spin-off.

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As of June 30, 2006, the remaining outstanding balance owed to Mr. Mahoney amounted to $66,986.

NOTE 4 - SECURITIES AVAILABLE FOR SALE

On June 24, 2004, iVoice had invested $750,000 in Corporate Strategies in the form of 7.5 million shares of Class A Common Stock and a $500,000 5% secured convertible debenture, which was assigned to Cornell Capital Partners LP in May 2005. Corporate Strategies, located in Houston, Texas, provides merchant banking and diversified financial services involving accounts receivable factoring, mortgage lending, oil and gas investments and assorted other financial transactions.

On May 16, 2005, the Company terminated its administrative services agreement with Trey and the Company agreed to accept the assignment of 10 million shares of Laser Energetics Class A Common Stock as settlement of all Administrative Fees owed by Trey. The value of the exchanged securities was determined to be $64,891.

On August 30, 2005, iVoice received a special dividend from Corporate Strategies in the form of 4,408 shares Series A Convertible Preferred Stock of Health Express USA, Inc with a market value of $300,846, based on the current trading price on the underlying common stock. On October 13, 2005, iVoice received an additional 3 shares Series A Convertible Preferred Stock of Health Express USA, Inc with a market value of $351. Each of these shares is convertible in 19,500 shares of Health Express USA common stock one year from the issue date.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 4 - SECURITIES AVAILABLE FOR SALE (Continued)

On August 31, 2005, following the reverse merger of Corporate Strategies into NuWave Technologies, Inc., the Company received 3,750,000 shares of NuWave Technologies Common Stock in exchange for the 7,500,000 shares of Corporate Strategies Class A Common Stock. The market value of NuWave on the date of transfer was $243,750 as compared to the carrying value of $250,000 for our Corporate Strategies stock, so the value was written down by $6,250. Subsequent to the merger with NuWave Technologies, the company changed their name to Emerge Capital Corp.

As of June 30, 2006, the aggregate value of the Securities Available for Sale was $468,108. The gross unrealized loss on marketable securities at June 30, 2006 was $141,730.

NOTE 5 - GOODWILL AND INTANGIBLES

In May 2003 and December 2003, the Company was issued two patents by the U.S Patent and Trademark Office for its Speech-Enabled Automatic Telephone Dialer. In October 26, 2004 iVoice announced it has received United States Patent 6,813,341 for a patent for Speech Enabled Voice Activated/Voice Responsive Item Locator. The patents expire 20 years from the date of the original patent filings. All accumulated costs incurred with respect to the Company’s patent filings have been capitalized. Costs related specifically to the awarded patents are now being amortized on a straight-line basis over the life of the patents.

On January 6, 2006, the Company completed the merger with Thomas Pharmaceuticals Ltd. As a result of the merger, the Stockholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas NJ Series A Convertible Preferred Stock In addition, Thomas NJ assumed the assets and liabilities of Thomas NY with an aggregate value of ($93,533), which was recorded as intangible assets.

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Under FAS No. 142, “Goodwill and Other Intangible Assets”, goodwill and other intangible assets are tested for impairment under certain circumstances, and written off when impaired, rather than being amortized as previous standards require.

All capitalized intangibles have been reviewed for impairment at June 30, 2006. In doing so, management has determined that no write-down for impairment is required.

At June 30, 2006, intangible assets totaled $323,084 net of accumulated amortization of $4,418.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

➢ The Company leases its headquarters located at 750 Highway 34, Matawan, New Jersey on a month-to-month obligation of $7,500 per month. The Company maintains a good relationship with its landlord and believes that its current facilities will be adequate for the foreseeable future.

➢ On November 15, 2004, the Company amended the employment agreement with Jerome Mahoney and extended the term for an additional five-year period commencing on May 1, 2004. He will serve as the Company's Chairman of the Board, President, Chief Executive Officer and Principal Financial Officer for a term of five years. As consideration, the Company agrees to pay Mr. Mahoney a sum of $270,000 the first year with a 10% increase every year thereafter.

➢ In conjunction with the Spin-off, iVoice Technology, Deep Field Technology and SpeechSwitch have entered into temporary administrative services agreements with iVoice. The administrative services agreements will continue on a month-to-month basis until these companies have found replacement services for those services being provided by iVoice or can provide these services for itself.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 7 - COMMON STOCK

Pursuant to the Company’s certificate of incorporation, as amended, iVoice, Inc. is authorized to issue 10,000,000,000 shares of Class A common stock, no par value per share, 50,000,000 shares of Class B common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value of $1.00 per share.

On April 10, 2006, pursuant to approval by a majority of voting shares at the Annual Meeting of Shareholders held on March 31, 2006, an Amendment to the Certificate of Incorporation dated April 7, 2006 was accepted by the State of New Jersey (the "Amendment") to effect a one for two hundred reverse stock split (the "Reverse Split"). The Reverse Split took effect on April 27, 2006 and the trading symbol of the Company's Class A Common Stock was changed to "IVOI". All shareholders' holdings were divided by two hundred and the number of issued and outstanding Class A Common Stock shares were reduced from 9,994,728,373 to 49,973,642, plus any additional shares issued as a result of the rounding up of fractional shares created by the Reverse Split. The Amendment provided for the issuance of no fractional shares, but instead, all fractional shares created by the Reverse Split were rounded up to one whole share. Additionally, the shareholders approved a re-authorization of the number of authorized Class A Common Stock shares to 10 billion shares.

a)	Preferred Stock
Preferred Stock consists of 1,000,000 shares of authorized preferred stock with $1.00 par value. As of  June 30, 2006, no shares were issued or outstanding.

b)	Class A Common Stock
Following the reverse split on April 27, 2006, the Class A Common Stock consists of the following: 10,000,000,000 shares of authorized common stock with no par value, 49,976,994 shares were issued and 49,973,994 shares were outstanding.

Each holder of Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. The Company has not paid any dividends on its common stock and management does not contemplate doing so in the foreseeable future. The Company anticipates that any earnings generated from operations will be used to finance growth.

For the six months ending June 30, 2006, the company had the following transactions in its Class A common stock:

➢ The Company issued 504,765 restricted shares of Class A common stock to Cornell Capital Partners as repayment of principal on an outstanding convertible debenture, valued at $40,886.

➢ The Company issued 1,000,000 shares of Class A common stock for public relations services at a value of $85,000.

➢ The Company issued 2,183,725 shares of Class A common stock for conversion of 26,204 shares of Class B common stock for Mr. Mahoney, pursuant to the provisions of the Class B common stock.

As of June 30, 2006, there are 53,665,484 shares issued and 53,662,484 shares outstanding.

iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

NOTE 7 - COMMON STOCK (Continued)

c)	Class B Common Stock
Class B Common Stock consists of 50,000,000 shares of authorized common stock with no par value. Each share of Class B common stock is convertible into Class A common stock calculated by dividing the number of Class B shares being converted by fifty percent (50%) of the lowest price that the Company had previously issued its Class A common stock since the Class B shares were issued. Each holder of Class B common stock has voting rights equal to the number of Class A shares that would be issued upon the conversion of the Class B shares, had all of the outstanding Class B shares been converted on the record date used for purposes of determining which stockholders would vote. Holders of Class B common stock are entitled to receive dividends in the same proportion as the Class B common stock conversion and voting rights have to Class A common stock. Jerome R. Mahoney is the sole owner of the Class B common stock. As of June 30, 2006, there are 2,204,875 shares issued and 1,644,310 shares outstanding.

Pursuant to the conversion terms of the Class B Common stock, on June 30, 2006, the 1,644,310 outstanding shares of Class B common stock are convertible into 137,025,833 shares of Class A common stock.

For the six months ending June 30, 2006, the company had the following transactions in its Class B common stock:

➢ The Company issued 2,183,725 shares of Class A common stock for conversion of 26,204 shares of Class B common stock for Mr. Mahoney, pursuant to the provisions of the Class B common stock.

NOTE 8 - ACQUISTIONS & MERGERS

On January 6, 2004, the Company completed the merger with Thomas Pharmaceuticals Ltd (“Thomas NY”). As a result of the merger, the Shareholders of Thomas NY exchanged all of their common stock shares of Thomas NY for 500,000 Thomas Pharmaceuticals, Ltd’s (“Thomas NJ”) Series A Convertible Preferred Stock In addition, Thomas NJ assumed the assets and liabilities of Thomas NY with an aggregate value of $(93,533), which was recorded as intangible assets.

The book value of $(88,533) of Thomas NY at the time of the merger consisted of:

Cash	$36
Property and equipment	115,175
Other assets	3,778
Accounts payable & accrued expenses	(187,522)
Notes payable	(20,000)
Minority interest in subsidiary stock	(5,000)
Total	$(93,533)

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iVOICE, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2006 AND 2005

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NOTE 9 - SUBSEQUENT EVENTS

On March 21, 2006, the Company entered into a Patent Purchase Agreement with Lamson Holdings LLC, a Nevada limited liability company, for the sale of certain United States Letters Patents and/or applications for United States Letters Patents and/or foreign patents and applications. The patents or patent applications being transferred in this purchase agreement are related to: a) patent 6813341, Voice Activated/Voice Responsive item locator; b) patent 10/696,660, Voice activated, voice responsive product locator system, including product location method utilizing product bar code and aisle-situated, aisle-identifying bar code; c) patent 10/696,090, Voice activated, voice responsive product locator system, including product location method utilizing product bar code and product-situated, location-identifying bar code; and d) patent 10/696,701, Product location method utilizing product bar code and aisle-situated, aisle-identifying bar code. A portion of the proceeds will be disbursed to GlynnTech, Inc. for patents that are co-owned by the President of GlynnTech, Inc., Kenneth Glynn. On July 28, 2006, we concluded the sale of the patents to Lamson Holdings LLC for the net proceeds of $136,000. The net proceeds will be used to pay down a portion of the Cornell Debentures.

In June 2006, we announced additional plans to enter the alternative energy sector. We are currently in final negotiations to acquire a company that will own the rights to BioDiesel technology, the fastest growing alternative fuel in America. We will hold a majority interest in the new venture permitting us to consolidate the performance of these operations for financial reporting purposes. In July 2006, we announced that we had entered into an Option Agreement to acquire four acres of land in Hanover County, Virginia, approximately 20 miles from Richmond, Virginia, together with all improvements, easements, water rights, mineral rights and other structures for a total cost of $800,000.

On July 7, 2006, the Company issued 2,314,815 shares of Class A common stock to Cornell Capital as repayment of principal on the Cornell Secured Convertible Debentures.

On August 9, 2006, iVoice, Inc. entered into a Stock Purchase Agreement by and among Thomas Pharmaceutical Acquisition Corp (“TPA”), a Delaware corporation and Thomas Pharmaceuticals, Ltd (“TPL”), a New Jersey corporation, a wholly owned subsidiary of iVoice, Inc., whereby TPA agreed to purchase all the TPL securities held by iVoice. These securities include the Class A common stock, Series B Convertible Preferred Stock, Secured Convertible Debentures and Administrative Service Convertible Debenture for $1,235,100, plus a 25% premium and accrued interest and interest and dividends accrued under the terms of such securities through the Closing Date. The closing will occur when TPA secures financing to consummate the transaction. However, iVoice may terminate this Stock Purchase Agreement should this transaction not be completed by October 31, 2006.

PROSPECTUS

_____________

1,122,178,413 Shares of Class A Common Stock

iVOICE, INC.

______________, 2006

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about iVoice, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

_____________

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of iVoice, Inc. after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

_____________

All dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the New Jersey Business Corporations Act, any corporation in the State of New Jersey has the power to indemnify a corporate agent, including an officer and director, against his expenses and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably believed to be in the best interests of the corporation, and (b) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumption that such corporate agent did not meet the applicable standards of conduct.

Our bylaws provide that we will indemnify a person who was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of iVoice, Inc.) by reason of the fact that such person is or was our director or an officer against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner that that person reasonably believed to be in the best interests of iVoice and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful. Our bylaws also provide that we will indemnify a person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of iVoice to procure a judgment in its favor by reason of the fact that said person is or was our director or an officer against expenses actually and reasonably incurred in connection with the defense or settlement of that action if that person acted in good faith, in a manner that that person reasonably believed to be in the best interests of iVoice and with such care, including reasonable inquiry, that such action would not be deemed grossly negligent on the part of such person.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,192
Transfer agent’s, trustee’s and depository’s fees and expenses
Printing and engraving expenses	5,500
Legal fees and expenses	72,000
Accounting fees and expenses	18,500
Miscellaneous	2,808

Total expenses	$100,000

RECENT SALES OF UNREGISTERED SECURITIES

Sales of Unregistered Securities.

During the past 3 years, we issued the following unregistered securities pursuant to various exemptions from registration under the Securities Act of 1933, as amended:

On June 7, 2006, we issued 1,000,000 shares of Class A common stock for investor relations services, pursuant to the Consultant Agreement dated June 6, 2006 between iVoice, Inc and CEO Cast, Inc.

On May 11, 2006, the remaining principal balance of the May 25, 2004 promissory note of $333,760 and $170,016 of accrued interest was converted to a $503,776 secured convertible debenture due on May 11, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On May 11, 2006, the remaining principal balance of the June 15, 2005 promissory note of $5,000,000 and $544,110 of accrued interest was converted to a $5,544,110 secured convertible debenture due on May 11, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On May 25, 2006, we issued to Cornell a $1,250,000 secured convertible debenture due on May 25, 2008 with an interest of 7.5% per annum pursuant to a Securities Purchase Agreement entered into between us and Cornell.

On June 15, 2005, we issued a secured promissory note totaling $5,000,000 payable to Cornell Capital Partners, LP.

On January 3, 2004, we issued 3,030,303 shares of Class A common stock to the law firm of Butler Gonzalez LLP, as partial payment for its services as escrow agent in connection with the standby equity distribution agreement dated December 31, 2003 between us and Cornell Capital Partners, L.P.

On January 3, 2004, we issued 300,000,000 shares of Class A common stock to Cornell Capital Partners, L.P. as a one-time commitment fee pursuant to the standby equity distribution agreement dated December 31, 2003 between us and Cornell Capital Partners, L.P.

On January 3, 2004, we issued 3,030,303 shares of Class A common stock to CapStone Investments, as payment for its services as placement agent in connection with the standby equity distribution agreement dated December 31, 2003 between us and Cornell Capital Partners, L.P.

On April 1, September 4 and September 29, 2003, we issued 50,000,000 shares, 25,000,000 shares and 25,000,000 shares respectively, of our Class A Common Stock to Stone Street Advisors for consulting services rendered valued at $242,000.

We relied upon the exemption provided in Section 4(2) of the Securities Act and/or Rule 506 thereunder, which covers “transactions by an issuer not involving any public offering,” to issue securities discussed above without registration under the Securities Act of 1933. The Company made a determination in each case that the person to whom the securities were issued did not need the protections that registration would afford. The certificates representing the securities issued displayed a restrictive legend to prevent transfer except in compliance with applicable laws, and our transfer agent was instructed not to permit transfers unless directed to do so by our Company, after approval by our legal counsel. The Company believes that the investors to whom securities were issued had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment. The Company also believes that the investors had access to the same type of information as would be contained in a registration statement.

EXHIBITS

Exhibit	Description

3.1	Certificate of Incorporation of iVoice, Inc., a New Jersey corporation, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 10-QSB for the period ended March 31, 2003.
3.2
Amendment to the Certificate of Incorporation of iVoice, Inc., filed with the Treasurer of the State of New Jersey on June 9, 2005, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K dated June 9, 2005.

3.3
Amendment to the Certificate of Incorporation of iVoice, Inc., filed with the Treasurer of the State of New Jersey on June 17, 2005, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K dated June 9, 2005.

3.4	By-laws of iVoice, Inc., a New Jersey corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 10-QSB for the period ended March 31, 2003.
3.5
Amendment to the Certificate of Incorporation of iVoice, Inc., filed with the Treasurer of the State of New Jersey on April 7, 2006, incorporated herein by reference to Exhibit 3.1 of the Registrant’s Form 8-K dated March 30, 2006.

4.1
Secured Convertible Debenture dated May 11, 2006, between Cornell Capital Partners, LP and iVoice, Inc. for the principal value of $5,544,110. (incorporated herein by reference to Exhibit 4.1 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

4.2
Secured Convertible Debenture dated May 11, 2006, between Cornell Capital Partners, LP and iVoice, Inc. for the principal value of $503,776. (incorporated herein by reference to Exhibit 4.2 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

4.3
Secured Convertible Debenture dated May 25, 2006, between Cornell Capital Partners, LP and iVoice, Inc. for the principal value of $1,250,000. (incorporated herein by reference to Exhibit 4.3 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

4.4
Warrant to Purchase 10,000,000 shares of common stock issued to Cornell Capital Partners, LP on May 25, 2006 at an exercise price per share of $.30. (incorporated herein by reference to Exhibit 4.4 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

4.5
Warrant to Purchase 10,000,000 shares of common stock issued to Cornell Capital Partners, LP on May 25, 2006 at an exercise price per share of $.40. (incorporated herein by reference to Exhibit 4.5 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

4.6
Warrant to Purchase 10,000,000 shares of common stock issued to Cornell Capital Partners, LP on May 25, 2006 at an exercise price per share of $.50. (incorporated herein by reference to Exhibit 4.6 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

5.1	Opinion of Meritz & Muenz, LLP (incorporated herein by reference to Exhibit 5.1 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).
10.01
Letter Agreement dated January 24, 2003 between iVoice, Inc. and Mr. Jerome Mahoney. (incorporated herein by reference to Exhibit 10.27 to the Registration Statement on Form SB-2 filed on January 24, 2003 ).

10.02
Standby Equity Distribution Agreement dated December 31, 2003 between iVoice, Inc. and Cornell Capital Partners, L.P. (incorporated herein by reference to Exhibit 10.28 of the Registration Statement on Form SB-2 filed on January 2, 2004).

10.03
Registration Rights Agreement dated December 31, 2003 between iVoice, Inc. and Cornell Capital Partners, L.P. . (incorporated herein by reference to Exhibit 10.29 of the Registration Statement on Form SB-2 filed on January 2, 2004).

10.04
Placement Agent Agreement dated December 31, 2003 between iVoice, Inc. and CapStone Investments . (incorporated herein by reference to Exhibit 10.30 of the Registration Statement on Form SB-2 filed on January 2, 2004).

10.05
Escrow Agreement dated December 31, 2003 among iVoice, Inc., Cornell Capital Partners, L.P. and Butler Gonzalez LLP . (incorporated herein by reference to Exhibit 10.31 of the Registration Statement on Form SB-2 filed on January 2, 2004).

10.06
Letter Agreement dated December 19, 2003 between iVoice, Inc. and Jerome Mahoney. (incorporated herein by reference to Exhibit 10.28 of the Registration Statement on Form SB-2\A filed on February 5, 2004).

10.07
Administrative Services Agreement dated February 22, 2003 between iVoice, Inc. and Trey Resources, Inc. . (incorporated herein by reference to Exhibit 10.34 of the Registration Statement on Form SB-2 filed on January 2, 2004).

10.08
Consulting Services Agreement dated July 27, 2003 between iVoice, Inc. and Stone Street Advisors, LLC (incorporated herein by reference to Exhibit 10.6 of the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, filed with the SEC on November 14, 2003).

10.09
Assignment Agreement dated May 24, 2005 between iVoice, Inc, Cornell Capital Partners, LP and Corporate Strategies, Inc. (incorporated herein by reference to Exhibit 10.1 to the Current Statement on Form 8-K filed on June 3, 2005).

10.10
Security Agreement dated May 24, 2005 between iVoice, Inc and Cornell Capital Partners, LP (incorporated herein by reference to Exhibit 10.2 to the Current Statement on Form 8-K filed on June 27, 2005).

10.11
Secured Promissory Note dated June 15, 2005 between iVoice, Inc and Cornell Capital Partners, LP (incorporated herein by reference to Exhibit 10.1 to the Current Statement on Form 8-K filed on June 27, 2005).

10.12
Consulting Services Agreement dated May 24, 2005 between iVoice, Inc and Cornell Capital Partners, LP (incorporated herein by reference to Exhibit 10.4 to the Current Statement on Form 8-K filed on June 27, 2005).

10.13	iVoice, Inc. 2003 Stock Incentive Plan incorporated herein by reference to Exhibit 10.1 to the Form S-8 filed on November 21, 2003.
10.14	iVoice, Inc. 2005 Stock Incentive Plan incorporated herein by reference to Appendix A to the Schedule 14A filed on February 27, 2006.
10.15
Amended and Restated Security Agreement, dated May 25, 2006 between Cornell Capital Partners, LP and iVoice, Inc. (incorporated herein by reference to Exhibit 10.15 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

10.16
Investor Registration Rights Agreement, dated May 25, 2006, between iVoice, Inc. and Cornell Capital Partners, LP. (incorporated herein by reference to Exhibit 10.16 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

10.17
Securities Purchase Agreement, dated May 25, 2006, iVoice, Inc. and Cornell Capital Partners, LP. (incorporated herein by reference to Exhibit 10.17 of the Registration Statement on Form SB-2 (File No. 333-134555) filed on May 30, 2006).

10.18
Agreement and Plan of Merger dated January 6, 2006 by and among iVoice, Inc., Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual (incorporated herein by reference to Exhibit 10.1 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.19
Secured Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation. for the sum of $360,000 (incorporated herein by reference to Exhibit 10.2 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.20
Administrative Services Agreement dated January 6, 2006 between Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation and iVoice, Inc. (incorporated herein by reference to Exhibit 10.3 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.21
Security Agreement dated January 6, 2006 by and between iVoice, Inc. and Thomas Pharmaceuticals, Ltd., a New Jersey corporation (incorporated herein by reference to Exhibit 10.4 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.22
Shareholders Agreement dated January 6, 2006 by and among iVoice, Inc., Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, Thomas Pharmaceuticals Ltd., a New York corporation, Farris M. Thomas, Jr., an individual, John E. Lucas, an individual, Richard C. Brogle, Nina Schwalbe, an individual, John H. Kirkwood, an individual, and Maureen Gillespie, an individual (incorporated herein by reference to Exhibit 10.5 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.23
Investors Registration Rights Agreement dated January 6, 2006 by and between iVoice, Inc. and Thomas Pharmaceuticals, Ltd., a New Jersey corporation (incorporated herein by reference to Exhibit 10.6 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.24
Escrow Agreement dated January 6, 2006 by and among iVoice, Inc., Thomas Pharmaceuticals, Ltd. (f/k/a iVoice Acquisition Corp.), a New Jersey corporation, and Meritz & Muenz LLP (incorporated herein by reference to Exhibit 10.7 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.25
Administrative Services Convertible Debenture dated January 6, 2006 issued by Thomas Pharmaceuticals, Ltd. a New Jersey corporation. for the sum of $100,000 (incorporated herein by reference to Exhibit 10.8 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.26
Employment Agreement dated January 6, 2006 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and John E. Lucas (incorporated herein by reference to Exhibit 10.9 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.27
Employment Agreement dated January 6, 2006 by and between Thomas Pharmaceuticals, Ltd. a New Jersey corporation, and Farris M. Thomas, Jr. (incorporated herein by reference to Exhibit 10.10 of the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, filed with the SEC on May 15, 2006).

10.28	Stock Purchase Agreement dated August 7, 2006 by and among Thomas Pharmaceuticals Ltd., Thomas Pharmaceutical Acquisition Corp. and iVoice, Inc. *

14.1	Code of Ethics incorporated by reference to Exhibit 14.1 filed with the Registrant’s Form 10-KSB for the fiscal year ended December 31, 2005.
21	List of Subsidiaries (previously filed as an Exhibit to Form 10-KSB filed on March 31, 2006, File No. 000-2934 and incorporated by reference).
23.1	Consent of Bagell, Josephs and Company, LLC*
23.2	Consent of Meritz & Muenz, LLP (included in Exhibit 5.1)

* Filed herewith.

UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2)
That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  Not applicable.

(5)
That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on October 23, 2006.

                        iVOICE, INC.

                        By:  /s/ Jerome R. Mahoney
                    Jerome R. Mahoney
                    President, Chief Executive Officer, Chief Financial
                            Officer, Principal Accounting Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Frank V. Esser Frank V. Esser	Director	October 23, 2006
/s/ Jerome R. Mahoney Jerome R. Mahoney	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director	October 23, 2006